    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 1996



                                                      REGISTRATION NO. 333-11445

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             PUMA TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                    7372            77-0349154
 (State or other jurisdiction        (Primary       (I.R.S. Employer
              of                     Standard        Identification
incorporation or organization)      Industrial          Number)
                                  Classification
                                   Code Number)

                            2940 NORTH FIRST STREET
                               SAN JOSE, CA 95134
                                 (408) 321-7650
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------
                                BRADLEY A. ROWE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             PUMA TECHNOLOGY, INC.
                            2940 NORTH FIRST STREET
                               SAN JOSE, CA 95134
                                 (408) 321-7650
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:


          ERIC J. LAPP, ESQ.                     MARK A. BERTELSEN, ESQ.
      WILLIAM R. SCHREIBER, ESQ.                   JOSE F. MACIAS, ESQ.
     GRAY CARY WARE & FREIDENRICH                 DON S. WILLIAMS, ESQ.
      A Professional Corporation             WILSON SONSINI GOODRICH & ROSATI
         400 Hamilton Avenue                     Professional Corporation
         Palo Alto, CA 94301                        650 Page Mill Road
            (415) 328-6561                         Palo, Alto, CA 94304
                                                      (415) 493-9300


                           --------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
-------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
-------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 1996


          [LOGO]
 3,000,000 Shares
 Common Stock


  Of the 3,000,000 shares of Common Stock, par value $0.001 per share, being offered hereby by Puma Technology, Inc. ("Puma" or the "Company"), 2,500,000 shares are being sold by Puma and 500,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.



  Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for listing on the Nasdaq National Market under the symbol "PUMA."



  For the information concerning certain risk factors which should be considered by prospective investors, see "Risk Factors" commencing on page 5.



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                                                PROCEEDS
                              PRICE                 UNDERWRITING          PROCEEDS TO           TO SELLING
                              TO PUBLIC             DISCOUNT(1)           COMPANY(2)            STOCKHOLDERS
Per Share                     $                     $                     $                     $
Total(3)                      $                     $                     $                     $

   (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


   (2) Before deducting expenses payable by the Company estimated at $800,000.


   (3) Certain Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock to cover over-allotments. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to the Selling Stockholders
      will be $        , $      and $      , respectively. See "Underwriting."


  The shares of Common Stock are offered by the Underwriters, subject to prior sale, when and as if delivered to and accepted by them, and subject to approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. Delivery of the shares of Common Stock offered hereby to the Underwriters is expected to be made in New York, New
  York, on or about        , 1996.


        DEUTSCHE MORGAN GRENFELL                ALEX. BROWN & SONS
                                                   INCORPORATED

  The date of this Prospectus is             , 1996.

[Schematic drawing depicting the personal computer as the central device connecting a variety of computing devices via Puma's advanced synchronization and wireless infrared connectivity software.]


    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, AND UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS: (I) GIVES EFFECT TO THE REINCORPORATION OF THE COMPANY IN DELAWARE PRIOR TO THE EFFECTIVE DATE OF THIS PROSPECTUS; (II) REFLECTS THE EXERCISE OR CONVERSION OF ALL OUTSTANDING WARRANTS (EXCEPT THE INTEL WARRANT, AS DEFINED HEREIN), DEBENTURES AND PREFERRED STOCK TO COMMON STOCK UPON THE CLOSING OF THE OFFERING AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                               PROSPECTUS SUMMARY
                                  THE COMPANY


    Puma Technology, Inc. develops, markets and supports mobile data exchange ("MDE") software which allows users to easily access, exchange and synchronize information stored on a variety of different computing devices, including notebook and handheld computers, personal electronic organizers, smart phones and smart pagers. The Company's MDE software is designed to improve the productivity of business professionals who are increasingly relying on mobile computing devices to address their growing needs for accessible, up-to-date information, whether in or out of the office. Puma's TranXit product family ("TranXit") is a leading software solution for file transfer, directory synchronization and wireless printing, specifically designed to operate over convenient infrared connections. Puma's IntelliSync product family allows "content-aware" data synchronization among different computing devices and, along with TranXit, offers solutions for convenient, reliable and cost-effective mobile data exchange. Puma currently has OEM and marketing relationships with more than 70 hardware and software vendors, including Compaq, Gateway 2000, Geoworks, HP, IBM, Motorola, NEC, Seiko, Sharp, Toshiba and U.S. Robotics. For example, Puma jointly markets the IntelliSync for Pilot product with the U.S. Robotics Pilot, a popular handheld computer. Puma's customers include AST, Compaq, Fujitsu, Gateway 2000, Hitachi, IBM, Matsushita, Mitsubishi Electronic, Motorola, NEC, Olivetti, Samsung, Seiko, Sharp, Texas Instruments and Toshiba.


                                  THE OFFERING



Common Stock offered......................................................  3,000,000 shares (including 2,500,000 shares by the
                                                                            Company and 500,000 shares by the Selling Stockholders)
Common Stock to be outstanding after this offering........................  11,908,187 shares(1)
Use of Proceeds...........................................................  For working capital and general corporate purposes.
Proposed Nasdaq National Market Symbol....................................  PUMA



       SUMMARY CONSOLIDATED AND PRO FORMA COMBINED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     FISCAL YEAR ENDED     PRO FORMA                   QUARTER ENDED
                                    PERIOD FROM                             COMBINED     ------------------------------------------
                                  AUGUST 27, 1993   -------------------   FISCAL YEAR                           APRIL
                                  (INCEPTION) TO    JULY 31,   JULY 31,    ENDED JULY    OCT. 31,   JAN. 31,     30,      JULY 31,
                                   JULY 31, 1994      1995     1996(2)    31, 1996(3)      1995       1996     1996(3)      1996
                                  ---------------   --------   --------   ------------   --------   --------   --------   ---------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenue.........................       $  70        $   860    $ 7,716       $8,831       $1,152     $1,752    $ 2,101     $ 2,711
Gross profit....................          70            783      7,043        7,672        1,047      1,637      1,959       2,400
  Research and development......         529          1,840      3,107        3,469          686        676        750         995
  Sales and marketing...........         175            580      2,169        2,657          265        494        652         758
  General and administrative....         326            500      1,064        1,583          160        232        236         436
  In-process research and
    development.................          --             --      2,680           --           --         --      2,680          --
Operating income (loss).........        (960)        (2,137)    (1,977)         (37)         (64)       235     (2,359)        211
Net income (loss)...............       $(954)       $(2,146)   $(2,401)      $ (610)      $ (127)    $  129    $(2,492)    $    89
Pro forma net income (loss) per
 share (4)......................                               $ (0.25)      $(0.06)      $(0.01)    $ 0.01    $ (0.26)    $  0.01
Shares used in pro forma per
 share calculation (4)..........                                 9,474        9,474        9,397      9,861      9,488       9,908


                                  OCT. 31,
                                    1996
                                  --------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenue.........................   $3,202
Gross profit....................    2,845
  Research and development......    1,201
  Sales and marketing...........      878
  General and administrative....      427
  In-process research and
    development.................       --
Operating income (loss).........      339
Net income (loss)...............   $  227
Pro forma net income (loss) per
 share (4)......................   $ 0.02
Shares used in pro forma per
 share calculation (4)..........   10,112


                                                                                                        AT OCTOBER 31, 1996
                                                                                                  --------------------------------
                                                                                                      ACTUAL        PRO FORMA(5)
                                                                                                  ---------------  ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...............................................     $   2,333        $   2,738
Total assets....................................................................................         6,703            7,108
Convertible debenture...........................................................................           948               --
Stockholders' equity............................................................................         2,840            4,193


                                                                                                      PRO FORMA
                                                                                                   AS ADJUSTED(6)
                                                                                                  -----------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...............................................      $  22,863
Total assets....................................................................................         27,233
Convertible debenture...........................................................................             --
Stockholders' equity............................................................................         24,318


-------------

(1) Excludes (i) 1,212,362 shares of Common Stock subject to outstanding options at a weighted average price of $3.37 per share and (ii) 140,000 shares of Common Stock subject to an outstanding warrant at an exercise price of $5.50 per share held by Intel Corporation (the "Intel Warrant"). See "Management--Stock Plans" and Notes 6, 7 and 10 of Notes to Consolidated Financial Statements.


(2) Excluding the impact of in-process research and development, the net income and pro forma net income per share for the quarter ended April 30, 1996 and the fiscal year ended July 31, 1996 would have been $188,000 and $279,000, respectively, and $0.02 per share and $0.03 per share, respectively.


(3) The pro forma combined statement of operations reflects the combined operations of the Company and IntelliLink as if the acquisition, which was completed on April 30, 1996, had been completed on August 1, 1995, excludes the non-recurring charge of $2.7 million related to in-process research and development resulting from the acquisition and includes an additional charge for the amortization of goodwill and other intangible assets. See Unaudited Pro Forma Combined Statement of Operations.


(4) See Note 1 of Notes to Consolidated Financial Statements for the method used to determine the number of shares used in pro forma per share calculation.


(5) The pro forma balance sheet data gives effect, prior to or upon the closing of this offering (the "Offering") to: (i) the conversion of all outstanding shares of Preferred Stock into 4,374,726 shares of Common Stock; (ii) the issuance of 135,000 shares of Common Stock upon the full exercise of certain outstanding warrants at a price per share of $3.00 and the receipt of net proceeds therefrom; (iii) the issuance of 184,536 shares of Common Stock upon the net exercise of certain outstanding warrants at an assumed public offering price of $9.00 per share and (iv) the issuance of approximately 342,000 shares of Common Stock of the Company upon the conversion of principal and all accrued interest related to an outstanding 7.0% Convertible Debenture which is convertible at approximately $2.77 per share (the "Convertible Debenture").


(6) Adjusted to reflect the sale of the 2,500,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $9.00 per share and after deducting the estimated underwriting discount and estimated offering expenses). See "Use of Proceeds" and "Capitalization."

                                  THE COMPANY

    Puma Technology, Inc. ("Puma" or the "Company") develops, markets and supports mobile data exchange ("MDE") software which allows users to easily access, exchange and synchronize information stored on a variety of different computing devices, including notebook and handheld computers, personal electronic organizers, smart phones and smart pagers. The Company's MDE software is designed to improve the productivity of business professionals who are increasingly relying on mobile computing devices to address their growing needs for accessible, up-to-date information, whether in or out of the office. Puma's TranXit product family ("TranXit") is the leading software solution specifically designed to utilize wireless infrared ("IR") connectivity technology for file exchange, synchronization and printing. Puma's lntelliSync product family allows "content-aware" data synchronization among computing devices and, along with TranXit, offers solutions for convenient, reliable and cost-effective mobile data exchange.


    Business professionals are continuously seeking ways to improve productivity and, as a result, are increasingly using the growing number of new, innovative mobile computing devices. In order to manage information effectively, these users need convenient connectivity and synchronization solutions for the specific combination of devices and applications that they use. MDE software solutions allow users to synchronize information maintained separately on multiple devices (e.g., contact databases maintained by a mobile professional using a handheld computer in the field and by a support colleague using a desktop PC in the office). A software solution that links such different devices must address multiple hardware architectures, operating systems, communications architectures and application specific data formats and structures. Puma's products are designed to increase productivity for business professionals by allowing users to easily access, exchange and synchronize information on a variety of different computing devices.



    Puma's IntelliSync product family provides content-aware data synchronization, including complete conflict resolution, between a broad range of PC-based personal information management software ("PIMs"), contact management and scheduling applications and a number of mobile computing devices. Based upon the Company's proprietary database synchronization technology, IntelliSync allows users to automatically synchronize the information on their mobile computing device directly with various PC applications in a single step, eliminating the need for intermediate conversions or translations. In addition, TranXit is the industry's leading software solution for file transfer, directory synchronization and wireless printing, specifically designed to operate over convenient wireless IR connections. TranXit is currently shipped on the vast majority of all IR-enabled notebook PCs shipped worldwide, and operates under Windows for Workgroups, Windows 3.1 and Windows 95. TranXit for DOS and TranXit for NT are expected to ship in late calendar 1996 and early calendar 1997, respectively, and each new version of TranXit is backward compatible with all previous versions.



    The Company believes that strategic relationships with mobile computing device manufacturers and software vendors are significant strengths of the Company and key to future success. Puma currently has OEM, marketing and technology relationships with more than 70 hardware and software vendors, including Compaq, Gateway 2000, Geoworks, HP, IBM, Intel, Motorola, NEC, Seiko, Sharp, Toshiba and U.S. Robotics. For example, Puma jointly markets the IntelliSync for Pilot product with the U.S. Robotics Pilot, a popular handheld computer. These relationships generally enable Puma to receive prototypes from hardware manufacturers and software vendors prior to their market introduction. Puma believes that it is thereby in a strong position to launch complementary product offerings shortly after the commercial release of these companies' new hardware and software products. These relationships also enable the Company to offer solutions simultaneously across numerous hardware devices, operating systems and applications.



    Puma licenses its software products to more than 50 OEM customers worldwide. In addition, Puma distributes its retail products through several distribution channels both domestically and internationally, including major distributors, resellers, computer dealers, retailers and mail-order companies. Internationally, the Company is represented by 14 distributors and resellers in Africa, Asia, Australia, Canada and Europe. Puma's customers include AST, Compaq, Fujitsu, Gateway 2000, Hitachi, IBM, Matsushita, Mitsubishi Electronic, Motorola, NEC, Olivetti, Samsung, Seiko, Sharp, Texas Instruments and Toshiba.


    The Company was incorporated in California in August 1993 and intends to be reincorporated in Delaware prior to the closing of the Offering. References in this Prospectus to "Puma" or the "Company" refer to Puma Technology, Inc., a Delaware corporation and, where applicable, its predecessor corporation, Puma Technology, Inc., a California corporation. The Company's subsidiaries are Puma Ireland, Inc. and IntelliLink Corp. The Company's principal executive offices are located at 2940 North First Street, San Jose, CA 95134 and its telephone number at that location is (408) 321-7650. The Company's World Wide Web site is located at http://www.pumatech.com. Information contained on the Company's Web site shall not be deemed to be part of this Prospectus.


    TranXit and Magic Xchange are registered trademarks of the Company. ClipManager,
IntelliSync, Puma Technology and SyncPro are trademarks of the Company. This Prospectus also includes trade names, trademarks and service marks of other companies.

                                  RISK FACTORS

    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS.


    LIMITED HISTORY OF OPERATIONS AND PROFITABILITY. Puma was organized in August 1993 and began shipping products in October 1994. Accordingly, the Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company has only been profitable in two quarters since inception. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in a new and evolving market such as the mobile data exchange software market. As of October 31, 1996, the Company had an accumulated deficit of $5.3 million. Although the Company has experienced increased quarterly revenue over the last five fiscal quarters in the period ended October 31, 1996, such growth rates may not be sustainable and are not indicative of future operating results. There can be no assurance that any of the Company's business strategies will be successful or that the Company's revenue growth or profitability will continue on a quarterly or annual basis. See "Selected Consolidated and Pro Forma Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company expects that its future operating results will fluctuate significantly as a result of numerous factors, including demand for the Company's products, the Company's success in developing new products, the timing of new product introductions and product enhancements by the Company and its competitors, market acceptance of the Company's new and enhanced products, the emergence of new industry standards, the timing of customer orders, the mix of products sold, competition, the mix of distribution channels employed, the evolving and unpredictable nature of the markets for the Company's products and mobile computing devices, and general economic conditions. The Company's revenue is difficult to forecast in part because the market for wireless infrared ("IR") connectivity and data synchronization software is rapidly evolving. In addition, the Company typically operates with a relatively small order backlog. As a result, quarterly sales and operating results depend in part on the volume and timing of orders received within the quarter, which are difficult to forecast. In addition, a significant portion of the Company's expense levels is fixed in advance based in large part on the Company's forecasts of future revenue. If revenue is below expectations in any given quarter, the adverse impact of the shortfall on the Company's operating results may be magnified by the Company's inability to adjust spending to compensate for the shortfall. Therefore, a shortfall in actual revenue as compared to estimated revenue would have an immediate adverse effect on the Company's business, financial condition and operating results that could be material. The Company historically has derived a substantial portion of its revenue from OEMs. Due to the Company's planned expansion into retail and reseller distribution channels, an increasing percentage of the Company's licensing activity is expected to result from the sale of products through distributors and other resellers, which sales are harder to predict and may have lower margins than other channels. Sales through such channels may contribute to increased fluctuations in operating results. A significant portion of the Company's revenue in any quarter is typically derived from sales to a limited number of customers. The Company has generally recognized a substantial portion of its revenue in the last month of each quarter, when it typically receives royalty reports from its OEM customers. Any significant deferral of purchases of the Company's products by its customers could have a material adverse effect on the Company's business, operating results and financial condition in any particular quarter, and to the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. The Company's gross margin on its service revenue is substantially lower than its gross margin on license revenue. Any increase in service revenue would have a corresponding increase in cost of revenue and may have an adverse effect on the Company's gross margins. In addition, certain of the Company's retail products contain hardware as well as software components. The Company's cost of revenue, therefore, may be higher than those of other software companies. The Company may also reduce prices or increase spending in response to competition or to pursue new market opportunities. The Company has not experienced significant effects of seasonality to date; however, the operating results of many software companies reflect seasonal fluctuations, and there can be no assurance that the Company will not experience such trends in the future. For example, sales in Europe and certain other countries typically are adversely affected in the summer months when business activities are reduced. Because of these factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. As a result of the foregoing factors, the Company's operating results and stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or net income from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    PRODUCT CONCENTRATION; RISKS ASSOCIATED WITH NEW AND EVOLVING MARKETS. The market for mobile data exchange software, including wireless IR connectivity and advanced data synchronization software, is new and evolving. To date, Puma has derived a substantial portion of its revenue from the licensing of its TranXit IR connectivity software. Although additional products are currently being sold and potential products are currently under development, the Company believes that the TranXit product family will continue to account for a significant portion of the Company's revenue for the foreseeable future. The life cycle of TranXit is difficult to estimate because of, among other factors, the emerging nature of the MDE software market and the possibility of future competition. As a result, the Company's future operating results, particularly in the near term, are dependent upon the continued market acceptance of TranXit. There can be no assurance that TranXit will continue to meet with market acceptance or that the Company will be successful in developing, introducing or marketing new or enhanced products. A decline in the demand for TranXit, as a result of competition, technological change or other factors, and the failure to successfully develop, introduce or market new or enhanced products would have a material adverse effect on the Company's business, financial condition and results of operations.


    The market for MDE software is still emerging, and there can be no assurance that it will continue to grow or that, even if the market does grow, TranXit will be adopted. Moreover, although demand for TranXit has grown in recent years with the Company's OEM customers, the Company has no accurate method of determining the extent that end-users utilize TranXit. The Company's success in generating significant revenue in these evolving markets will depend, among other things, on its ability to educate potential OEMs, retail partners and end users about the benefits of the Company's IR technology, to maintain and enhance its relationships with leading OEMs and to develop effective retail distribution channels. The inability of the Company to continue to penetrate the existing market for MDE products or the failure of current markets to grow or new markets to develop or be receptive to the Company's products would have a material adverse effect on the Company's business, operating results and financial condition. The emergence of markets for the Company's MDE products will also be affected by a variety of factors beyond the Company's control. In particular, the Company's products are designed to conform to certain standard IR and data communications specifications, many of which have not been adopted as industry standards. There can be no assurance that these specifications will be widely adopted or that competing specifications will not emerge which will be preferred by OEMs. The emergence of markets for the Company's products is also critically dependent upon continued expansion of the market for mobile computing devices and the timely introduction and successful marketing and sale of notebook and desktop personal computers ("PCs"), personal electronic organizers, smart phones and pagers. In addition, there can be no assurance that IR technology itself will be adopted as the standard or preferred technology for MDE or that manufacturers of personal computers will elect to bundle IR technology in their products. There can be no assurance that these or other factors beyond the Company's control will not adversely affect the development of markets for the Company's products.

    DEPENDENCE ON OEMS. Revenue from OEMs was 95%, 89% and 65% of revenue during fiscal 1995, fiscal 1996 and the first quarter of fiscal 1997, respectively. In fiscal 1995, NEC, Toshiba and Canon accounted for approximately 16%, 15% and 14% of the Company's revenue, respectively. In fiscal 1996, Toshiba and NEC accounted for approximately 18% and 13% of the Company's revenue, respectively. In the first quarter of fiscal 1997, Toshiba accounted for approximately 21% of the Company's revenue. Although several OEMs are subject to certain contractual minimum purchase obligations, there can be no assurance that any particular OEM will satisfy the minimum obligations. Weakening demand from any key OEM and the inability of the Company to replace revenue provided by such OEM could have a material adverse effect on the Company's business, operating results and financial condition. The Company maintains individually significant receivable balances from major OEMs. If these OEMs fail to meet their payment obligations, the Company's operating results could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Consolidated Financial Statements.


    MANAGEMENT OF GROWTH. The Company is currently experiencing rapid growth and expansion, which has placed, and will continue to place, a significant strain on its administrative, operational and financial resources and increased demands on its systems and controls. This growth has resulted in a continuing increase in the level of responsibility for both existing and new management personnel. The Company's Chief Financial Officer has recently joined the Company, and the Company anticipates that its continued growth will require it to recruit, hire, train and retain a substantial number of new engineering, managerial, sales and marketing personnel. The Company's ability to manage its growth successfully will also require the Company to continue to expand and improve its operational, management and financial systems and controls on a timely basis. For example, the Company is currently in the process of evaluating a new management information system. There can be no assurance that the Company will be able to purchase or successfully implement such a system on a timely basis. If the Company's management is unable to manage growth effectively, the Company's business, operating results and financial condition will be materially adversely affected.


    UNCERTAINTIES ASSOCIATED WITH THE INTEGRATION OF INTELLILINK. In April 1996, Puma acquired IntelliLink Corp. ("IntelliLink"), a provider of advanced data synchronization software. As a result of the acquisition the Company acquired two additional product families, as well as other technologies. In addition, 25 new employees joined the Company. IntelliLink had incurred a cumulative net loss through its acquisition by Puma on April 30, 1996 of approximately $2.5 million and earned cumulative revenue of approximately $4.2 million. In connection with the acquisition, the Company's personnel have dedicated and will continue to dedicate substantial resources in order to achieve the anticipated technological benefits and operating efficiencies from integrating the two companies. Difficulties encountered in integrating the two companies' technologies and operations could adversely affect the Company's business, operating results and financial condition. In addition, there can be no assurance that the Company will be able to develop products utilizing IntelliLink technology, that anticipated research and development costs will be sufficient to develop any such products or that any such products will achieve market acceptance and generate significant revenue. Accordingly, the increased operating expenses associated with IntelliLink's business could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT AND TIMELY INTRODUCTION OF NEW AND ENHANCED PRODUCTS. The markets for Puma's products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. The Company first introduced its TranXit products in October 1994. As its product families mature, the Company expects that their gross margins may decline. The Company's future success will depend to a substantial degree upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards. The Company budgets amounts to expend for research and development based on planned product introductions and enhancements; however, actual expenditures may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that the Company will successfully develop, introduce or manage the transition to new products. The Company has in the past, and may in the future, experience delays in the introduction of its products, due to factors internal and external to the Company. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect the Company's operating results, particularly on a quarterly basis. See "Business--Research and Development."

    DEPENDENCE ON STRATEGIC BUSINESS RELATIONSHIPS; RISKS ASSOCIATED WITH THIRD-PARTY SERVICES. Puma believes that its success is largely dependent on its strategic relationships with key participants in the PC and mobile computing device industries, including Compaq, IBM, Intel, Microsoft, NEC, Sharp, Texas Instruments, Toshiba and U.S. Robotics. These relationships generally enable Puma to receive prototypes from hardware manufacturers and software vendors prior to their market introduction. Puma is thereby in a stronger position to launch complementary product offerings shortly after the commercial release of these companies' new hardware and software products. The loss of any of these strategic relationships or any other significant partner could materially adversely affect the Company's product development efforts, its business, operating results and financial condition and its ability to realize its strategic objective to be the technological leader in its industry. In addition, the Company relies significantly on third-party services. In particular, a third-party service translates the Company's products into 13 different native languages. The Company has generally been able to obtain translated, functional versions of its products in a timely manner. However, any significant delays by such third parties could delay new or existing shipments of products and have a material adverse effect on the Company's business, operating results and financial condition.

    RISKS ASSOCIATED WITH DEVELOPMENT OF RETAIL DISTRIBUTION CHANNEL. The Company intends to distribute its products increasingly through distributors, major computer and software retailing organizations, consumer electronics stores, discount warehouse stores and other specialty retailers. The Company often sells on a purchase order basis, and there are often no minimum purchase obligations on behalf of any principal distributor or retailer. Distribution and retailing companies in the computer industry have from time to time experienced significant fluctuations in their businesses, and there have been a number of business failures among these entities. The insolvency or business failure of any significant distributor or retailer of the Company's products could have a material adverse effect on the Company's business, operating results and financial condition. Further, certain mass market retailers have established exclusive relationships under which such retailers will buy customer software only from one or two intermediaries. In such instances, the price or other terms on which the Company sells to such retailers may be materially adversely affected by the terms imposed by such intermediaries, or the Company may be unable to sell to such retailers on the terms which the Company deems acceptable.

    Retailers of the Company's products typically have a limited amount of shelf space and promotional resources, and there is intense competition among consumer software producers for adequate levels of shelf space and promotional support from retailers. The Company expects that, as the number of consumer multimedia and software products and computer platforms increases, this competition for shelf space will intensify. Due to increased competition for limited shelf space, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts, price protection and product return policies. Retailers often require software publishers to pay fees or provide other accommodations in exchange for shelf space. The Company's products constitute a relatively small percentage of each retailer's sales volume, and there can be no assurance that retailers will continue to purchase the Company's products or provide the Company's products with adequate shelf space and promotional support. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

    COMPETITION. The Company expects the market for MDE software, including data synchronization and IR connectivity software, to the extent it develops, to become intensely competitive. The Company currently faces direct competition with respect to a number of its individual products from several private companies, including Traveling Software. In addition to direct competition, the Company faces indirect competition from existing and potential customers that provide internally developed solutions. As a result, the Company must educate prospective customers as to the advantage of the Company's products versus internally developed solutions. The Company currently faces limited direct competition from major applications and operating systems software vendors who may choose to incorporate data synchronization and IR connectivity functionality into their software, thereby potentially reducing the need for OEMs to include Puma's products in their notebook and desktop PCs. For example, Microsoft's inclusion of certain features permitting data synchronization and IR connectivity between computers utilizing the Windows 95 operating system may have the effect of reducing revenue from the Company's software if users of Windows 95 perceive that their data synchronization and IR connectivity needs are adequately met by Microsoft. Certain of the companies with which the Company competes or may in the future compete, including internal software development groups of its current and potential customers, have substantially greater financial, marketing, sales and support resources and may have more "brand-name" recognition than the Company. There can be no assurance that the Company will be able either to develop software comparable or superior to software offered by its current or future competitors or to adapt to new technologies, evolving industry standards and changes in customer requirements. In addition, the PC and mobile computing device markets experience intense price competition, and the Company expects that, in order to remain competitive, it may have to decrease its unit royalties on certain products. See "Business--Competition."

    DEPENDENCE ON KEY PERSONNEL. Puma's success depends to a significant degree upon the continuing contributions of its engineering, management, sales and marketing personnel. The Company has few employment contracts with its key personnel and does not maintain any key person life insurance policies. The loss of key management or technical personnel could adversely affect the Company. The Company believes that its future success will depend in large part upon its ability to attract and retain highly-skilled engineering, management, sales and marketing personnel. In particular, the Company is currently attempting to recruit new engineering personnel; however, there can be no assurance that the Company will be successful at hiring or retaining these personnel. Failure to recruit, hire, train and retain key personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "Management."

    PROPRIETARY RIGHTS, RISKS OF INFRINGEMENT AND SOURCE CODE RELEASE. Puma relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and name recognition are essential to establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company currently has one issued United States patent that expires in 2012 and has three patent applications pending. In addition, the Company has corresponding international patent applications pending under the Patent Cooperation Treaty in countries to be designated at a later date. There can be no assurance that the Company's patent will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around the patents owned by the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. The Company distributes its software products in the United States, Japan, Taiwan and member countries of the European Union. The laws of some foreign countries in which the Company does business, in particular Taiwan, do not ensure that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology. There can be no assurance that the Company will not distribute its software products in the future to countries where the enforcement of proprietary rights may be equally or more uncertain. The Company has also entered into source code escrow agreements with a limited number of its customers requiring release of source code in certain circumstances. Such agreements generally provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its support obligations. The Company also provides its source code to foreign language translation service providers and consultants to the Company in limited circumstances. The provision of source code may increase the likelihood of misappropriation by third parties.

    The Company is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources or cause product shipment delays. In addition, such claims could require the Company to discontinue the use of certain software codes or processes, to cease the manufacture, use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology. There can be no assurance that the Company would be able to develop alternative technologies or to obtain such licenses or, if a license were obtainable, that the terms would be commercially acceptable to the Company. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially adversely affected. See "Business--Proprietary Rights."

    DEPENDENCE ON LICENSED TECHNOLOGY. Puma licenses technology on a non-exclusive basis from several companies for use with its products and anticipates that it will continue to do so in the future. The inability of the Company to continue to license this technology or to license other necessary technology for use with its products or substantial increases in royalty payments under third-party licenses could have a material adverse effect on its business, operating results and financial condition. In addition, the effective implementation of the Company's products depends upon the successful operation of these licenses in conjunction with the Company's products, and therefore any undetected errors in products resulting from such licenses may prevent the implementation or impair the functionality of the Company's products, delay new product introductions and injure the Company's reputation. Such problems could have a material adverse effect on the Company's business, operating results and financial condition.

    PRODUCT ERRORS; PRODUCT LIABILITY. Software products as complex as those offered by Puma typically contain undetected errors or failures when first introduced or as new versions are released. Testing of the Company's products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which the Company's customers may deploy these products. Accordingly, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found after commencement of commercial shipments, resulting in loss of or delay in market acceptance, any of which could have a material adverse effect upon the Company's business, operating results and financial condition. Further, the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. Although the Company has not experienced any product liability claims, the sale and support of products by the Company entails the risk of such claims. The Company does not currently maintain product liability insurance. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

    RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. International revenue accounted for approximately 71%, 67% and 58% of Puma's revenue in fiscal 1995, fiscal 1996 and the first quarter of fiscal 1997, respectively, and the Company expects that international revenue will continue to account for a significant portion of its future revenue. Revenue from the Company's international operations is subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable and potentially adverse tax consequences. In addition, sales in Europe and certain other parts of the world typically are adversely affected in the summer months of each year when many customers and users reduce their business activities. These seasonal factors may have a material adverse effect on the Company's business, operating results and financial condition. Although the Company's revenue is currently denominated in U.S. dollars, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Furthermore, future international activity may result in foreign currency denominated sales, particularly if international revenue from distributors increases. Consequently, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."



    Royalty income derived by the Company from customers in certain countries, such as Japan and Taiwan, is subject to withholding income taxes. The amount and mix of the Company's income derived from such customers will impact the Company's provision for income taxes. Differences in the amount and mix of the Company's income actually derived from customers subject to foreign withholding taxes as compared to the amounts forecasted by the Company may adversely impact the Company's tax rate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    UNCERTAINTY AS TO USE OF PROCEEDS. The principal purposes of this offering are to obtain additional working capital, to create a public market for the Company's Common Stock and to facilitate future access by the Company to public equity markets. The Company expects to use the net proceeds of the offering for working capital and other general corporate purposes. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, products or otherwise to obtain the right to use complementary technologies which broaden or enhance the Company's current product offerings. There are no current agreements or negotiations with respect to any acquisitions, investments or other transactions. As of the date of the Prospectus, the Company has no specific plans as to the use of the net proceeds from this offering, and will have broad discretion in the application of the proceeds. Pending any such uses, the net proceeds will be invested in interest-bearing securities. See "Use of Proceeds."

    NO PRIOR TRADING MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the Representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. The trading price of the Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the software and other technology industries, adoption of new accounting standards affecting the software industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. These broad market fluctuations may materially adversely affect the market price of the Company's Common Stock. See "Underwriting."

    CONTROL BY EXISTING STOCKHOLDERS; CERTAIN CHARTER, BYLAW AND OTHER PROVISIONS. The Company's officers, directors, holders of 5% or more of the Company's Common Stock and their affiliates will, in the aggregate, beneficially own approximately 51% of the Company's outstanding shares after the Offering. As a result, these stockholders, acting together, would be able to control most matters requiring approval by the stockholders of the Company, including the election of directors. In addition, the Company's Bylaws and indemnity agreements provide that the Company will indemnify officers and directors against losses they may incur in legal proceedings resulting from their service to the Company. Certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other contractual provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the stockholders, eliminate the right of stockholders to act by written consent, eliminate cumulative voting and impose various super-majority voting requirements and other procedures and requirements which could make it more difficult for stockholders to affect certain corporate actions. These provisions could also have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock-- Preferred Stock" and "Description of Capital Stock--Delaware Law and Certain Charter Provisions."


    BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS. The completion of the offering made by this Prospectus will benefit the selling stockholders through the sale of 500,000 shares at a large gain. In addition, this offering will benefit all current stockholders of the Company, including its directors and executive officers, indirectly by, among other things, creating a public market for the Company's Common Stock, thereby increasing liquidity and potentially increasing the market value of such stockholders' investment in the Company. Assuming a public offering price of $9.00 per share, following the Offering the current stockholders of the Company will own shares having an aggregate unrealized gain of $74.8 milion. See "Dilution."



    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of the Company's Common Stock in the public market after the offering could adversely affect prevailing market prices for the Common Stock. The 3,000,000 shares of Common Stock offered hereby will be freely tradeable without restriction in the public market. Taking into account restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act"), rules promulgated by the Securities and Exchange Commission thereunder and lock-up agreements between certain stockholders and the Company or Deutsche Morgan Grenfell Inc., the number of additional shares that will be available for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144 under the Securities Act, will be as follows: (i) 57,529 additional shares will be eligible for immediate sale as of the date of this Prospectus and (ii) approximately 6,232,149 additional shares will be eligible for sale beginning 180 days after the date of this Prospectus. Approximately 2,606,403 remaining shares will not be eligible for sale pursuant to Rule 144 until the expiration of their two-year holding periods, which will expire between October 1997 and August 1998. Deutsche Morgan Grenfell Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. Upon the closing of the offering, holders of 3,874,726 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. In addition, the Company intends to file a registration statement on Form S-8 under the Securities Act approximately 180 days after the date of this Prospectus to register 1,759,212 shares of Common Stock reserved for issuance under its 1993 Stock Option Plan and its 1996 Employee Stock Purchase Plan. As of October 31, 1996, options were outstanding to purchase 1,212,362 shares at a weighted average exercise price per share of $3.37. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."


    DILUTION. Purchasers of the Common Stock offered hereby will suffer immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. To the extent outstanding options to purchase the Company's Common Stock or the Intel Warrant are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby are estimated to be $20.1 million assuming the shares offered hereby are sold at a public offering price of $9.00 per share and after deducting the estimated underwriting discount and estimated offering expenses. The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered by Selling Stockholders. The principal purposes of this initial public offering are to obtain additional working capital, to create a public market for the Company's Common Stock, to facilitate future access by the Company to public capital markets, to enhance the Company's ability to use its Common Stock as consideration for acquisitions and as a means of attracting and retaining key employees. The Company expects to use the net proceeds of the Offering for general corporate purposes including product development, sales and marketing and working capital. The Company may use a portion of the net proceeds to acquire businesses, technologies or products complementary to the Company's business. Although the Company has from time to time engaged in discussions with respect to possible acquisitions, it has no present understandings, commitments or agreements, nor is it currently engaged in any discussions or negotiations with respect to any such transaction. Pending such uses, the Company intends to invest the net proceeds from the Offering in investment-grade, interest-bearing instruments.


                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its stock. The Company currently anticipates that it will retain all future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of October 31, 1996, (i) on an actual basis, (ii) on a pro forma basis after giving effect to the conversion of all outstanding shares of Preferred Stock into 4,374,726 shares of Common Stock, the issuance of 135,000 shares of Common Stock upon the full exercise of certain outstanding warrants at an exercise price per share of $3.00 (and the receipt of net proceeds therefrom), the issuance of 184,536 shares of Common Stock upon the net exercise of certain outstanding warrants at an assumed public offering price of $9.00 per share and the conversion of principal and all accrued interest related to the Convertible Debenture into approximately 342,000 shares of Common Stock of the Company and
(iii) on a pro forma as adjusted basis to reflect the sale of 2,500,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $9.00 per share) and the application of the estimated net proceeds therefrom. The information set forth below should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.



                                                                                     OCTOBER 31, 1996(1)
                                                                            --------------------------------------
                                                                                                     PRO FORMA AS
                                                                             ACTUAL     PRO FORMA      ADJUSTED
                                                                            ---------  -----------  --------------
                                                                             (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                                        SHARE AMOUNTS)
Capital lease obligations, net of current portion.........................  $      19   $      19     $       19
Convertible debenture.....................................................        948          --             --
                                                                            ---------  -----------  --------------
                                                                                  967          19             19
                                                                            ---------  -----------  --------------
Stockholders' equity:
  Preferred stock; $0.001 par value; 3,500,000 shares authorized actual;
    2,000,000 shares authorized, none issued and outstanding pro forma and
    pro forma as adjusted.................................................         --          --             --
    Series A convertible preferred stock, $0.001 par value; 2,000,000 shares designated, 1,468,977 shares issued and outstanding actual;
      none designated, issued and outstanding pro forma and pro forma as
      adjusted............................................................          2          --             --
    Series B convertible preferred stock, $0.001 par value; 1,500,000 shares designated, 1,151,057 shares issued and outstanding actual;
      none designated, issued and outstanding pro forma and pro forma as
      adjusted............................................................          1          --             --
    Series C convertible preferred stock, $0.001 par value; 285,715 shares designated, issued and outstanding actual; none designated, issued
      and outstanding pro forma and pro forma as adjusted.................         --          --             --
  Common stock, $0.001 par value; 20,000,000 shares authorized, 4,371,925 shares issued and outstanding actual; 40,000,000
    shares authorized pro forma and pro forma as adjusted; 9,408,187 shares issued and outstanding pro forma, and 11,908,187 shares issued
    and outstanding pro forma as adjusted.................................          4           9             12
  Additional paid-in capital..............................................      8,684      10,035         30,157
  Receivable from stockholders............................................       (476)       (476)          (476)
  Deferred stock compensation.............................................       (101)       (101)          (101)
  Accumulated deficit.....................................................     (5,274)     (5,274)        (5,274)
                                                                            ---------  -----------  --------------
    Total stockholders' equity............................................      2,840       4,193         24,318
                                                                            ---------  -----------  --------------
      Total capitalization................................................  $   3,807   $   4,212     $   24,337
                                                                            ---------  -----------  --------------
                                                                            ---------  -----------  --------------


---------

(1) EXCLUDES (I) 1,212,362 SHARES OF COMMON STOCK SUBJECT TO OUTSTANDING OPTIONS AT A WEIGHTED AVERAGE EXERCISE PRICE OF $3.37 PER SHARE; (II) 1,509,212 SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE COMPANY'S 1993 STOCK OPTION PLAN; (III) 250,000 SHARES OF COMMON STOCK RESERVED BUT UNISSUED UNDER THE COMPANY'S 1996 EMPLOYEE STOCK PURCHASE PLAN AND (IV) 140,000 SHARES OF COMMON STOCK SUBJECT TO THE INTEL WARRANT AT AN EXERCISE PRICE OF $5.50 PER SHARE. SEE "MANAGEMENT--STOCK PLANS" AND NOTES 6, 7 AND 10 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                    DILUTION


    The pro forma net tangible book value of the Company as of October 31, 1996, was $3.6 million, or $0.39 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of the Company's Preferred Stock into 4,374,726 shares of Common Stock upon completion of the Offering, the issuance of 135,000 shares of Common Stock upon the full exercise of certain outstanding warrants (at an exercise price of $3.00 per share), the issuance of 184,536 shares of Common Stock upon the net exercise of certain outstanding warrants (at an assumed public offering price of $9.00 per share) and the conversion of principal and all accrued interest related to the Convertible Debenture into approximately 342,000 shares of Common Stock of the Company. After giving effect to the sale by the Company of 2,500,000 shares offered hereby (at an assumed initial public offering price of $9.00 per share and after deducting the estimated underwriting discount and estimated offering expenses), the adjusted pro forma net tangible book value of the Company as of October 31, 1996, would have been approximately $23.8 million, or $2.00 per share. This represents an immediate increase in such net tangible book value of $1.61 per share to existing stockholders and an immediate dilution of $7.00 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share..............................             $    9.00
  Pro forma net tangible book value per share before the Offering............  $    0.39
  Increase per share attributable to new investors...........................       1.61
                                                                               ---------
Pro forma net tangible book value per share after the Offering...............                  2.00
                                                                                          ---------
Net tangible book value dilution per share to new investors..................             $    7.00
                                                                                          ---------
                                                                                          ---------



    The following table sets forth as of October 31, 1996, on a pro forma basis to reflect the adjustments described above, the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company (assuming an initial public offering price of $9.00 per share before deducting the estimated underwriting discount and estimated offering expenses) and the average price per share paid:



                                                         SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                                                    --------------------------  ---------------------------   PRICE PER
                                                       NUMBER        PERCENT        AMOUNT        PERCENT       SHARE
                                                    -------------  -----------  --------------  -----------  -----------
Existing stockholders.............................      9,408,187        79.0%  $    9,834,000        30.4%   $    1.05
New investors (1).................................      2,500,000        21.0       22,500,000        69.6         9.00
                                                    -------------       -----   --------------       -----
    Total.........................................     11,908,187       100.0%  $   32,334,000       100.0%
                                                    -------------       -----   --------------       -----
                                                    -------------       -----   --------------       -----


---------

(1) Sales by the Selling Stockholders in the Offering will reduce the number of shares held by existing stockholders to 8,908,187 or 74.8% of the total number of shares of Common Stock outstanding after the Offering, and will increase the number of shares to be purchased by the new public investors to 3,000,000 or 25.2% of the total number of shares of Common Stock outstanding after the Offering. See "Principal and Selling Stockholders."



    The foregoing tables assume no exercise of stock options or the Intel Warrant after October 31, 1996. As of October 31, 1996, there were outstanding options to purchase an aggregate of 1,212,362 shares of Common Stock at a weighted average exercise price of $3.37 per share. To the extent these securities are exercised, there will be further dilution to the new public investors. See "Capitalization," "Management--Stock Plans," "Description of Capital Stock--Warrants," and Notes 6 and 7 of Notes to Consolidated Financial Statements.

       SELECTED CONSOLIDATED AND PRO FORMA COMBINED FINANCIAL INFORMATION


    The following selected consolidated and pro forma combined financial data should be read in conjunction with the Consolidated Financial Statements and notes thereto, Unaudited Pro Forma Combined Statement of Operations and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The consolidated statement of operations data for the period from August 27, 1993 (inception) to July 31, 1994 and the two years ended July 31, 1995 and 1996, and the consolidated balance sheet data as of July 31, 1995 and 1996 are derived from consolidated financial statements of the Company that have been audited by Price Waterhouse LLP, independent accountants, and are included elsewhere in this Prospectus. The consolidated balance sheet data as of July 31, 1994 are derived from audited financial statements not included in this Prospectus. The consolidated balance sheet data at October 31, 1996 and consolidated statement of operations data for the five quarters in the period ended October 31, 1996 are derived from unaudited consolidated financial statements of the Company that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The historical results are not necessarily indicative of the results to be expected for any future period.


                                  PERIOD FROM
                                  AUGUST 27,     FISCAL YEAR ENDED     PRO FORMA                   QUARTER ENDED
                                     1993                               COMBINED     ------------------------------------------
                                  (INCEPTION)   -------------------   FISCAL YEAR                           APRIL
                                  TO JULY 31,   JULY 31,   JULY 31,    ENDED JULY    OCT. 31,   JAN. 31,     30,      JULY 31,
                                     1994         1995     1996(1)    31, 1996(2)      1995       1996     1996(1)      1996
                                  -----------   --------   --------   ------------   --------   --------   --------   ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenue.........................     $  70      $   860    $ 7,716       $8,831       $1,152     $1,752    $ 2,101     $ 2,711
Cost of revenue.................        --           77        673        1,159          105        115        142         311
                                  -----------   --------   --------   ------------   --------   --------   --------   ---------
Gross profit....................        70          783      7,043        7,672        1,047      1,637      1,959       2,400
                                  -----------   --------   --------   ------------   --------   --------   --------   ---------
Operating expenses:
  Research and development......       529        1,840      3,107        3,469          686        676        750         995
  Sales and marketing...........       175          580      2,169        2,657          265        494        652         758
  General and administrative....       326          500      1,064        1,583          160        232        236         436
  In-process research and
    development.................        --           --      2,680           --           --         --      2,680          --
                                  -----------   --------   --------   ------------   --------   --------   --------   ---------
    Total operating expense.....     1,030        2,920      9,020        7,709        1,111      1,402      4,318       2,189
                                  -----------   --------   --------   ------------   --------   --------   --------   ---------
Operating income (loss).........      (960)      (2,137)    (1,977)         (37)         (64)       235     (2,359)        211
Interest income (expense),
 net............................         6           71         85          (64)          25         31         18          11
                                  -----------   --------   --------   ------------   --------   --------   --------   ---------
Income (loss) before provision
 for income taxes...............      (954)      (2,066)    (1,892)        (101)         (39)       266     (2,341)        222
Provision for income taxes......        --          (80)      (509)        (509)         (88)      (137)      (151)       (133)
                                  -----------   --------   --------   ------------   --------   --------   --------   ---------
Net income (loss)...............     $(954)     $(2,146)   $(2,401)      $ (610)      $ (127)    $  129    $(2,492)    $    89
                                  -----------   --------   --------   ------------   --------   --------   --------   ---------
                                  -----------   --------   --------   ------------   --------   --------   --------   ---------
Pro forma net income (loss) per
 share (3)......................                           $ (0.25)      $(0.06)      $(0.01)    $ 0.01    $ (0.26)    $  0.01
Shares used in pro forma per
 share calculation (3)..........                             9,474        9,474        9,397      9,861      9,488       9,908


                                    OCT. 31,
                                      1996
                                  ------------

CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenue.........................     $3,202
Cost of revenue.................        357
                                  ------------
Gross profit....................      2,845
                                  ------------
Operating expenses:
  Research and development......      1,201
  Sales and marketing...........        878
  General and administrative....        427
  In-process research and
    development.................         --
                                  ------------
    Total operating expense.....      2,506
                                  ------------
Operating income (loss).........        339
Interest income (expense),
 net............................         11
                                  ------------
Income (loss) before provision
 for income taxes...............        350
Provision for income taxes......       (123)
                                  ------------
Net income (loss)...............     $  227
                                  ------------
                                  ------------
Pro forma net income (loss) per
 share (3)......................     $ 0.02
Shares used in pro forma per
 share calculation (3)..........     10,112

                                                                                     JULY 31,   JULY 31,   JULY 31,   OCT. 31,
                                                                                       1994       1995       1996       1996
                                                                                     --------   --------   --------   ---------
                                                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.................................    $  406     $2,500    $   982     $ 2,333
Total assets......................................................................       561      2,948      4,004       6,703
Convertible debenture.............................................................        --         --        933         948
Total stockholders' equity........................................................       287      1,886        653       2,840

                                   PRO FORMA
                                    OCT. 31,
                                    1996(4)
                                  ------------

CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short     $2,738
Total assets....................      7,108
Convertible debenture...........         --
Total stockholders' equity......      4,193


------------
(1) Excluding the impact of in-process research and development, the net income and pro forma net income per share for the quarter ended April 30, 1996 and the fiscal year ended July 31, 1996 would have been $188,000 and $279,000, respectively, and $0.02 per share and $0.03 per share, respectively.

(2) The pro forma combined statement of operations data reflects the combined operations of the Company and IntelliLink as if the acquisition, which was completed on April 30, 1996, had been completed on August 1, 1995, excludes the non-recurring charge of $2.7 million related to in-process research and development resulting from the acquisition and includes an additional charge for the amortization of goodwill and other intangible assets. The unaudited pro forma combined statement of operations are not necessarily indicative of the future results of operations of the Company or the results of operations which would have resulted had the Company and IntelliLink been combined during the period presented. See Unaudited Pro Forma Combined Statement of Operations.

(3) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in the pro forma per share calculation.


(4) The pro forma consolidated balance sheet data gives effect to, prior to or upon the closing of the Offering: (i) the conversion of all outstanding shares of Preferred Stock into 4,374,726 shares of Common Stock; (ii) the issuance of 135,000 shares of Common Stock upon the full exercise of certain outstanding warrants at a price per share of $3.00 and the receipt of net proceeds therefrom; (iii) the issuance of 184,536 shares of Common Stock upon the net exercise of certain outstanding warrants at an assumed public offering price of $9.00 per share and (iv) the issuance of approximately 342,000 shares of Common Stock of the Company upon the conversion of principal and all accrued interest related to the Convertible Debenture.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    Puma develops, markets and supports mobile data exchange ("MDE") software, including wireless infrared ("IR") connectivity and advanced data synchronization software. The Company was primarily engaged in research and development from inception until it began commercial shipments of its first version of TranXit, TranXit 1.0, in October 1994. The Company began commercial shipments of TranXit 2.0 and TranXit 3.0 in July 1995 and June 1996, respectively. To date, Puma has derived a substantial portion of its revenue from the licensing of its TranXit software, and the Company believes that its TranXit software may continue to account for a significant portion of the Company's revenue for the foreseeable future. See "Risk Factors--Product Concentration; Risks Associated with New and Evolving Markets."



    The Company's revenue is derived primarily from license revenue and service revenue. License revenue is derived from the sale of software products and royalty agreements with OEMs. Service revenue is derived from customer funded engineering services. In fiscal 1995, fiscal 1996 and the first quarter of fiscal 1997 service revenue was less than 10% of revenue. However, the Company expects this percentage to fluctuate in the future. For all periods presented, the Company has recognized revenue in accordance with the provisions of American Institute of Certified Public Accountants Statement of Position No. 91-1 entitled "Software Revenue Recognition." License revenue is recognized upon shipment of software if no significant obligation remains and collection of the resulting receivable is deemed probable. Revenue from OEMs under minimum guaranteed royalty arrangements, which are not subject to significant future obligations, is recognized when such royalties are earned and become payable. Royalty revenue that is subject to significant future obligations is recognized when such obligations are fulfilled. Royalty revenue that exceeds minimum guarantees is recognized in the period earned. Payments from customers received before revenue recognition criteria have been met are recorded as deferred revenue. At October 31, 1996, the Company had $1.5 million of deferred revenue. The Company cannot predict when such revenue will be recognized or the extent to which new agreements, which may provide for additional contract advances or minimum royalty payments, will be executed. The Company also provides a limited amount of telephone technical support to its customers. These activities are generally considered insignificant post-contract customer support obligations and related costs are accrued upon recognition of the license revenue. See Note 1 of Notes to Consolidated Financial Statements.



    The Company's current customer base consists principally of large OEMs in the PC market. Revenue from OEMs was 95%, 89% and 65% of revenue during fiscal 1995, fiscal 1996 and the first quarter of fiscal 1997, respectively. The significant decline in the percentage of revenue derived from OEMs in the first quarter of fiscal 1997 was primarily due to the non-OEM channels used by the Company for sale of its newly introduced IntelliSync product, which is currently being distributed primarily through the retail channel and direct fulfillment by the Company. In absolute dollars, the Company's revenue from OEMs during the first quarter of fiscal 1997 declined modestly, as compared to the fourth quarter of fiscal 1996 due primarily to a decline in customer funded engineering revenues. The Company believes that the mix of its OEM versus non-OEM revenue will fluctuate in future periods depending partly upon the marketing channels used by the Company for sale of its products currently under development. In fiscal 1995, NEC, Toshiba and Canon accounted for approximately 16%, 15% and 14% of the Company's revenue, respectively. In fiscal 1996, Toshiba and NEC accounted for approximately 18% and 13% of the Company's revenue, respectively. In the first quarter of fiscal 1997, Toshiba accounted for approximately 21% of the Company's revenue. Although several OEMs are subject to certain contractual minimum purchase obligations, there can be no assurance that any particular OEM will satisfy the minimum obligations. Accordingly, the Company recognizes revenue from minimum guaranteed royalties when such royalties are earned and become payable. Weakening demand from any key OEM and the inability of the Company to replace revenue provided by such OEM could have a material adverse effect on the Company's business, operating results and financial condition. The Company maintains individually significant receivable balances from major OEMs. If these OEMs fail to meet their payment obligations, the Company's operating results could be materially adversely affected. See "Risk Factors--Dependence on OEMs" and Note 1 of Notes to Consolidated Financial Statements.


    International revenue accounted for approximately 71%, 67% and 58% of Puma's revenue in fiscal 1995, fiscal 1996 and the first quarter of fiscal 1997, respectively, and the Company expects that international revenue will continue to account for a significant portion of its future revenue. Revenue from the Company's international operations is subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable and potentially adverse tax consequences. In addition, revenue from sales in Europe and certain other parts of the world typically is adversely affected in the summer months of each year when many customers and users reduce their business activities. These seasonal factors may have a material adverse effect on the Company's business, operating results and financial condition. Although the Company's revenue is currently denominated in U.S. dollars, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in revenue or profitability in that country. Furthermore, future international activity may result in foreign currency denominated sales, particularly if international revenue from distributors increase. Consequently, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in the Company's operating results. See "Risk Factors--Risks Associated with International Operations."


    The Company intends to distribute its products increasingly through distributors, major computer and software retailing organizations, consumer electronics stores, discount warehouse stores, and other specialty retailers. Distribution and retailing companies in the computer industry have from time to time experienced significant fluctuations in their businesses, and there have been a number of business failures among these entities. Revenue from retail sales is subject to several additional risks, including industry practices of significant price discounts, price protection and product return rights and limited shelf space. In addition, the Company's products constitute a relatively small percentage of each retailer's sales volume, and there can be no assurance that retailers will continue to purchase the Company's products or provide the Company's products with adequate shelf space and promotional support. See "Risk Factors--Risks Associated with Development of Retail Distribution Channel."

INTELLILINK ACQUISITION


    On April 30, 1996, the Company completed its acquisition of IntelliLink Corp. ("IntelliLink"), a provider of advanced data synchronization software. The consolidated financial statements of the Company since the quarter ended July 31, 1996 include the results of IntelliLink from the date of acquisition. The total purchase price of $3.5 million (including $1.2 million for liabilities assumed) was quantified based partially on an independent appraisal of the Company's Common Stock by Columbia Financial Advisors, Inc. Such appraisal estimated the value of the Company's Common Stock issued in the IntelliLink acquisition at a range of $1.05 to $1.25 per share. See "Experts." The purchase price was assigned, based on another independent appraisal, to the fair value of the assets acquired including $327,000 to tangible assets acquired, $2.7 million to in-process research and development, $120,000 to identified intangible assets and the remaining $356,000 to goodwill. The goodwill and other intangible assets were capitalized and are being amortized over periods ranging from two to three years. In connection with the IntelliLink acquisition, the former IntelliLink stockholders and optionholders exchanged their stock and stock option rights for shares of common stock and common stock options of Puma. See "Risk Factors--Uncertainties Associated with the Integration of IntelliLink" and Note 2 of Notes to Consolidated Financial Statements.


    As a result of the acquisition the Company acquired the IntelliLink product families, as well as other technologies. In addition, 25 IntelliLink employees joined the Company. IntelliLink had incurred a cumulative net loss through its acquisition by Puma on April 30, 1996 of approximately $2.5 million on cumulative revenues of approximately $4.2 million. In connection with the acquisition, the Company's personnel have dedicated and will continue to dedicate substantial resources in order to achieve the anticipated technological benefits and operating efficiencies from integrating the two companies. Difficulties encountered in integrating the two companies' technologies and operations could adversely affect the Company's business, operating results and financial condition. In addition, there can be no assurance that the Company will be able to develop products utilizing IntelliLink technology, that anticipated research and development efforts be sufficient to develop any such products or that any such products will achieve market acceptance and generate significant revenue. Accordingly, the increased operating expenses associated with IntelliLink's business could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Uncertainties Associated with the Integration of IntelliLink."

QUARTERLY RESULTS OF OPERATIONS

    Because of the significantly different levels of operations during fiscal 1994, fiscal 1995 and fiscal 1996, the Company believes that year-to-year comparisons are not meaningful. The following tables present unaudited quarterly consolidated statement of operations data for the five quarters in the period ended October 31, 1996, as well as such data expressed as a percentage of the Company's revenue for the periods indicated. This data has been derived from unaudited consolidated financial statements that have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of such information. In view of the Company's recent growth and other factors, the

Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, the Company's operating results may fluctuate from quarter to quarter in the future.

                                                                                     QUARTER ENDED
                                                               ---------------------------------------------------------
                                                               OCT. 31,    JAN. 31,    APRIL 30,   JULY 31,    OCT. 31,
                                                                 1995        1996      1996 (1)      1996        1996
                                                               ---------   ---------   ---------   ---------   ---------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue......................................................  $   1,152   $   1,752   $   2,101   $   2,711   $   3,202
Cost of revenue..............................................        105         115         142         311         357
                                                               ---------   ---------   ---------   ---------   ---------
Gross profit.................................................      1,047       1,637       1,959       2,400       2,845
                                                               ---------   ---------   ---------   ---------   ---------
Operating expenses:
  Research and development...................................        686         676         750         995       1,201
  Sales and marketing........................................        265         494         652         758         878
  General and administrative.................................        160         232         236         436         427
  In-process research and development........................         --          --       2,680          --          --
                                                               ---------   ---------   ---------   ---------   ---------
    Total operating expenses.................................      1,111       1,402       4,318       2,189       2,506
                                                               ---------   ---------   ---------   ---------   ---------
Operating income (loss)......................................        (64)        235      (2,359)        211         339
Interest income, net.........................................         25          31          18          11          11
                                                               ---------   ---------   ---------   ---------   ---------
Income (loss) before provision for income taxes..............        (39)        266      (2,341)        222         350
Provision for income taxes...................................        (88)       (137)       (151)       (133)       (123)
                                                               ---------   ---------   ---------   ---------   ---------
Net income (loss)............................................  $    (127)  $     129   $  (2,492)  $      89   $     227
                                                               ---------   ---------   ---------   ---------   ---------
                                                               ---------   ---------   ---------   ---------   ---------
Pro forma net income (loss) per share........................  $   (0.01)  $    0.01   $   (0.26)  $    0.01   $    0.02
                                                               ---------   ---------   ---------   ---------   ---------
                                                               ---------   ---------   ---------   ---------   ---------
Shares used in pro forma per share calculation...............      9,397       9,861       9,488       9,908      10,112
                                                               ---------   ---------   ---------   ---------   ---------
                                                               ---------   ---------   ---------   ---------   ---------


                                                                              AS A PERCENTAGE OF REVENUE
                                                               ---------------------------------------------------------
Revenue......................................................      100.0%      100.0%      100.0%      100.0%      100.0%
Cost of revenue..............................................        9.1         6.6         6.8        11.5        11.1
                                                               ---------   ---------   ---------   ---------   ---------
Gross profit.................................................       90.9        93.4        93.2        88.5        88.9
                                                               ---------   ---------   ---------   ---------   ---------
Operating expenses:
  Research and development...................................       59.5        38.6        35.7        36.7        37.6
  Sales and marketing........................................       23.0        28.2        31.0        27.9        27.4
  General and administrative.................................       13.9        13.2        11.2        16.1        13.3
  In-process research and development........................         --                   127.6          --          --
                                                                                 ---
                                                               ---------               ---------   ---------   ---------
                                                                           ---------
    Total operating expenses.................................       96.4        80.0       205.5        80.7        78.3
                                                               ---------   ---------   ---------   ---------   ---------
Operating income (loss)......................................       (5.5)       13.4      (112.3)        7.8        10.6
Interest income, net.........................................        2.2         1.8         0.9         0.4         0.3
                                                               ---------   ---------   ---------   ---------   ---------
Income (loss) before provision for income taxes..............       (3.3)       15.2      (111.4)        8.2        10.9
Provision for income taxes...................................       (7.6)       (7.8)       (7.2)       (4.9)       (3.8)
                                                               ---------   ---------   ---------   ---------   ---------
Net income (loss)............................................      (10.9)%       7.4%     (118.6)%       3.3%        7.1%
                                                               ---------   ---------   ---------   ---------   ---------
                                                               ---------   ---------   ---------   ---------   ---------


------------
(1) Excluding the impact of in-process research and development, the net income and pro forma net income per share for the quarter ended April 30, 1996 would have been $188,000 and $0.02 per share, respectively.

FIVE QUARTERS ENDED OCTOBER 31, 1996


REVENUE


    The Company's revenue increased by 52.1%, 19.9% and 29.0% from the first to second, second to third and third to fourth quarter, respectively, of fiscal 1996 and by 18.1% from the fourth quarter of fiscal 1996 to the first quarter of fiscal 1997. The increases in revenue were primarily due to royalties from increased unit shipments from the continuing market acceptance of the Company's products. In addition, revenue from the sale of IntelliLink products contributed approximately $539,000 to the growth in revenue during the fourth quarter of fiscal 1996. The fourth quarter of fiscal 1996 is the first quarter in which IntelliLink's results of operations were included following acquisition on April 30, 1996. Excluding the impact of revenue relating to Intellilink's products, revenue for the fourth quarter of fiscal 1996 was relatively flat as compared to the third quarter of fiscal 1996 because of timing of execution of certain contracts which were delayed to future periods. Revenue increased during the first quarter of fiscal 1997 as compared to the fourth quarter of fiscal 1996 primarily due to the introduction of the Company's new IntelliSync product in August 1996. Introduction of new products and enhancements of existing products can have a significant impact on the Company's revenue. Any delays in the scheduled release of major new products and enhancements can have a material adverse impact on the Company's business, operating results and financial condition. The Company plans to introduce new versions of TranXit, IntelliSync and several new products at various times during fiscal 1997. Any delays in introduction of these products or failure of these products to achieve anticipated levels of market acceptance will have an adverse impact on the Company's business, operating results and financial condition.


COST OF REVENUE


    Cost of revenue consists primarily of product media and duplication, manuals, packaging supplies, shipping expenses and costs incurred under customer funded software development agreements and also includes hardware components for certain retail products. Cost of revenue as a percentage of revenue was 9.1%, 6.6%, 6.8%, 11.5% and 11.1% during the first, second, third and fourth quarters of fiscal 1996 and the first quarter of fiscal 1997, respectively. The cost of revenue is significantly affected by many factors, including the mix among its OEM channel, retail channel and customer funded engineering contracts. Revenue from OEMs generally has higher gross margins than revenue from distributors or direct sales. Furthermore, during the first quarter of fiscal 1996, the Company provided certain OEMs with kits for bundling with products. Commencing with the second quarter of fiscal 1996, most of these OEMs started manufacturing these kits at their own expense and, as a result, cost of revenue as a percentage of revenue decreased from the first to second quarter of fiscal 1996. However, cost of revenue as a percentage of revenue increased significantly during the fourth quarter of fiscal 1996 as the Company included IntelliLink's operating results in its operating results. A majority of IntelliLink's revenue is derived from direct sales or through sales to retailers and as a result generally carry lower gross margins. Additionally, IntelliLink derives a portion of its revenue from customer-funded engineering contracts and the sales of certain hardware components, both of which carry lower gross margins. The Company has historically derived the vast majority of its revenue from OEM royalty and license agreements. The Company plans to increase its sales to distributors and retailers and as a result anticipates that, in the future, its gross margins may decrease. The Company also anticipates its gross margin will fluctuate from quarter to quarter depending upon the mix of revenue.


OPERATING EXPENSES


    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and other related expenses for research and development personnel, fees to outside contractors, the cost of facilities and depreciation of capital equipment. Research and development expenses as a percentage of revenue were 59.5%, 38.6%, 35.7%, 36.7% and 37.6% during the first, second, third and fourth quarters of fiscal year 1996 and the first quarter of fiscal 1997, respectively. Research and development expenses increased from $686,000 in the first quarter of fiscal 1996 to $1.2 million in the first quarter of fiscal 1997 as the Company increased its efforts to develop enhanced versions of TranXit and to introduce other new products in the market. A significant portion of the Company's research and development expenses are comprised of fees paid to outside contractors which are engaged by the

Company on a project-by-project basis. Research and development expenses for the first quarter of fiscal 1996 were impacted by contractor expenses related to translation of the Company's products to foreign language versions. The Company anticipates that research and development expenses will increase in absolute dollars as the Company continues to invest in product development. However, such expenses may fluctuate from quarter to quarter both in absolute dollars as well as a percentage of revenue, depending upon the status of various development projects.


    Research and development expenses generally have been expensed as incurred. Statement of Financial Accounting Standards No. 86 requires capitalization of certain software development costs once technological feasibility is established. The Company defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all software development costs have been insignificant and expensed as incurred.


    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and promotional expenses and other related expenses of sales and marketing personnel. Sales and marketing expenses as a percentage of revenue were 23.0%, 28.2%, 31.0%, 27.9% and 27.4% during the first, second, third and fourth quarters of fiscal 1996 and the first quarter of fiscal 1997, respectively. Sales and marketing expenses increased from $265,000 in the first quarter of fiscal 1996 to $878,000 in the first quarter of fiscal 1997. Sales and marketing expenses increased in absolute dollars primarily due to the expansion of the Company's sales force, related travel and entertainment expenses and increased marketing activities in an effort to expand its customer base. The Company intends to continue expanding its sales and marketing organization to promote new products and increase its presence in the distribution and retail channel. Accordingly, the Company anticipates that sales and marketing expenses will continue to increase in absolute dollars.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and other related expenses of administrative, executive and financial personnel and other outside professional fees. General and administrative expenses as a percentage of revenue were 13.9%, 13.2%, 11.2%, 16.1% and 13.3% during the first, second, third and fourth quarters of fiscal 1996 and the first quarter of fiscal 1997, respectively. General and administrative expenses increased from $160,000 in the first quarter of fiscal 1996 to $427,000 in the first quarter of fiscal 1997. General and administrative expenses increased in absolute dollars during each quarter primarily due to increased headcount. General and administrative expenses increased during the first quarter due to the Company's move to larger facilities to support the need for growing infrastructure. The Company anticipates that its general and administrative expenses will increase in absolute dollars in the future as the Company expands its administrative staff, management information systems and other items related to infrastructure, amortizes goodwill and other intangible assets acquired in connection with the acquisition of IntelliLink and additional costs associated with being a public company.


    IN-PROCESS RESEARCH AND DEVELOPMENT. During the quarter ended April 30, 1996, the Company recorded a charge of $2.7 million for in-process research and development associated with the acquisition of IntelliLink. See Note 2 of Notes to Consolidated Financial Statements.

OPERATING INCOME (LOSS)


    Operating income (loss) fluctuated from quarter to quarter during the five quarters in the period ended October 31, 1996, as generally increasing operating income from the Company's core business was affected by the charge for in-process research and development in the third quarter of 1996 due to the acquisition of IntelliLink, and due to the incorporation of IntelliLink results in the fourth quarter of fiscal 1996. Excluding the charge for in-process research and development, the operating income for the third quarter of fiscal 1996 would have been approximately $321,000.

INTEREST INCOME, NET

    Interest income, net, represents interest earned by the Company on its cash and short-term investments offset by interest expense on long-term debt and capitalized leases.

PROVISION FOR INCOME TAXES


    The provision for income taxes for each of the five quarters in the period ended October 31, 1996 primarily represents foreign withholding taxes. The foreign withholding taxes are a function of royalties earned by the Company from certain foreign customers.



    The Company currently estimates its effective tax rate for fiscal 1997 to be approximately 35%. The Company's tax rate for fiscal 1997 is significantly dependent on the amount and mix of income derived from customers subject to foreign withholding taxes. See "Risk Factors--Risks Associated with International Operations." The Company's estimation of its fiscal 1997 tax rate is based on its current projection of the amount and mix of its pre-tax income. Any adverse movement in such projections could cause the tax rate to increase.


FACTORS AFFECTING FUTURE OPERATING RESULTS

    The Company expects that its future operating results will fluctuate significantly as a result of numerous factors, including demand for the Company's products, the Company's success in developing new products, the timing of new product introductions by the Company and its competitors, market acceptance of the Company's new and enhanced products, the emergence of new industry standards, the timing of customer orders, the mix of products sold, competition, the mix of distribution channels employed, the evolving and unpredictable nature of the markets for the Company's products and mobile computing devices generally, and general economic conditions. The Company's revenue is difficult to forecast in part because the market for wireless IR connectivity and data synchronization software is rapidly evolving. In addition, the Company typically operates with a relatively small order backlog. As a result, quarterly sales and operating results depend in part on the volume and timing of orders received within the quarter, which are difficult to forecast. In addition, a significant portion of the Company's expense levels is fixed in advance based in large part on the Company's forecasts of future revenue. If revenue is below expectations in any given quarter, the adverse impact of the shortfall on the Company's operating results may be magnified by the Company's inability to adjust spending to compensate for the shortfall. Therefore, a shortfall in actual revenue as compared to estimated revenue would have an immediate adverse effect on the Company's business, financial condition and operating results that could be material. The Company historically has derived a substantial portion of its revenue from OEMs. Due to the Company's planned expansion into retail and reseller distribution channels, an increasing percentage of the Company's licensing activity is expected to result from the sale of products through distributors and other resellers, which sales are harder to predict and may have lower margins than other channels. Sales through such channels may contribute to increased fluctuation of operating results. A significant portion of the Company's revenue in any quarter is typically derived from sales to a limited number of customers. The Company has generally recognized a substantial portion of its revenue in the last month of each quarter, when it typically receives royalty reports from its OEM customers. Any significant deferral of purchases of the Company's products by its customers could have a material adverse effect on the Company's business, operating results and financial condition in any particular quarter, and to the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. The Company's gross margin on its service revenue is substantially lower than its gross margin on license revenue. Any increase in service revenue would have a corresponding increase in cost of revenue and may have an adverse effect on the Company's gross margins. In addition, certain of the Company's retail products contain hardware as well as software components. The Company's expense levels, therefore, may be higher than those of other software companies. In addition, a significant portion of the Company's expense levels is fixed in advance based in large part on the Company's forecasts of future sales. If sales are below expectations in any given quarter, the adverse impact of the shortfall on the Company's operating results may be magnified by the Company's inability to adjust spending to compensate for the shortfall. The Company may also reduce prices or increase spending in response to competition or to pursue new market opportunities. The Company has not experienced seasonality to date; however, the operating results of many software companies reflect seasonal fluctuations, and there can be no assurance that the Company will not experience such fluctuations in the future. For example, sales in Europe and certain other countries typically are adversely affected in the summer months when business activities are reduced. Because of these factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. As a result of the foregoing factors, the Company's operating results and stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or net income from levels expected by securities analysts could have an immediate and significant adverse affect on the trading price of the Company's Common Stock. See "Risk Factors-- Potential Fluctuations in Quarterly Operating Results."

FISCAL YEARS ENDED JULY 31, 1994, 1995 AND 1996

REVENUE

    Revenue was $70,000, $860,000 and $7.7 million during the period from August 27, 1993 (inception) to July 31,1994 (the "Inception Period"), and in fiscal 1995 and fiscal 1996, respectively. The increase in revenue was primarily due to increased unit shipments from the continuing market acceptance of the Company's products.

COST OF REVENUE

    Cost of revenue was $77,000 and $673,000 in fiscal 1995 and fiscal 1996, respectively. The increases in the cost of revenue reflect the higher volume of unit shipments in each year and the mix of revenue in fiscal 1996.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses were $529,000, $1.8 million and $3.1 million during the Inception Period, in fiscal 1995 and fiscal 1996, respectively. The increases in research and development expenses in each of these periods were primarily attributable to increased headcount and associated expenses incurred to develop, expand and enhance the Company's product families.

    SALES AND MARKETING. Sales and marketing expenses were $175,000, $580,000 and $2.2 million during the Inception Period, in fiscal 1995 and fiscal 1996, respectively. The increases in sales and marketing expenses were primarily due to the expansion of the Company's sales force and related travel, entertainment and other marketing activities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $326,000, $500,000 and $1.1 million during the Inception Period, in fiscal 1995 and fiscal 1996, respectively. The increases in general and administrative expenses were primarily the result of increased headcount and additional expenses necessary to manage and support the Company's growth.

PROVISION FOR INCOME TAXES

    No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through July 31, 1996. The provision for income taxes in fiscal 1995 and fiscal 1996 is comprised of foreign withholding tax. At July 31, 1996, the Company had approximately $1.6 million of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income; such carryforwards expire beginning in 2008. Under the ownership changes limitations provided by the Internal Revenue Code of 1986, as amended (the "Code"), the amount of and benefit from net operating losses that can be carried forward may be impaired or limited in certain circumstances. As a result of the cumulative changes in stock ownership of the Company of more than 50% during fiscal 1994 and again during fiscal 1995 and fiscal 1996, as defined by the Code, annual utilization by the Company of its net operating loss carryforwards is limited. The Company has incurred losses since inception. The Company believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that it will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at July 31, 1995 and 1996. See Note 8 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, the Company has financed its operations and met its capital expenditure requirements primarily from proceeds from the private sale of Preferred and Common Stock. Through October 31, 1996, the Company has raised approximately $6.6 million from the sale of Preferred and Common Stock. At October 31, 1996, the Company's principal source of liquidity represented cash and cash equivalents of $2.3 million. The Company has no bank financing arrangements.



    The Company's operating activities used cash of $724,000 during the Inception Period, $1.4 million in fiscal 1995, $896,000 in fiscal 1996 and $293,000 in the first quarter of fiscal 1997. The increased use of cash in fiscal 1995 as compared with fiscal 1994 was attributable to an increased net loss and increases in accounts receivable, offset partially by increased deferred revenue and accounts payable. The decrease in net cash used in fiscal 1996 as compared with fiscal 1995 is primarily due to an increase in net loss, offset by the non-cash in-process research and development charge related to the acquisition of IntelliLink and an increase in accounts receivable.



    Cash flow from investing activities used $105,000, $680,000 and $125,000 of net cash during the Inception Period, in fiscal 1995 and the first quarter of fiscal 1997, respectively, to purchase short-term investments and property and equipment. Cash provided by investing activities in fiscal 1996 of $132,000 was primarily related to proceeds from maturities of short-term investments offset by purchases of property and equipment. Financing activities provided $1.2 million, $3.7 million and $1.8 million of net cash during the Inception Period, fiscal 1995 and the first quarter of fiscal 1997, respectively, due primarily to the issuance of Preferred and Common Stock. Net cash of $254,000 was used in financing activities in fiscal 1996 primarily due to advances to a former officer of IntelliLink.



    The Company currently has no significant capital commitments other than commitments under capital leases. See Note 9 of Notes to Consolidated Financial Statements. The Company believes that net proceeds from the sale of the Common Stock offered hereby, together with its current cash balances and cash generated from operations, if any, will be sufficient to meet its working capital and other cash requirements for at least the next twelve months.

                                    BUSINESS

    Puma develops, markets and supports mobile data exchange ("MDE") software, which allows users to easily access, exchange and synchronize information stored on a variety of different computing devices such as desktop computers and mobile computing devices, including notebook and handheld computers, personal electronic organizers, smart phones and smart pagers. The Company's MDE software is designed to improve the productivity of business professionals who are increasingly relying on mobile computing devices to address their growing needs for accessible, up-to-date information, whether in or out of the office. Puma's TranXit product family ("TranXit") is the leading software solution specifically designed to utilize wireless infrared ("IR") connectivity technology for file exchange, synchronization and printing. Puma's IntelliSync product family allows "content-aware" data synchronization among computing devices and, along with TranXit, offers solutions for convenient, reliable and cost-effective mobile data exchange.

INDUSTRY BACKGROUND

    In recent years, significant advancements in miniaturization, visual displays, long-life batteries and portable communications have led to the introduction of many innovative new mobile computing devices. These highly portable devices allow users to work and communicate as they travel and has fueled the significant growth of mobile computing. According to International Data Corporation ("IDC"), portable computers represented 15.2% of total personal computer ("PC") shipments of 58.2 million units in 1995. IDC estimates that this percentage will grow to 19.6% of 117.2 million units in the year 2000. Other electronic consumer devices, such as personal electronic organizers and smart phones, are also being introduced to provide data storage and information management capabilities to the mobile business professional. The recently introduced U.S. Robotics Pilot product is an example of a popular handheld computer. Dataquest estimates that 1.3 million handheld computers, including organizers and other handheld devices, were shipped worldwide in 1995, and will grow to 5.3 million in the year 2000.

    While notebooks and other mobile computing devices have increased individual productivity, they have created certain challenges in the areas of connectivity and synchronization of data and files stored on those devices and on desktop computers. Until recently, users of mobile computing devices were limited to cable and wired solutions as the only effective means to connect to their desktop computers and printing devices. Early attempts at wireless connectivity were based on radio frequency ("RF") technology. Although RF technology is adequate for specialized applications, it has not been widely adopted in the mobile computing industry because it is expensive and difficult to use, and has little standardization, limited interoperability and many government restrictions. Consequently, most PC notebook manufacturers have adopted IR as the most cost-effective, efficient medium for wireless connectivity in the MDE software market. Today, IR connectivity costs less than other connectivity technologies, requires less space inside a device, and is based on a single, international standard developed by the Infrared Data Association ("IrDA") which includes approximately 150 companies including Compaq, Ericsson, HP, IBM, Intel, Microsoft, Motorola, Nokia, Sharp and Toshiba. The Company believes the market for IR connectivity is significant, as IDC estimates that 1.7 million IR-enabled notebooks were shipped worldwide in 1995, and will grow to 20 million in the year 2000. IDC also estimates that the percentage of IR-enabled notebook computers as a percentage of all notebook computers shipped will increase from 21.2% in 1995 to 100.0% by the year 2000.

    As more types of new mobile computing devices become available to business professionals, users are faced with the difficulty of exchanging information among these various devices. This problem of interoperability is caused by the need to exchange information among different hardware devices, operating systems and applications. Hardware platforms range from high-speed Pentium PCs with hundreds of megabytes of memory and gigabytes of storage, to "shirt pocket" organizers, with specialized processors and limited memory and storage. In addition, these devices use numerous operating systems, such as Windows for Workgroups, Windows 3.1, Windows 95, Windows NT, DOS and proprietary operating systems, and utilize an even greater range of information management applications, databases and data formats. Enabling these devices to communicate, exchange and synchronize information is a complex and challenging task. Accomplishing this requires data-level, or content-aware, synchronization technology to maintain complete, up-to-date and accurate information. For example, content-aware data synchronization technology allows users to exchange addresses from the Address Book software application on a US Robotics Pilot with Lotus Organizer on a desktop PC, updating only the fields that have been most recently modified, rather than copying one file over another, thereby synchronizing both databases with the latest information.


    Business professionals are continuously seeking ways to improve productivity and, as a result, are increasingly using the growing number of new, innovative mobile computing devices. In order to manage information effectively, these users need convenient connectivity and synchronization solutions for the specific combination of devices and applications that they use. MDE software solutions allow users to synchronize information maintained separately on multiple devices (e.g., contact databases maintained by a mobile professional using a handheld computer in the field and by a support colleague using a desktop PC in the office). A software solution that links such different devices must address multiple hardware architectures, operating systems, communications architectures and application specific data formats and structures.


THE PUMA SOLUTION

    Puma's MDE software products are designed to increase productivity for business professionals by allowing users to easily access, exchange and synchronize information stored on a variety of different computing devices. Puma's products allow the mobile professional to access information at low cost with easy-to-use applications, saving time and money. The TranXit product family is specifically designed to utilize IR connectivity technology for reliable, cost-effective file exchange, synchronization and printing. Puma's lntelliSync product family allows users to synchronize data on handheld mobile computing devices with data on PCs by virtue of lntelliSync's content-aware data synchronization technology. The Puma solution includes the following characteristics:

    INTELLIGENT, CONTENT-AWARE DATA SYNCHRONIZATION. The Company's technology provides content aware data synchronization among a growing number of handheld devices and industry-leading personal information management software ("PIMs") and contact management and scheduling applications such as Lotus Organizer, Microsoft Schedule +, NetManage ECCO, Starfish Sidekick and others. This technology seamlessly and transparently translates the information from one data format to another as the information is synchronized. Built on a powerful data translation engine, it can expand via device and application-specific translators to accommodate new devices and applications.

    WIDESPREAD SOLUTIONS FOR INTEROPERABILITY. Puma's products provide connectivity and content-aware data synchronization among industry-leading PCs and mobile computing devices, operating systems and applications. Puma products operate with major PC operating systems including Windows 3.1, Windows for Workgroups, Windows 95 and DOS as well as several proprietary operating systems. Puma also provides interoperability across a wide range of industry-standard and vendor-specific applications by supporting multiple data formats. Puma's IR communications architecture enables robust operation across IR-enabled platforms. TranXit is backwards compatible, allowing the latest versions of TranXit to connect and exchange information with all previous versions across different operating systems.

    LEADING IR CONNECTIVITY SOFTWARE. TranXit and TranXit Pro are the leading products specifically designed for file exchange and synchronization over convenient wireless IR connections. The TranXit family fully supports IrDA standards and was the first file-exchange software to incorporate the new Fast IR standard (IrDA-2) for 4.0 Mbps connectivity. The TranXit family provides a rich set of wireless file transfer, synchronization and wireless printing features that are both easy to use and cost-effective. Puma has licensed more than 6.5 million copies of TranXit to date and it is bundled with the vast majority of all IR-enabled notebooks shipping worldwide.

    BROAD-BASED OEM ADOPTION WORLDWIDE. Puma has achieved broad penetration into many of the leading OEM hardware vendors, including Acer, Canon, Citizen, Compaq, DEC, Epson, Fujitsu, Gateway 2000, Hitachi, IBM, Matsushita, Mitsubishi, NEC, Olivetti, Samsung, Sanyo, Sharp and Zenith. This allows business professionals to choose virtually any mobile computing device and effectively manage data between a PC or server and a mobile computing device. The Company believes that its development projects with leading hardware and software vendors significantly reduce time to market for its products.

STRATEGY

    Puma's objective is to maintain its leadership position as a worldwide provider of mobile data exchange software, including advanced data synchronization and wireless IR connectivity software, for business professionals. To achieve this objective, Puma has adopted the following key strategies:

    CREATE CROSS-PLATFORM STANDARD. The Company's strategy is to provide MDE software that allows different computing devices to communicate and exchange data. These devices are based on an increasing number of different operating systems, processor architectures, communications architectures and applications which utilize incompatible data formats. The Company plans to continue to work closely with leading operating system suppliers, OEMs, semiconductor manufacturers and applications vendors that often compete with one another. The Company believes that its cross-platform standard will continue to be an advantage in providing a widely-adopted MDE software solution.

    DEVELOP MULTIPLE PRODUCTS FROM CORE TECHNOLOGIES. The Company intends to leverage its core technologies and engineering experience to expand the breadth of its software product offerings. By leveraging its advanced content-aware data synchronization and IR connectivity technologies, Puma plans to continually broaden its TranXit and lntelliSync product families. In addition, as innovative new mobile computing devices are introduced into the market, Puma will leverage its engineering expertise, core technologies and relationships with market-leading OEMs to develop new advanced MDE software products that support these devices.


    EXPAND AND LEVERAGE STRATEGIC RELATIONSHIPS. Puma currently has OEM, marketing and technology relationships with more than 70 hardware and software vendors worldwide including Compaq, Gateway 2000, Geoworks, HP, IBM, Intel, Motorola, NEC, Seiko, Sharp, Toshiba and U.S. Robotics, and plans to develop additional relationships with computer and mobile computing device manufacturers. These relationships generally enable Puma to receive product prototypes from hardware manufacturers and software vendors prior to their market introduction. The Company believes it is thereby in a strong position to launch complementary product offerings shortly after the commercial release of these companies' new hardware and software products.


    EXPAND DISTRIBUTION CHANNELS. The Company has developed significant brand-name recognition with its customers by licensing its products to many of the world's leading computer and mobile computing device manufacturers. Puma seeks to leverage this brand name recognition in order to license its products to additional OEMs and to increase sales through major distributors, resellers, computer dealers, retailers and mail-order companies. In addition, Puma plans to continue to expand its co- and joint-marketing programs, channel promotions and bundling arrangements.

    INCREASE PENETRATION OF INTERNATIONAL MARKETS. The Company has established an international distribution network by forming overseas relationships in Asia, Australia, Europe and Canada. Puma intends to further develop its international distribution network by forming additional distribution partnerships and offering translations of its product family in several additional languages. The Company believes its growing international distribution network will further its competitive advantage over potential entrants into a market.

CUSTOMERS


    Puma's current customer base consists principally of large OEMs in the PC market. In fiscal 1995, NEC, Toshiba and Canon accounted for approximately 16%, 15% and 14% of the Company's revenue, respectively. In fiscal 1996, Toshiba and NEC accounted for approximately 18% and 13% of the Company's revenue, respectively. In the first quarter of fiscal 1997, Toshiba accounted for approximately 21% of the Company's revenue. No other customer accounted for greater than 10% of the Company's revenue in fiscal 1995, fiscal 1996 or the first quarter of fiscal 1997.

    The Company licensed its products to more than 50 OEM customers in fiscal 1996. The following is a list of OEM customers from whom the Company recognized more than $100,000 in revenue in fiscal 1996:

               AST                           NEC
               Compaq                        Olivetti
               Fujitsu                       Samsung
               Gateway 2000                  Seiko
               Hitachi                       Sharp
               IBM                           Texas Instruments
               Matsushita                    Toshiba
               Mitsubishi

PRODUCTS

    Puma offers a wide range of MDE software products to both the OEM and retail markets. These products allow users to wirelessly connect computing devices as well as exchange and synchronize information across a diverse set of hardware platforms, operating systems and applications. By combining its advanced data synchronization and IR connectivity technologies, the Company is able to develop a number of products designed for a specific application, operating system or hardware platform.


                                                                           INTRODUCTION
PRODUCT NAME               DESCRIPTION                                     DATE
-------------------------  ----------------------------------------------  ----------------
TRANXIT                    OEM product for file transfer, synchronization  October 1994 and wireless printing over IR connections
TRANXIT PRO                Retail version, including SyncPro automatic     May 1996
                           synchronization, delta file transfer and long
                           file name support for Windows 95
TRANXIT PRO CONNECTIVITY   TranXit Pro plus IR-adapter hardware for the    May 1996
KIT                        desktop PC
TRANXIT FOR NT             File transfer and directory synchronization     Early Calendar
                           over IR connections for Windows NT              1997*
TRANXIT FOR DOS            File transfer and synchronization over IR       Late Calendar
                           connections for DOS                             1996*
INTELLILINK                Data "import" and "export" among PC-based       September 1993
                           applications and mobile computing devices
INTELLISYNC                Content-aware data synchronization among PC-    August 1996
                           based applications and mobile computing
                           devices
CLIPMANAGER                Productivity software application that extends  Late Calendar
                           the Windows Clipboard capabilities              1996*
------------
*    Expected introduction date


    TRANXIT. TranXit is the leading software solution for wireless file transfer, synchronization and printing, specifically designed to operate over convenient IR connections. Directed at the OEM market, TranXit is currently shipped on the vast majority of all IR-enabled notebook PCs shipped worldwide. TranXit operates under Windows for Workgroups, Windows 3.1 and Windows 95, offering users broad operating system interoperability. TranXit has been significantly enhanced since its original release and each new version of TranXit is backward compatible with all previous versions.

    TRANXIT PRO. TranXit Pro is the retail version of the OEM TranXit software product. Sold as both an upgrade for TranXit to existing users and as a separate solution to new users, TranXit Pro adds additional features such as SyncPro for enhanced and automatic data synchronization, a virtual Windows clipboard for collaborative processing between two PCs, delta file transfer for enhanced performance and long file-name support for Windows 95.

    TRANXIT PRO CONNECTIVITY KIT. The TranXit Pro Connectivity Kit combines TranXit Pro with an IrDA compliant serial IR adapter for a desktop PC. A complete solution for an IR notebook user, the TranXit Pro Connectivity Kit provides convenient notebook-to-desktop wireless IR connectivity.

    TRANXIT FOR NT. TranXit for NT brings the features and flexibility of the Company's TranXit/TranXit Pro products to the Windows NT operating system. TranXit for NT is interoperable with all other versions of the TranXit family.

    TRANXIT FOR DOS. Much of the horizontal computing market has migrated to graphical user interface operating systems, such as Windows for Workgroups, Windows 3.1 and Windows 95. There are, however, a large number of vertical market hardware devices, such as those used for data collection or factory automation, that remain based upon the DOS operating system. TranXit for DOS provides the necessary connectivity and file transfer capabilities that allows these devices to interoperate with PCs. TranXit for DOS is interoperable with all other versions of the TranXit family.

    INTELLILINK. IntelliLink provides data "import" and "export" between a broad range of PC-based contact management and scheduling applications, and a number of mobile computing devices.

    LNTELLISYNC. IntelliSync provides content-aware data synchronization, including complete conflict resolution, between a broad range of PC-based PIMs, contact management and scheduling applications, as well as a number of mobile computing devices. Based upon the Company's proprietary database synchronization technology, IntelliSync allows users to automatically synchronize their mobile computing devices directly with various PC applications in a single step, eliminating the need for intermediate conversions or translations.

    CLIPMANAGER. ClipManager is a productivity software application program for both notebook and desktop PCs. It extends the capabilities of the standard Windows Clipboard, providing a clipboard of user-definable depth (for multiple cut and pastes), as well as the ability to organize frequently used clip objects, such as logos, charts and standard paragraphs of text, into "books" for immediate and convenient access directly from Windows applications.

FUTURE PRODUCTS


    TRANXIT 97. TranXit 97, specifically designed for Windows 95 and Windows NT, will be a 32-bit application that extends the functionality of TranXit and Tranxit Pro. Its features will include an enhanced user interface tailored to Windows 95 and Windows NT; broad compatibility with both new and existing IR-enabled notebook and desktop PCs; support for the Fast IR standard (IrDA-2) for 4.0 Mbps connectivity; additional PC-to-PC file transfer capabilities; enhanced, automated directory synchronization; support for additional connectivity media including local and wide area networks; backward compatibility to existing versions of TranXit and TranXit Pro; and content-aware data synchronization among PIM, contact management and scheduling applications.


    LNTELLISYNC FOR WINDOWS. lntelliSync for Windows will provide content-aware data synchronization, including complete conflict resolution, among PC-based PIM, contact management and scheduling applications and a number of mobile computing devices. lntelliSync for Windows will allow one-step, automatic synchronization between mobile computing devices and multiple PC applications, eliminating the need for intermediate conversions or translations.

    The markets for Puma's products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. The Company first introduced its TranXit products in October 1994. As its product families mature, the Company expects that their gross margins may decline. The Company's future success will depend to a substantial degree upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards. The Company budgets amounts to expend for research and development based on planned product introductions and enhancements; however, actual expenditures may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that the Company will successfully develop, introduce or manage the transition to new products. The Company has in the past, and may in the future, experience delays in the introduction of its products, due to factors internal and external to the Company. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect the Company's operating results, particularly on a quarterly basis. See "Risk Factors--Risks Associated with New Product Development and Timely Introduction of New and Enhanced Products."

TECHNOLOGY

    Puma's software products allow the exchange and synchronization of data across diverse platforms, operating systems and applications. The Company has developed two complementary proprietary technologies for mobile data exchange: content-aware data synchronization and IR connectivity. These complementary technologies each provide an easy to use graphical user interface to configure and run IR connectivity and data synchronization operations. The user interface balances ease of use with the flexibility needed to meet user customization requirements, reflecting the extensive prior experience of the Company's engineers in developing user interfaces for consumer product applications including entertainment software.

    CONTENT-AWARE DATA SYNCHRONIZATION. The Company's content-aware data synchronization technology operates at both the file and record level to synchronize data among different software applications and hardware platforms during data transfer. The Company's synchronization technology allows users to synchronize not only files, but also the data within those files, and to synchronize databases by field or record, not just copy one database file from one to another. This advanced data synchronization technology is composed of three main components that collectively work to enable the effective transfer of data across supported applications and platforms:

   SYNCHRONIZATION ENGINE. Puma's synchronization engine is the central component responsible for controlling the flow of data throughout the entire synchronization process. It directs translator modules to retrieve, add, delete, change and distribute data records or fields on demand.

   INTERMEDIATE DATA REPRESENTATION. Puma's synchronization technology makes extensive use of modularity to maximize reusability for the translator modules. The synchronization engine communicates with all translator modules using a common "dialect", referred to as intermediate data representation. Intermediate data representation stipulates rules for exchanging common types of data imposing restrictions on data content (i.e., the number and type of fields in each application). The existence of a common data representation makes it possible for a new translator to immediately synchronize with any supported application or mobile computing device.

   TRANSLATORS. Each translator module is responsible for interfacing with one application or mobile computing device. When operating under Windows, a translator is packaged as a separate Dynamic Link Library ("DLL") for maximum reusability. The development of new translators (as well as the maintenance of existing modules) is greatly eased by the existence of the translator framework, a collection of powerful C++ classes which supply software engineers with the necessary abstractions to quickly and easily develop translator modules to meet expanding market needs.

    IR CONNECTIVITY. Puma's IR connectivity software enables the wireless transfer of data among notebook and desktop PCs, printers and mobile computing devices. TranXit is designed to support IrDA standards, and was the first file-exchange software to incorporate the new Fast IR standard (IrDA-2) for 4.0 Mbps connectivity.

   COMMUNICATIONS ARCHITECTURE. The Company's software is based upon an extensive, proprietary, network and device independent communications architecture, enabling access to a variety of mobile computing devices through a flexible and simple application program interface ("API") that speeds the development of new features. A layered, modular design allows the architecture to leverage existing published data transfer protocols (IrDA, Windows Sockets), when available, and to create proprietary data transfer protocols to provide connectivity to a broad range of devices without extensive modification of the software.

    The Company's IR communications architecture isolates hardware implementation details from the rest of the protocol stack, enabling quick support of new IR hardware implementations and fast adoption of new IR standards and extensions. The architecture supports multiple vendors' implementation of IrDA protocol stacks for migration to new operating systems and platforms.

    Puma's communication protocols are designed to operate across a variety of network and operating system environments, enabling mobile data exchange among them. Puma software currently supports data transfer among Windows for Workgroups, Windows 3.1 and Windows 95. Puma has also worked with Microsoft to ensure that the Microsoft IR driver supports mobile data exchange among operating systems and IR devices.

SALES AND MARKETING


    Puma primarily sells its products through more than 50 OEM customers worldwide. In fiscal 1995, NEC, Toshiba and Canon accounted for approximately 16%, 15% and 14% of the Company's revenue, respectively. In fiscal 1996, Toshiba and NEC accounted for approximately 18% and 13% of the Company's revenue, respectively. In the first quarter of fiscal 1997, Toshiba accounted for approximately 21% of the Company's revenue.


    Puma strives to be both a marketing and a technology partner with its OEM customers. Puma's sales and marketing organization sells the Company's products directly to its OEM partners, and then works with them on joint marketing and channel programs. Puma works closely with OEM partners on their new hardware products by providing technical input to the OEM, thereby helping to ensure that Puma's software products will work successfully with the OEM's hardware products. Puma also trains and educates the OEM's sales and marketing organizations on Puma's products, allowing them to act as Puma's "virtual" sales force to their channels and direct customers.

    Puma distributes its retail products through several distribution channels both domestically and internationally. In the United States, Puma's sales organization works directly with major distributors, resellers, computer dealers, retailers and mail order companies to distribute its retail packaged products. In order to further develop its brand name recognition, Puma plans to continue to expand its joint marketing programs, marketing channel promotions and bundling arrangements with its strategic partners. See "Risk Factors--Risks Associated with Development of Retail Distribution Channel."


    Revenue from OEMs was approximately 95%, 89% and 65% of revenue during fiscal 1995, fiscal 1996 and the first quarter of fiscal 1997, respectively. In fiscal 1995, NEC, Toshiba and Canon accounted for approximately 16%, 15% and 14% of the Company's revenue, respectively. In fiscal 1996, Toshiba and NEC accounted for approximately 18% and 13% of the Company's revenue, respectively. In the first quarter of fiscal 1997, Toshiba accounted for approximately 21% of the Company's revenue. Although several OEMs are subject to certain contractual minimum purchase obligations, there can be no assurance that any particular OEM will satisfy the minimum obligations. Weakening demand from any key OEM and the inability of the Company to replace revenue provided by such OEM could have a material adverse effect on the Company's business, operating results and financial condition. The Company maintains individually significant receivable balances from major OEMs. If these OEMs fail to meet their payment obligations, the Company's operating results could be materially adversely affected. See "Risk Factors--Dependence on OEMs."



    International revenue represented approximately 71%, 67% and 58% in fiscal 1995, fiscal 1996 and the first quarter of fiscal 1997, respectively. Puma markets and sells through selected distributors and republishers that focus on specific geographic and market segment areas. These international partners operate as an extension of Puma's marketing and sales organizations, developing the appropriate sales channels in their regions. They also work with local resellers as well as local offices of Puma's OEM customers to develop specific marketing and channel promotions for their regions. As of October 31, 1996, the Company was represented by 14 distributors and resellers in Africa, Asia, Australia, Canada and Europe and is continuing to expand its international reach as appropriate distributors or republishers are found. See "Risk Factors--Risks Associated with International Operations."


COMPETITION

    The Company expects the market for MDE software, including data synchronization and IR connectivity software to the extent it develops, to become intensely competitive. The Company currently faces direct competition with respect to a number of its individual products from several private companies, including Traveling Software. In addition to direct competition, the Company faces indirect competition from existing and potential customers that provide internally developed solutions. As a result, the Company must educate prospective customers as to the advantage of the Company's products versus internally developed solutions. The Company currently faces limited direct competition from major applications and operating systems software vendors who may choose to incorporate data synchronization and IR connectivity functionality into their operating systems software, thereby potentially reducing the need for OEMs to include Puma's products in their notebook and desktop PCs. For example, Microsoft's inclusion of certain features permitting data synchronization and IR connectivity between computers utilizing the Windows 95 operating system may have the effect of reducing revenue from the Company's software if users of Windows 95 perceive that their data synchronization and IR connectivity needs are adequately met by Microsoft. Certain of the companies with which the Company competes or may in the future compete, including internal software development groups of its current and potential customers, have substantially greater financial, marketing, sales and support resources and may have more "brand-name" recognition than the Company. There can be no assurance that the Company will be able either to develop software comparable or superior to software offered by its current or future competitors or to adapt to new technologies, evolving industry standards and changes in customer requirements. In addition, the PC and mobile computing device markets experience intense price competition, and the Company expects that, in order to remain competitive, it may have to decrease its unit royalties on certain products. See "Risk Factors--Competition."

    The principal competitive factors affecting the market for the Company's software are compatibility, functionality, reliability, OEM relationships and price. The Company believes it competes favorably overall with respect to these factors.

    The Company believes that users will want to be able to utilize IR connectivity and data synchronization functionality with a wide variety of mobile computing devices and software applications, and that its standards-based approach will continue to allow it to compete favorably with larger companies whose products may not be able to support such a degree of interoperability. Puma's strategic relationships with hardware and software vendors enable it to provide interoperability among a broader range of applications than many of its current and potential competitors.

CUSTOMER SUPPORT

    The Company's service and support organization provides secondary technical support to OEMs, primary technical support to retailers and end users and education and training services to OEMs and retailers. The Company's current OEMs typically have software maintenance agreements with the Company that provide for one or more of the following services:

    EDUCATION AND TRAINING. The Company offers training courses designed to educate OEMs and retailers about its products. Training classes are provided at the Company's offices in San Jose, California. In fiscal 1996, the Company held training courses for OEMs on eight occasions and for retailers on seven occasions. The Company believes its commitment to OEM and retailer education has accelerated the market acceptance of its products.

    TECHNICAL SUPPORT. The Company offers technical support to customers who have entered into agreements to license the Company's products. The Company provides service and support through its internal technical support organization. Technical support includes the maintenance of the Company's products in accordance with specifications contained in the Company's guide for such products, as well as access to technical support personnel by telephone, fax and e-mail. Customers under license agreements are typically entitled to certain minor product updates and modifications, primarily bug fixes. The Company's OEMs and some of its retail channel partners provide telephone and initial support to end users.

RESEARCH AND DEVELOPMENT

    The Company seeks to capitalize on its expertise in data synchronization and IR connectivity technology by developing products for new applications and increasing the functionality of existing products. The Company believes its core technology is widely applicable, and it plans to continue to develop new products based on its core technology.


    As of October 31, 1996, the Company's engineering group consisted of 49 full-time employees and full-time equivalent consultants who were engaged in product development. Product maintenance and customer support responsibilities are shared by engineering group employees on an as-needed basis. In fiscal 1995, fiscal 1996 and the first quarter of fiscal 1997 research and development expenses were $1.8 million, $3.1 million and $1.2 million, respectively.


    The markets for Puma's products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. The Company first introduced its TranXit products in October 1994. As its product families mature, the Company expects that their gross margins may decline. The Company's future success will depend to a substantial degree upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards. The Company budgets for research and development based on planned product introductions and enhancements; however, actual expenditures may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that the Company will successfully develop, introduce or manage the transition to new products. The Company has in the past, and may in the future, experienced delays in the introduction of its products, due to factors internal and external to the Company. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect the Company's operating results, particularly on a quarterly basis. See "Risk Factors--Risks Associated with Product Development and Timely Introduction of New and Enhanced Products."

PROPRIETARY RIGHTS

    Puma relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and name recognition are essential to establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company currently has one issued United States patent that expires in 2012 and has three patent applications pending. In addition, the Company has corresponding international patent applications pending under the Patent Cooperation Treaty in countries to be designated at a later date. There can be no assurance that the Company's patent will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around the patents owned by the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not ensure that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology. The Company has entered into source code escrow agreements with a limited number of its customers and resellers requiring release of source code in certain circumstances. Such agreements generally provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its support obligations. The Company also provides its source code to foreign language translation service providers and consultants to the Company in limited circumstances. The provision of source code may increase the likelihood of misappropriation by third parties.

    The Company is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources or cause product shipment delays. In addition, such claims could require the Company to discontinue the use of certain software codes or processes, to cease the manufacture, use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology. There can be no assurance that the Company would be able to develop alternative technologies or to obtain such licenses or, if a license were obtainable, that the terms would be commercially acceptable to the Company. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially adversely affected. See "Risk Factors--Proprietary Rights Risks of Infringement and Source Code Release."

EMPLOYEES


    As of October 31, 1996, the Company had 92 employees and full-time equivalent consultants, including 24 in sales and marketing, 49 in engineering, 13 in finance and administration and six in customer service. All of the Company's employees are located in the United States and none are represented by a labor union. The Company has experienced no work stoppages and believes its relationship with its employees is good.


    Competition for qualified personnel in the Company's industry is intense. The Company believes that its future success will depend in part on its continued ability to hire, train and retain qualified personnel.

FACILITIES

    The Company's principal administrative, engineering, manufacturing, marketing and sales facilities total approximately 19,800 square feet and are located in a single building in San Jose, California under a lease that expires in June 1997. The Company also leases approximately 6,200 square feet in a single building in Nashua, New Hampshire under a lease that expires in December 1998.

    Management believes that its current facilities are adequate for its needs through the next twelve months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY MEMBERS OF MANAGEMENT

    The executive officers and directors of the Company are as follows:


NAME                      AGE POSITION
------------------------  --- ------------------------------------------------------------------------------------------------------
Bradley A. Rowe           36  President, Chief Executive Officer and Director
Stephen A. Nicol          36  Senior Vice President, Sales and Director
M. Bruce Nakao            52  Senior Vice President, Finance and Administration, and Chief Financial Officer
Michael M. Clair(1)       48  Chairman of the Board
Tyrone F. Pike            42  Director
Robert D. Rutner, DDS(1)  38  Director


    Other key members of management of the Company are as follows:


NAME                      AGE POSITION
------------------------  --- ------------------------------------------------------------------------------------------------------
Masanari Arai             36  Vice President, Business Development
Michael A. Blanchette     43  Vice President, Technology and Chief Technical Officer
Kevin E. Flood            44  Vice President, Engineering
Steven R. Magidson        48  Vice President, Marketing


---------
(1) Member of Compensation Committee and Audit Committee.

    MR. ROWE co-founded the Company in August 1993 and has served as President since October 1993 and Chief Executive Officer since March 1995. He has also served as a Director of the Company since August 1993. Prior to founding the Company, from January 1991 to July 1993, he held various management positions at SystemSoft Corporation, a PC system software supplier, including Vice President of Worldwide Sales and General Manager of Desktop Computing. In June 1988 Mr. Rowe co-founded Extar Technologies, a manufacturer's representative of PC products, where he held a number of management positions, including Vice President of Sales and President until December 1990. From November 1983 to June 1988, Mr. Rowe served in various sales positions at Western Digital Corporation, a storage management company, including Director of Western Area Sales. Mr. Rowe holds a B.S. degree in engineering and management science from Princeton University.


    MR. NICOL co-founded the Company in August 1993 and has served as Senior Vice President, Sales since its establishment. He has also served as a Director since August 1993. Prior to founding the Company he served in several capacities at SystemSoft Corporation, including as Director of Sales for Japan and Asia Pacific from July 1992 to July 1993 and as Sales Manager for the Eastern United States from November 1991 to July 1992. Mr. Nicol co-founded Extar Technologies in June 1988 where he served until November 1991 as Vice President of Sales. Previously, Mr. Nicol served as OEM Manager for Western Digital and computer sales representative for Hewlett-Packard. He holds an A.B. degree in political science from Princeton University.



    MR. NAKAO joined the Company in June 1996 as Chief Financial Officer and Senior Vice President, Finance and Administration. Prior to joining the Company, from May 1986 to June 1996, he served in several capacities at Adobe Systems Incorporated, a software company, most recently as its Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer. He holds a B.A. degree in business and economics from the University of Washington and an M.B.A. degree from Stanford University.


    MR. CLAIR became a Director of the Company in November 1994 and has served as Chairman of the Board since March, 1995. Mr. Clair was a founder of SynOptics Communications (now Bay Networks), a computer networking company, and from January 1987 to November 1992, served as Vice President Sales and Marketing and then as Senior Vice President of Sales and Customer Service of SynOptics. Mr. Clair has more than 25 years' experience in data processing, data and voice communications and local area networking. He spent the early part of his career with Tymshare, a computer time-sharing company, and ROLM, a manufacturer of digital PBX equipment, in a variety of sales and marketing positions. He holds a B.S. degree in business and an M.B.A. degree from the University of Buffalo. Mr. Clair is a director of several private companies in Silicon Valley.


    MR. PIKE became a Director of the Company in October 1996. Since March 1993, Mr. Pike has served as a Director of Citrix Systems, a supplier of multi-user application server products. In August 1996 Mr. Pike founded Switchsoft Systems, a supplier of open virtual network management software for switches and routers and has served as Chairman of the Board and Chief Executive Officer since its inception. From January 1994 to August 1996, Mr. Pike served in various positions at UB Networks, a computer networking company, including Senior Vice President and Chief Technical Officer. Prior to joining UB Networks, Mr. Pike served as a partner of Pike Associates from September 1992 to January 1994. From March 1992 to September 1992, Mr. Pike served as President and Chief Executive Officer of Global Village Communications, a networking communications company. From May 1991 to June 1992 he served as Manager, Strategic Planning & Business Development of Intel Corporation, a semiconductor company. From April 1983 to May 1991, Mr. Pike served as Founder, Chairman of the Board and President of LANSystems, a computer networking company, of which he served as a Director until February 1994. Mr. Pike holds an A.B. degree in Architecture from Princeton University


    DR. RUTNER became a Director of the Company in October 1993. He has practiced dentistry since August 1985 as proprietor of the Serra Park Dental Group. He holds a B.S. degree in biochemistry from the University of California at Davis, an M.S. degree in biochemistry from the University of California at Davis and a D.D.S. degree from Georgetown University. Dr. Rutner is a director of several private companies in Silicon Valley.


    MR. ARAI joined the Company in April 1995 as Vice President, Product Marketing. From April 1984 to January 1995 he served in various positions at IBM Japan Ltd., a subsidiary of IBM, Inc. located in Tokyo, Japan, including computer software engineer and, most recently, Staff Planning Manager in the ThinkPad Development Organization, a group that executed a worldwide marketing plan for the ThinkPad. Mr. Arai holds an M.S. degree in computer science from Toyohashi University of Technology in Toyohashi, Japan.


    MR. BLANCHETTE joined IntelliLink Corporation in March 1992, where he served as President and Director of Engineering until the merger with the Company in May 1996. Prior to joining IntelliLink, from April 1989 to March 1992, he served in various management positions at Alsys, a software tools supplier, including President and Vice President of Engineering. From 1984 to 1989, Mr. Blanchette was employed by Wang Laboratories in various research and development positions, including Director of Engineering in charge of programming language products. Mr. Blanchette holds an M.S. degree in computer science from Boston University.


    MR. FLOOD joined the Company as Vice President, Engineering in March 1995. From August 1987 until he joined the Company, Mr. Flood served as President of AI Squared, Inc., a company which he founded in 1987 to develop diagnostic artificial intelligence technology and which he sold to Intelligence Vehicle Highway Systems in 1994. From October 1980 to July 1987, he held several management positions in research and development and product support at Wang Laboratories. Mr. Flood holds a B.A. degree in history from the University of Colorado.



    MR. MAGIDSON joined the Company as Vice President, Marketing in September 1995. Prior to joining the Company, from November 1991 to August 1995, Mr. Magidson was an independent consultant providing technical, marketing, and strategic planning contract services to a variety of hardware and software developers in the mobile computing and connectivity market. In April 1989, he joined Xircom, a supplier of mobile networking products, serving as Vice President of Marketing until October 1991. Mr. Magidson has over 25 years of experience in the computer industry and is a frequent speaker at technical symposia. He holds a B.A. degree in journalism from Rutgers University and an M.S. degree in computer science from West Coast University.

BOARD COMMITTEES

    The Board of Directors has a Compensation Committee, currently composed of Mr. Clair and Dr. Rutner, which makes recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company. The Board of Directors also has an Audit Committee, currently composed of Mr. Clair and Dr. Rutner, which reviews the results and scope of the audit and other accounting related services.

DIRECTOR COMPENSATION


    Directors do not receive any cash compensation for their services as members of the Board of Directors or members of committees of the Board of Directors, although they are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings. Directors are eligible to receive stock option grants under the Company's 1993 Stock Option Plan. On December 2, 1994, Michael Clair, a director of the Company, was granted an option to purchase 100,000 shares of Common Stock of the Company under the Option Plan at an exercise price of $0.20 per share which vests over three years, with 1/3 of the option shares becoming vested at the first anniversary of the date of grant and 1/36 vesting each successive month thereafter. On March 17, 1995, Mr. Clair was granted an option to purchase 25,000 shares of Common Stock of the Company, at an exercise price of $0.20 per share, and on October 23, 1996 Mr. Pike was granted an option to purchase 30,000 shares of Common Stock of the Company at an exercise price of $7.50 per share. Both options were granted under the Option Plan and vest over four years, with 1/4 of the option shares vesting at the first anniversary and 1/48 vesting each successive month thereafter. The options have a term of 10 years. In addition, the Company entered into a consulting agreement effective October 1, 1994 with MacClair Associates, of which Mr. Clair is President, pursuant to which MacClair Associates receives $1,000 per quarter.


EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation received for services rendered to the Company during the fiscal year ended July 31, 1996, by the Chief Executive Officer of the Company and the other most highly compensated executive officer whose total salary for the fiscal year ended July 31, 1996 exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM COMPENSATION
                                                                               ANNUAL              AWARDS
                                                                            COMPENSATION   ----------------------
                                                                           --------------    SHARES UNDERLYING
NAME AND PRINCIPAL POSITION                                                    SALARY         OPTIONS GRANTED
-------------------------------------------------------------------------  --------------  ----------------------
Bradley A. Rowe .........................................................   $    122,667            100,000
 President and Chief Executive Officer
Stephen A. Nicol ........................................................        122,667            100,000
 Senior Vice President, Sales

OPTION GRANTS

    The following table provides information concerning grants of options to purchase the Company's Common Stock made to each of the named Executive Officers during the fiscal year ended July 31, 1996:

                          OPTION GRANTS IN FISCAL 1996


                                                                                          POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED ANNUAL
                             NUMBER OF                                                    RATES OF STOCK PRICE
                              SHARES        % OF TOTAL                                  APPRECIATION FOR OPTION
                            UNDERLYING   OPTIONS GRANTED                                        TERM (3)
                              OPTIONS    TO EMPLOYEES IN   EXERCISE PRICE   EXPIRATION  ------------------------
NAME                          GRANTED    FISCAL 1996 (1)    PER SHARE (2)      DATE         5%           10%
--------------------------  -----------  ----------------  ---------------  ----------  -----------  -----------
Bradley A. Rowe...........     100,000            8.7%        $    6.05      7/22/01    $    96,955  $   280,781
Stephen A. Nicol..........     100,000            8.7%        $    5.50      7/22/06        345,892      876,558


----------
(1) Excluding options to purchase 98,617 shares of the Company's Common Stock assured in connection with the acquisition of IntelliLink, all options granted in fiscal 1996 were granted under the 1993 Option Plan. The Board of Directors has discretion, subject to plan limits, to modify the terms of options and to reprice the options. Each option is fully exercisable from the time of grant, subject to the Company's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Shares generally vest at the rate of 1/4 after twelve months and 1/48 of the total number of shares each month thereafter. See "--Stock Plans."

(2) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as determined by the Company's Board of Directors. The Company's Common Stock was not traded publicly at the time of the option grants to the Named Executive Officers.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth certain information regarding unexercised stock options held by each of the Named Executive Officers as of July 31, 1996:

                       FISCAL 1996 YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES UNDERLYING
                                                                                       VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                        JULY 31, 1996 (#)              JULY 31, 1996 ($)(1)
                                                 -------------------------------  -------------------------------
NAME                                             EXERCISABLE (2)  UNEXERCISABLE   EXERCISABLE (2)  UNEXERCISABLE
-----------------------------------------------  ---------------  --------------  ---------------  --------------
Bradley A. Rowe................................        100,000              --               --              --
Stephen A. Nicol...............................        100,000              --               --              --

----------
(1) Calculated on the basis of the fair market value of the underlying securities at July 31, 1996 of $5.50 per share, as determined by the Company's Board of Directors, minus the aggregate exercise price.

(2) All options are fully exercisable, subject to the Company's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Shares generally vest at the rate of 1/4 after twelve months from the date of grant and 1/48 of the total number of shares each month thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company did not have a compensation committee until September 1996, prior to which time all decisions concerning executive compensation were made by the entire Board, of which Messrs. Rowe and Nicol are members. Messrs. Rowe and Nicol abstained from all deliberations concerning their own compensation during this period. The Compensation Committee currently consists of Mr. Clair and Dr. Rutner. No member of the Board of Directors or Compensation Committee of the Company serves as a member of the Board of Directors or Compensation Committee of an entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. The Company has entered into certain transactions with Mr. Clair and Dr. Rutner. See "Director Compensation" and "Certain Transactions."

STOCK PLANS

    1993 STOCK OPTION PLAN. The Company's 1993 Stock Option Plan (the "Option Plan") was adopted by the Company's Board of Directors and its stockholders in October 1993. A total of 3,500,000 shares of Common Stock have been reserved for issuance under the Option Plan, (including 1,000,000 shares of common stock authorized by the Board of Directors on September 3, 1996). The Option Plan provides for grants of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee directors), and for grants of nonstatutory options to employees, non-employee directors and consultants. The Option Plan is currently being administered by the Board of Directors of the Company, which determines the optionees and the terms of the options granted, including the exercise price, number of shares subject to the option and the exercisability thereof. Unless sooner terminated by the Board of Directors, the Option Plan will continue until all of the shares subject to the plan have been issued and all have been issued and all restrictions on such shares have lapsed. However, no incentive stock options may be granted more than 10 years after the date of the most recent stockholder approval of a change to the share reserve of the Option Plan.

    The exercise price of incentive stock options granted under the Option Plan must be not less than the fair market value of the Common Stock on the date of grant, and the exercise price of nonstatutory options must be not less than 85% of the fair market value of the Common Stock on the date of grant. With respect to any optionee who owns stock representing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of the Common Stock on the date of grant, and the term of the option must not exceed five years. The terms of incentive stock options may not exceed ten years, although there is no limit as to the term of nonstatutory stock options. The aggregate fair market value of Common Stock (determined as of the date of the option grant) for which an incentive stock option may for the first time become exercisable in any calendar year may not exceed $100,000.


    As of October 31, 1996, the Company issued 876,793 shares of Common Stock upon exercise of options granted under the Option Plan, (of which 25,980 shares had been repurchased by the Company) and options to purchase 1,113,995 shares of Common Stock, at a weighted average exercise price of $3.49 per share, were outstanding. There are currently 1,509,212 shares available for future option grants.



    INTELLILINK CORP. 1992 INCENTIVE STOCK OPTION PLAN In connection with the Company's acquisition of IntelliLink Corp. ("IntelliLink"), the Company assumed options granted under IntelliLink's 1992 Incentive Stock Option Plan (the "IntelliLink Plan"), and such options became exercisable for shares of the Company's Common Stock. Options granted under the IntelliLink Plan are incentive stock options which generally have a six-year term. Generally, options granted under the IntelliLink Plan became exercisable as the underlying shares vest. Such shares generally vest in four equal annual installments following the date of option grant, subject to the optionee's continued employment. No additional options will be granted under the IntelliLink Plan. As of October 31, 1996, no shares of the Company's Common Stock had been issued upon the exercise of options granted under the IntelliLink Plan, and options to purchase 98,367 shares of the Company's Common Stock were outstanding at a weighted average exercise price of $2.06 per share. The Company does not intend to issue options under the IntelliLink Plan in the future.



    1996 EMPLOYEE STOCK PURCHASE PLAN The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in September 1996 and approved by the stockholders of the Company in September 1996. A total of 250,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, is administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors of the Company) of the Company or any parent or subsidiary designated by the Board for participation in the Purchase Plan are eligible to participate in the Purchase Plan if they are customarily employed for more than 20 hours per week and more than five months per year. The Purchase Plan will be implemented by sequential 24-month offerings. Each offering will generally be comprised of four six-month purchase periods, with shares purchased on the last day of each purchase period (a "Purchase Date"). The Company has not yet offered or sold shares of Common Stock to employees pursuant to the Purchase Plan, but intends to initiate the first offering under the Purchase Plan concurrent with the Offering. The initial purchase period will terminate on August 31, 1997. Thereafter, purchase periods will begin on March 1 and September 1 of each year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation. The price at which stock may be purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the Company's Common Stock on the first day of the offering period or the Purchase Date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. In addition, participants generally may not purchase more than 5,000 shares in an offering or stock having a value (measured at the beginning of the offering) greater then $25,000 in any calendar year.


CHANGE OF CONTROL ARRANGEMENTS


    The Option Plan provides that, in the event of (i) certain mergers or consolidations to which the Company is a party in which the stockholders of the Company do not retain beneficial ownership of at least a majority of the voting stock of the Company or its successor, (ii) the sale, exchange or transfer of all or substantially all of the assets of the Company other than to one or more subsidiary corporations, or (iii) a liquidation or dissolution of the Company (collectively, a "Transfer of Control"), the Board of Directors of the Company may provide for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the Option Plan. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to such event, they will terminate. As of October 31, 1996, currently unvested options exercisable into 25,000 shares of Common Stock will become fully vested on the effective date of the Company's initial public offering and currently unvested options exercisable into 91,791 shares of Common Stock will become fully vested on a Transfer of Control.

                              CERTAIN TRANSACTIONS


    Between January 31, 1994 and December 2, 1994 the Company sold an aggregate of 739,668 shares of its Series A Preferred Stock at a purchase price of $1.00 per share. Between July 15, 1994 and December 28, 1994, the Company sold an aggregate of 104,187 Units at a purchase price of $40.00 per Unit. Each Unit was composed of seven shares of its Series A Preferred Stock and eleven shares of its Series B Preferred Stock and also, in some cases, warrants for ten shares of Common Stock. The Company also issued warrants to purchase its Common Stock at an exercise price of $3.00 per share to certain Unit purchasers. On August 15, 1996, the Company sold an aggregate of 285,715 shares of its Series C Preferred Stock to a small number of investors, including Intel Corporation, at a purchase price of $5.60 per share. The investors in these transactions included the following officers, directors and holders of more than 5% of the voting securities of the Company.



                                          SHARES OF PREFERRED STOCK         UNIT                     TOTAL SHARES
                                       -------------------------------   FINANCING                   AS CONVERTED
NAME                                   SERIES A   SERIES B   SERIES C     WARRANTS       OTHER           (1)
-------------------------------------  ---------  ---------  ---------  ------------  ------------  --------------
Greylock Equity Limited
 Partnership.........................    437,500    687,500         --    135,000(2)    592,243(3)      2,289,743
One & Co.............................    344,750    112,750         --    102,500            --           904,750
Funds Affiliated with CSK Capital
 Venture Co., Ltd. (4)...............    175,000    275,000    133,929         --            --           758,929
Robert D. Rutner, DDS (5)............    100,000         --         --         --            --           200,000
Audrey MacLean and Michael M. Clair,
 as trustees or their successors, of
 the Audrey MacLean and Michael Clair
 Trust Agreement UAD 12/1/90 (6).....     17,500     27,500         --         --            --            62,500


----------
(1) Upon the closing of the Offering, each share of the Company's Series A Preferred Stock will be converted into two shares of Common Stock and each share of the Company's Series B Preferred Stock and Series C Preferred Stock will be converted into one share of Common Stock.

(2) If Greylock elects to exercise its Unit Financing Warrant pursuant to the net exercise provision contained in its warrant, 90,000 shares of the Company's Common Stock will be issued prior to the closing of the Offering based upon an assumed offering price of $9.00 per share.


(3) In connection with the acquisition of IntelliLink on April 30, 1996, in exchange for securities of IntelliLink held by Greylock Equity Limited Partnership ("Greylock"), the Company issued to Greylock (i) a warrant to purchase 250,243 shares of the Company's Common Stock at an exercise price of $5.60 per share (alternatively, Greylock may exercise its warrant for a total of 94,536 shares of the Company's Common Stock prior to the closing of this Offering at an assumed offering price of $9.00 per share) and (ii) a $850,000 promissory note bearing interest at 7.0% per annum and convertible into shares of the Company's Common Stock at the rate of approximately $2.77 per share, or approximately 342,000 shares at the closing of the Offering.


(4) Includes shares held by CSK Venture Capital Co., Ltd., as Investment Manager for each of the following funds: CSK-1(A) Investment Fund, CSK-1(B) Investment Fund and CSK-2 Investment Fund.

(5) Dr. Rutner is a director of the Company.

(6) Michael Clair, a director of the Company, is a trustee of the Audrey MacLean and Michael Clair Trust Agreement UAD 12/1/90.

    The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors; and officers' insurance if available on reasonable terms.

    For a description of the compensation of officers of the Company and the eligibility of officers and directors of the Company to participate in the Company's employee benefit plans. See "Management-- Executive Compensation" and "--Stock Plans."

    All transactions between the Company and its officers, directors, principal stockholders and other affiliates have been and will be on terms no less favorable to the Company than could be obtained from unaffiliated parties. To date, the Company has made no loans to officers, directors, principal stockholders or other affiliates other than advances of reimbursable expenses. All such future transactions will be approved by a majority of the Company's independent and disinterested directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of October 31, 1996 by:
(i) each of the directors and Named Executive Officers of the Company; (ii) all directors and executive officers of the Company as a group; (iii) each other person known by the Company to own beneficially more than 5% of the Company's Common Stock and (iv) each other Selling Stockholder.



                                                 SHARES BENEFICIALLY OWNED               SHARES BENEFICIALLY OWNED
                                                    BEFORE THE OFFERING       SHARES        AFTER THE OFFERING
                                                ---------------------------    BEING    ---------------------------
OFFICERS AND DIRECTORS                            NUMBER     PERCENT (1)(2)   OFFERED     NUMBER     PERCENT (1)(2)
----------------------------------------------  -----------  --------------  ---------  -----------  --------------
Bradley A. Rowe (3)...........................    1,372,000           14.6%     --        1,372,000           11.5%
Stephen A. Nicol (3)..........................      680,500            7.3      --          680,500            5.7
Michael M. Clair (4)..........................      346,500            3.7      --          346,500            2.9
Robert D. Rutner, DDS.........................      300,000            3.2      --          300,000            2.5
Tyrone F. Pike (5)............................       30,000              *      --           30,000              *
All current directors and executive officers
 as a group (6 persons) (6)...................    2,979,000           30.5      --        2,979,000           25.0

OTHER 5% STOCKHOLDERS
----------------------------------------------
Greylock Equity Limited Partnership (7)           2,089,036           21.4     286,197    1,797,839           15.1
 755 Page Mill Road, Suite A100
 Palo Alto, California 94304
One & Co. (8) ................................      904,750            9.7      --          904,750            7.6
 c/o Welch & Forbes
 45 School Street
 Boston, Massachusetts 02108
Funds affiliated with CSK Venture Capital Co.,
 Ltd. (9) ....................................      758,929            8.2     139,010      619,919            5.2
 6th Floor, First Akiyama Bldg.
 2-3-22 Toranomon, Minato-Ku
 Tokyo 105, Japan

OTHER SELLING STOCKHOLDERS
----------------------------------------------
C. Bruce Johnstone (10) ......................      200,000            2.2      36,633      163,367            1.4
P.H. Morton (11) .............................      100,000            1.1      18,317       81,683              *
Stephen L. LaVaute & Blanca Maria
 Isabel LaVaute Trust dated 4/6/83,
 as amended 9/22/92, Stephen L. LaVaute,
 Trustee (12).................................       50,000              *       9,158       40,842              *
Jerome or JoAnne Robertson (13) ..............       50,000              *       9,158       40,842              *
Agora Marketing International, Inc. (14)              5,000              *         916        4,084              *
Greg Dalcher (15) ............................        3,336              *         611        2,725              *


----------
*   Less than 1%

(1) Assumes no exercise of Underwriters' over-allotment option.


(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after October 31, 1996 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Options granted under the Option Plan are fully exercisable from the date of grant, subject to the

    Company's right to repurchase any unvested shares at the original exercise price upon termination of employment. See "Management Executive Compensation Stock Plans." Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals listed in the table is: c/o Puma Technology, Inc., 2940 North First Street, San Jose, California 95134.


(3) Includes 100,000 shares subject to options which are exercisable within 60 days of October 31, 1996.



(4) Includes 125,000 shares subject to options which are exercisable within 60 days of October 31, 1996, 16,000 shares registered in the names of children of Mr. Clair, and 105,500 shares registered in the name of the Audrey MacLean and Michael M. Clair, as Trustees, or their successors, of the Audrey MacLean and Michael Clair Trust Agreement UAD 12/1/90, of which Mr. Clair is a trustee.



(5) Represents shares subject to options which are exercisable within 60 days of October 31, 1996.



(6) Includes 531,122 shares subject to options which are exercisable within 60 days of October 31, 1996.



(7) Includes 184,536 shares issuable upon the net exercise of outstanding warrants at an assumed public offering price of $9.00 and 342,000 shares issuable upon the conversion of the Convertible Debenture. If the Underwriters' over-allotment option is exercised in full, an additional 291,745 shares would be offered for sale in the Offering. Greylock Equity GP Limited Partnership, the General Partner of Greylock Equity Limited Partnership, and specifically Henry F. McCance, the Managing Partner of Greylock Equity GP Limited Partnership, may be deemed to be the beneficial owners of the portfolio securities owned by Greylock Equity Limited Partnership. However, Greylock Equity GP Limited Partnership and Henry F. McCance disclaim beneficial ownership with respect to portfolio securities owned by Greylock Equity Limited Partnership, to the extent such ownership exceeds their respective pecuniary interests therein.



(8) Includes 90,000 shares issuable upon the full exercise of outstanding warrants at an exercise price of $3.00 per share prior to the closing of the Offering. Also includes 71,875 shares and warrants exerciseable for 6,250 shares at an exercise price of $3.00 per share prior to the closing of the Offering held by Francis W. Hatch and Serene M. Hatch, respectively. One & Co. acts as investment manager for the shares held by these stockholders. Kenneth S. Safe, Jr. and John K. Spring, general partners of One & Co, may be deemed to be the beneficial owners of the portfolio securities owned by One & Co. However, Kenneth S. Safe, Jr. and John K. Spring disclaim beneficial ownership with respect to portfolio securities owned by One & Co to the extent that such ownership exceeds their pecuniary interest therein.



(9) Includes 232,143 shares held by CSK Venture Capital Co., Ltd., as Investment Manager of CSK-1(A) Investment Fund, 232,143 shares held by CSK Venture Capital Co., Ltd., as Investment Manager of CSK-1(B) Investment Fund and 294,643 shares held by CSK Venture Capital Co., Ltd., as Investment Manager of CSK-2 Investment Fund (the "Funds"). CSK Venture Capital Co., Ltd., investment manager for the Funds, and specifically Isao Okawa and Masahiro Aozono, the representative directors of CSK Venture Capital Co., Ltd., may be deemed to be the beneficial owners of the securities owned by the Funds. However, CSK Venture Capital Co., Ltd., Isao Okawa and Masahiro Aozono disclaim beneficial ownership with respect to securities owned by the Funds to the extent such ownership exceeds their respective pecuniary interests therein. If the Underwriters' over-allotment option is exercised in full, an additional 141,705 shares would be offered for sale in the Offering.



(10) If the Underwriters' over-allotment option is exercised in full, an additional 3,367 shares would be offered for sale in the Offering.



(11) If the Underwriters' over-allotment option is exercised in full, an additional 1,683 shares would be offered for sale in the Offering.



(12) If the Underwriters' over-allotment option is exercised in full, an additional 9,336 shares would be offered for sale in the Offering.



(13) If the Underwriters' over-allotment option is exercised in full, an additional 842 shares would be offered for sale in the Offering.



(14) If the Underwriters' over-allotment option is exercised in full, an additional 933 shares would be offered for sale in the Offering.



(15) If the Underwriters' over-allotment option is exercised in full, an additional 389 shares would be offered for sale in the Offering.

                          DESCRIPTION OF CAPITAL STOCK

    Puma has authorized capital of 40,000,000 shares of Common Stock, par value $0.001 per share, and 2,000,000 shares of Preferred Stock, par value $0.001 per share.

COMMON STOCK


    Excluding the shares of Common Stock to be issued upon the conversion of all outstanding Preferred Stock at the closing of the Offering and including an aggregate of approximately 661,536 shares of Common Stock to be issued upon the exercise of certain outstanding warrants and the conversion of the Convertible Debenture prior to the closing of the Offering, there were 5,033,461 shares of Common Stock outstanding held of record by 84 stockholders at October 31, 1996. Upon the closing of the offering, there will be 11,908,187 shares of Common Stock outstanding, assuming the conversion of all the outstanding shares of Preferred Stock into 4,374,726 shares of Common Stock, the issuance of 135,000 shares of Common Stock upon the full exercise of certain outstanding warrants at a price per share of $3.00 and the receipt of net proceeds therefrom, the issuance of 184,536 shares of Common Stock upon the net exercise of certain outstanding warrants at an assumed public offering price of $9.00 per share and the issuance of approximately 342,000 shares of Common Stock upon the conversion of principal and all accrued interest related to the Convertible Debenture.


    Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any outstanding Preferred Stock. Upon the closing of the offering, the Common Stock will have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designated and issue in the future.

PREFERRED STOCK

    Upon the closing of the offering, all outstanding shares of Preferred Stock will be converted into 4,374,726 shares of Common Stock and automatically retired. Thereafter, the Board of Directors will be authorized, without further stockholder approval, to issue up to 2,000,000 shares of Preferred Stock in one or more series. Each series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

    The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of the Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. As of the closing of the offering, no shares of Preferred Stock will be outstanding and the Company currently has no plans to issue any shares of Preferred Stock.

WARRANTS

    Between July 15, 1994 and September 25, 1994, the Company issued warrants to purchase its Common Stock to several investors in connection with the issuance of its Series A and Series B Preferred Stock (the "Unit Financing Warrants"). The Unit Financing Warrants are exercisable into an aggregate of up to 135,000 shares of Common Stock at an exercise price of $3.00 per share, and each warrant will expire upon the closing of the Offering. On December 28, 1994, the Company issued a warrant to purchase Common Stock to Greylock in connection with its purchase of Series A and Series B Preferred Stock of the Company (the "Greylock Unit Financing Warrant"). The Greylock Unit Financing

Warrant, which expires upon the closing of the Offering, is exercisable into up to 135,000 shares of Common Stock at an exercise price of $3.00 per share. Alternatively, Greylock may net exercise its warrant into 90,000 shares of Common Stock at an assumed public offering price of $9.00 per share.


    In connection with the acquisition by the Company of IntelliLink in April 1996, the Company issued to Greylock a warrant to purchase Common Stock (the "Greylock Acquisition Warrant") and a debenture convertible into Common Stock (the "Greylock Debenture") in exchange for similar securities for shares of IntelliLink Common Stock held by Greylock. The Greylock Acquisition Warrant, which expires upon the closing of the Offering, is exercisable into up to 250,243 shares of Common Stock at $5.60 per share. Alternatively, Greylock may net exercise its warrant into 94,536 shares of Common Stock at an assumed public offering price of $9.00 per share. The Greylock Debenture, which has a principal amount of $850,000 and accrues interest at 7.0% per annum from January 1995 as to $600,000 of the principal balance and from July 1995 as to $250,000 of the principal balance, automatically converts into approximately 342,000 shares of Common Stock at a conversion price of approximately $2.77 on the closing of the Offering.



    In August 1996, the Company issued a warrant to Intel Corporation in connection with the issuance of its Series C Preferred Stock. This warrant, which expires in August 2001, is exercisable into up to 140,000 shares of Common Stock at an exercise price of $5.50 per share and contains a net exercise provision.


REGISTRATION RIGHTS

    Upon the closing of the offering, the holders of 3,874,726 shares of Common Stock (collectively, the "Registrable Securities"), are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). In the event that the Company proposes to register any of its securities under the Securities Act, the holders of the Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities in such registration, subject to certain marketing and other limitations. Beginning six months after the effective date of the offering, the holders of at least a majority of the Registrable Securities have the right to require the Company on occasion to register all or a portion of their shares with registration rights on Form S-3, after such form becomes available to the Company, subject to certain conditions and limitations. For example, the Company may, in certain circumstances, defer such registration, and the underwriters involved in such registrations have the right, subject to certain limitations, to limit the number of shares included in such registrations.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    The Company is a Delaware corporation and will be subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, Section 203 of the Delaware Law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in the Delaware law) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision could have the effect of discouraging takeover attempts, including attempts that might result in a premium over the market price for the shares of Common Stock.

    The Company's Certificate of Incorporation provides that, upon the closing of the Offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and does not provide for cumulative voting in the election of directors. The Certificate of Incorporation and Bylaws restrict the right of stockholders to change the size of the Board of Directors and to fill vacancies on the Board of Directors. The Bylaws also establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for elections as directors or for stockholder proposals to be submitted at stockholder meetings. The amendment of any of these provisions would require approval by holders of 66.67% or more of the outstanding Common Stock.

    These and other provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. This may discourage another person or entity from making a tender offer for the Company's Common Stock, including offers at a premium over the market price of the Common Stock, and might result in a delay in changes in control of management. In addition, these provisions could have the effect of making it more difficult for proposals favored by the stockholders to be presented for stockholder consideration.

    The Company has also included in its Certificate of Incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware Law and to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Harris Trust Company of California. Its telephone number is (213) 239-0671.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has not been any public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will be developed or be sustained after the Offering. Sales of substantial amounts of Common Stock in the public market after this Offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities.


    After the Offering, the Company will have outstanding 11,908,187 shares of Common Stock. Of these shares, the 3,000,000 shares offered hereby will be freely tradeable in the public market without restriction under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act.



    The remaining 8,908,187 shares of Common Stock outstanding upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted Shares may be sold in the public market only if they are registered or if any qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.



    Pursuant to certain "lock-up" agreements, all of the executive officers, directors and certain stockholders and employees of the Company, who collectively hold an aggregate of approximately 8,403,783 shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this Prospectus. The Company has also entered into an agreement with Deutsche Morgan Grenfell Inc. that it will not offer, sell or otherwise dispose of Common Stock for a period of 180 days from the date of this Prospectus, other than pursuant to existing stock option plans. As a result of such lock-up agreements, approximately 6,232,149 of the Restricted Shares will be eligible for immediate sale beginning 181 days after the date of this Prospectus (of which 2,606,403 shares will be subject to certain volume, manner of sale and other limitations under Rule 144). Of the approximately 504,404 Restricted Shares held by existing stockholders of the Company not subject to lock-up agreements, 57,529 shares will be eligible for immediate sale in the public market under Rule 144(k).


    Following the expiration of such lock-up periods, certain shares issued upon exercise of options granted by the Company prior to the date of this Prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, imposed under Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares of the Company are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner who is not an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock (approximately 119,000 shares immediately after the Offering), or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner who is not an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


    As of October 31, 1996, options to purchase 1,113,995 shares of Common Stock were outstanding under the Company's 1993 Stock Option Plan. All such shares are subject to lock-up agreements for a period of 180 days from the date of this Prospectus and thereafter pursuant to Rule 701. As of October 31, 1996, there were 1,509,212 shares available for future option grants under its 1993 Stock Option Plan. Options to purchase 98,367 shares of Common Stock assumed in the acquisition of IntelliLink were also outstanding. Moreover, on September 3, 1996, the Board of Directors of the Company, subject to stockholder approval, adopted the 1996 Employee Stock Purchase Plan, under which 250,000 additional shares have been reserved for issuance.



    The Company intends to file after the effective date of the Offering a Registration Statement on Form S-8 to register an aggregate of 1,759,212 shares of Common Stock reserved for issuance under its 1993 Stock Option Plan and 1996 Employee Stock Purchase Plan. Such Registration Statement will become effective automatically upon filing. Shares issued under the foregoing plans, after the filing of Registration Statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by the Company. In addition, after the Offering, holders of approximately 3,874,726 shares of Common Stock and 140,000 shares of Common Stock issuable upon the exercise of the Intel Warrant will be entitled to certain rights to cause the Company to register the sale of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING


    The Underwriters named below, for whom Deutsche Morgan Grenfell Inc. and Alex. Brown & Sons Incorporated are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement (the form of which is filed as an exhibit to the Company's Registration Statement, of which this Prospectus is a part), to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock indicated below opposite their respective names. The Underwriters are committed to purchase all of the shares, if they purchase any.



                                                                                              NUMBER OF
                                                                                               SHARES
                                                                                             -----------
Deutsche Morgan Grenfell Inc...............................................................
Alex. Brown & Sons Incorporated............................................................

                                                                                             -----------
    Total..................................................................................    3,000,000
                                                                                             -----------
                                                                                             -----------


    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions.


    The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers
(who may include the Underwriters) a concession of not more than $   per share.
The selected dealers may reallow a concession of not more than $   to certain
other dealers. After the initial public offering, the price and concessions and re-allowances to dealers and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part. The Underwriters do not intend to sell any of the shares of Common Stock offered hereby to accounts for which they exercise discretionary authority.


    The Selling Stockholders have granted an option to the Underwriters to purchase up to a maximum of 450,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.


    In connection with the Offering, the Company and the directors, executive officers and certain stockholders have agreed not to offer or sell any Common Stock until the expiration of 180 days following the date of the final Prospectus without the prior written consent of Deutsche Morgan Grenfell Inc.


    The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the several Underwriters against certain liabilities including civil liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriters may be required to make in respect thereof.


    In August 1996, the Company issued 17,857 shares of the Company's Series C Preferred Stock to The Quattrone Family Trust, Frank P. Quattrone and Denise A. Foderaro Trustees (the "Quattrone Trust") which will convert automatically into 17,857 shares of Common Stock upon the completion of the Offering. Frank Quattrone, the Chief Executive Officer of DMG Technology Group, a division of Deutsche Morgan Grenfell Inc., is a trustee of the Quattrone Trust.

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price has been determined by negotiation between the Company, the Selling Stockholders and the Representatives. The principal factors to be considered in determining the public offering price include the information set forth in this Prospectus and otherwise available to the Representatives; the history and the prospects for the industry in which the Company will compete; the ability of the Company's management; the prospectus for future earnings of the Company; the present state of the Company's development and its current financial condition; the general condition of the securities markets at the time of the Offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies. Each of the Representatives has informed the Company that it currently intends to make a market in the shares subsequent to the effectiveness of the Offering, but there can be no assurance that the Representatives will take any action to make a market in any securities of the Company.


                                 LEGAL MATTERS

    The validity of the securities offered hereby and general corporate legal matters will be passed upon for the Company by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California is acting as counsel for the Underwriters in connection with certain legal matters relating to the sale of the Common Stock offered hereby.

                                    EXPERTS

    The Consolidated Financial Statements of the Company as of July 31, 1995, and 1996 and for the period from August 27, 1993 (inception) to July 31, 1994 and each of the two years in the period ended July 31, 1996 and the financial statements of IntelliLink Corp. for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    In connection with accounting for acquisition of IntelliLink, the Company obtained an appraisal of its Common Stock issued in such acquisition from Columbia Financial Advisors, Inc. Such appraisal estimated the fair market value of the Company's Common Stock issued in the IntelliLink acquisition at a range of $1.05 and $1.25 per share and was given on the authority of said firm as experts in valuation of securities.


                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including the exhibits thereto and the financial statements and notes filed as a part thereof, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of such site is http://www.sec.gov.

                             PUMA TECHNOLOGY, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
PUMA TECHNOLOGY, INC.
  Report of Independent Accountants........................................................................        F-2
  Consolidated Balance Sheet...............................................................................        F-3
  Consolidated Statement of Operations.....................................................................        F-4
  Consolidated Statement of Stockholders' Equity...........................................................        F-5
  Consolidated Statement of Cash Flows.....................................................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7

INTELLILINK CORP.
  Report of Independent Accountants........................................................................       F-18
  Statement of Operations..................................................................................       F-19
  Statement of Stockholders' Deficit.......................................................................       F-20
  Statement of Cash Flows..................................................................................       F-21
  Notes to Financial Statements............................................................................       F-22

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
  Unaudited Pro Forma Combined Statement of Operations.....................................................       F-28
  Notes to Unaudited Pro Forma Combined Statement of Operations............................................       F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Puma Technology, Inc.


    The reincorporation described in Note 10 to the Consolidated Financial Statements has not been consummated at November 7, 1996. When it has been consummated, we will be in a position to furnish the following report:


    "In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Puma Technology, Inc. and its subsidiaries at July 31, 1995 and 1996, and the results of their operations and their cash flows for the period from August 27, 1993 (inception) to July 31, 1994 and for the years ended July 31, 1995 and 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for the opinion expressed above."


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
San Jose, California
August 20, 1996, except for Note 10
  which is as of September 4, 1996

                             PUMA TECHNOLOGY, INC.

                           CONSOLIDATED BALANCE SHEET
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     ASSETS

                                                                                                            OCTOBER 31,
                                                                                                                1996
                                                                                            JULY 31,        ------------
                                                                                      --------------------
                                                                                        1995       1996     (UNAUDITED)
                                                                                      ---------  ---------
Current assets:
  Cash and cash equivalents.........................................................  $   2,000  $     982   $    2,333
  Short-term investments............................................................        500         --           --
  Accounts receivable, net..........................................................        125      1,837        2,483
  Inventories.......................................................................         24        165          176
  Other current assets..............................................................         48        114          624
                                                                                      ---------  ---------  ------------
        Total current assets........................................................      2,697      3,098        5,616
Property and equipment, net.........................................................        251        449          514
Other assets........................................................................         --        457          573
                                                                                      ---------  ---------  ------------
                                                                                      $   2,948  $   4,004   $    6,703
                                                                                      ---------  ---------  ------------
                                                                                      ---------  ---------  ------------
                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................................  $     227  $     682   $      752
  Accrued liabilities...............................................................        171        645          609
  Deferred revenue..................................................................        628      1,042        1,514
  Current portion of capital lease obligations......................................         20         21           21
                                                                                      ---------  ---------  ------------
        Total current liabilities...................................................      1,046      2,390        2,896
Capital lease obligations, net of current portion...................................         16         28           19
Convertible debenture...............................................................         --        933          948
                                                                                      ---------  ---------  ------------
        Total liabilities...........................................................      1,062      3,351        3,863
                                                                                      ---------  ---------  ------------
Commitments (Note 9)
Stockholders' equity:
  Stock subscription................................................................         --      1,582           --
  Preferred stock, $0.001 par value; 3,500 shares authorized at July 31, 1995 and
   1996 and October 31, 1996; 2,000 shares authorized, none issued and outstanding
   at October 31, 1996 pro forma (unaudited)........................................         --         --
    Series A convertible preferred stock, $0.001 par value; 2,000 shares designated;
     1,469 shares issued and outstanding at July 31, 1995 and 1996 and October 31,
     1996 (liquidation preference of $1.00 per share); none issued and outstanding
     at October 31, 1996 pro forma (unaudited)......................................          2          2            2
    Series B convertible preferred stock, $0.001 par value; 1,500 shares designated;
     1,151 shares issued and outstanding at July 31, 1995 and 1996 and October 31,
     1996 (liquidation preference of $3.00 per share); none issued and outstanding
     at October 31, 1996 pro forma (unaudited)......................................          1          1            1
    Series C convertible preferred stock, $0.001 par value; 286 shares designated;
     none issued and outstanding at July 31, 1995 and 1996; 286 shares issued and outstanding at October 31, 1996 (liquidation preference of $5.60 per share);
     none issued and outstanding at October 31, 1996 pro forma (unaudited)..........         --         --           --
  Common Stock, $0.001 par value; 20,000 shares authorized; 2,722, 4,297 and 4,372 shares issued and outstanding at July 31, 1995 and 1996 and October 31, 1996;
   40,000 shares authorized, 9,408 shares issued and outstanding at October 31, 1996
   pro forma (unaudited)............................................................          3          4            4
  Additional paid-in capital........................................................      4,982      6,686        8,684
  Receivable from stockholders......................................................         (2)    (2,013)        (476)
  Deferred stock compensation.......................................................         --       (108)        (101)
  Accumulated deficit...............................................................     (3,100)    (5,501)      (5,274)
                                                                                      ---------  ---------  ------------
        Total stockholders' equity..................................................      1,886        653        2,840
                                                                                      ---------  ---------  ------------
                                                                                      $   2,948  $   4,004   $    6,703
                                                                                      ---------  ---------  ------------
                                                                                      ---------  ---------  ------------

                                                                                       PRO FORMA
                                                                                          1996
                                                                                      ------------

Current assets:
  Cash and cash equivalents.........................................................   $    2,738
  Short-term investments............................................................           --
  Accounts receivable, net..........................................................        2,483
  Inventories.......................................................................          176
  Other current assets..............................................................          624
                                                                                      ------------
        Total current assets........................................................        6,021
Property and equipment, net.........................................................          514
Other assets........................................................................          573
                                                                                      ------------
                                                                                       $    7,108
                                                                                      ------------
                                                                                      ------------
                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................................   $      752
  Accrued liabilities...............................................................          609
  Deferred revenue..................................................................        1,514
  Current portion of capital lease obligations......................................           21
                                                                                      ------------
        Total current liabilities...................................................        2,896
Capital lease obligations, net of current portion...................................           19
Convertible debenture...............................................................           --
                                                                                      ------------
        Total liabilities...........................................................        2,915
                                                                                      ------------
Commitments (Note 9)
Stockholders' equity:
  Stock subscription................................................................           --
  Preferred stock, $0.001 par value; 3,500 shares authorized at July 31, 1995 and
   1996 and October 31, 1996; 2,000 shares authorized, none issued and outstanding
   at October 31, 1996 pro forma (unaudited)........................................           --
    Series A convertible preferred stock, $0.001 par value; 2,000 shares designated;
     1,469 shares issued and outstanding at July 31, 1995 and 1996 and October 31,
     1996 (liquidation preference of $1.00 per share); none issued and outstanding
     at October 31, 1996 pro forma (unaudited)......................................           --
    Series B convertible preferred stock, $0.001 par value; 1,500 shares designated;
     1,151 shares issued and outstanding at July 31, 1995 and 1996 and October 31,
     1996 (liquidation preference of $3.00 per share); none issued and outstanding
     at October 31, 1996 pro forma (unaudited)......................................           --
    Series C convertible preferred stock, $0.001 par value; 286 shares designated;
     none issued and outstanding at July 31, 1995 and 1996; 286 shares issued and outstanding at October 31, 1996 (liquidation preference of $5.60 per share);
     none issued and outstanding at October 31, 1996 pro forma (unaudited)..........           --
  Common Stock, $0.001 par value; 20,000 shares authorized; 2,722, 4,297 and 4,372 shares issued and outstanding at July 31, 1995 and 1996 and October 31, 1996;
   40,000 shares authorized, 9,408 shares issued and outstanding at October 31, 1996
   pro forma (unaudited)............................................................            9
  Additional paid-in capital........................................................       10,035
  Receivable from stockholders......................................................         (476)
  Deferred stock compensation.......................................................         (101)
  Accumulated deficit...............................................................       (5,274)
                                                                                      ------------
        Total stockholders' equity..................................................        4,193
                                                                                      ------------
                                                                                       $    7,108
                                                                                      ------------
                                                                                      ------------


  The accompanying notes are an integral part of these consolidated financial statements.

                             PUMA TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           PERIOD FROM
                                                           AUGUST 27,
                                                              1993                                 THREE MONTHS
                                                           (INCEPTION)   YEAR ENDED JULY 31,    ENDED OCTOBER 31,
                                                           TO JULY 31,   --------------------  --------------------
                                                              1994         1995       1996       1995       1996
                                                          -------------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Revenue.................................................    $      70    $     860  $   7,716  $   1,152  $   3,202
Cost of revenue.........................................           --           77        673        105        357
                                                               ------    ---------  ---------  ---------  ---------
Gross profit............................................           70          783      7,043      1,047      2,845
                                                               ------    ---------  ---------  ---------  ---------
Operating expenses:
  Research and development..............................          529        1,840      3,107        686      1,201
  Sales and marketing...................................          175          580      2,169        265        878
  General and administrative............................          326          500      1,064        160        427
  In-process research and development...................           --           --      2,680         --         --
                                                               ------    ---------  ---------  ---------  ---------
        Total operating expenses........................        1,030        2,920      9,020      1,111      2,506
                                                               ------    ---------  ---------  ---------  ---------
Operating income (loss).................................         (960)      (2,137)    (1,977)       (64)       339
Interest income.........................................            9           77        110         27         28
Interest expense........................................           (3)          (6)       (25)        (2)       (17)
                                                               ------    ---------  ---------  ---------  ---------
Loss before provision for income taxes..................         (954)      (2,066)    (1,892)       (39)       350
Provision for income taxes..............................           --          (80)      (509)       (88)      (123)
                                                               ------    ---------  ---------  ---------  ---------
Net income (loss).......................................    $    (954)   $  (2,146) $  (2,401) $    (127) $     227
                                                               ------    ---------  ---------  ---------  ---------
                                                               ------    ---------  ---------  ---------  ---------
Pro forma net income (loss) per share (unaudited).......                            $   (0.25) $   (0.01) $    0.02
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Shares used in pro forma per share
 calculation (unaudited)................................                                9,474      9,397     10,112
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                             PUMA TECHNOLOGY, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                      CONVERTIBLE
                                    PREFERRED STOCK    COMMON STOCK     ADDITIONAL    RECEIVABLE      DEFERRED
                           STOCK    ---------------   ---------------    PAID-IN         FROM          STOCK       ACCUMULATED
                           SUBSCRIPTION SHARES AMOUNT SHARES   AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION     DEFICIT
                           ------   ------   ------   ------   ------   ----------   ------------   ------------   -----------
Issuance of Common Stock
 to founders.............  $  --       --      $--    3,045      $3       $   73        $ (28)         $  --         $    --
Issuance of Series A
 convertible preferred
 stock...................     --      818       1        --      --          817           --             --              --
Issuance of Series B
 convertible preferred
 stock...................     --      125      --        --      --          375           --             --              --
Net loss.................     --       --      --        --      --           --           --             --            (954)
                                               --                --
                           ------   ------            ------            ----------   ------------     ------       -----------
Balance at July 31,
 1994....................     --      943       1     3,045       3        1,265          (28)            --            (954)
Issuance of Common Stock
 upon exercise of Stock
 options.................     --       --      --       220      --           57           --             --              --
Issuance of Series A
 convertible preferred
 stock, net of issuance
 costs...................     --      651       1        --      --          641           --             --              --
Issuance of Series B
 convertible preferred
 stock, net of issuance
 costs...................     --    1,026       1        --      --        3,026           --             --              --
Repurchase of unvested
 founder Common Stock....     --       --      --      (543)     --           (7)          26             --              --
Net loss.................     --       --      --        --      --           --           --             --          (2,146)
                                               --                --
                           ------   ------            ------            ----------   ------------     ------       -----------
Balance at July 31,
 1995....................     --    2,620       3     2,722       3        4,982           (2)            --          (3,100)
Issuance of Common Stock
 upon exercise of stock
 options.................     --       --      --       580      --          321          (53)            --              --
Issuance of Common Stock
 in connection with
 acquisition of
 IntelliLink.............     --       --      --     1,019       1        1,273         (194)            --              --
Loan to former officer of
 IntelliLink Corp........     --       --      --        --      --           --         (184)            --              --
Repurchase of unvested
 Common Stock............     --       --      --       (24)     --           (5)           2             --              --
Deferred compensation
 related to stock
 options.................     --       --      --        --      --          115           --           (108)             --
Subscription for Series C
 convertible preferred
 stock...................  1,582       --      --        --      --           --       (1,582)            --              --
Net loss.................     --       --      --        --      --           --           --             --          (2,401)
                                               --                --
                           ------   ------            ------            ----------   ------------     ------       -----------
Balance at July 31,
 1996....................  1,582    2,620       3     4,297       4        6,686       (2,013)          (108)         (5,501)
Issuance of Series C
 convertible preferred
 stock, net of issuance
 costs (unaudited).......  (1,582)    286      --        --      --        1,582        1,582             --              --
Issuance of Common Stock
 upon exercise of stock
 options (unaudited).....     --       --      --        76      --          241           --             --              --
Issuance of warrants
 (unaudited).............     --       --      --        --      --          175           --             --              --
Repurchase of unvested
 Common Stock
 (unaudited).............     --       --      --        (1)     --           --           --             --              --
Loan to stockholder
 (unaudited).............     --       --      --        --      --           --          (45)            --              --
Amortization of deferred
 compensation
 (unaudited).............     --       --      --        --      --           --           --              7              --
Net income (unaudited)...     --       --      --        --      --           --           --             --             227
                                               --                --
                           ------   ------            ------            ----------   ------------     ------       -----------
Balance at October 31,
 1996 (unaudited)........  $  --    2,906      $3     4,372      $4       $8,684        $(476)         $(101)        $(5,274)
                                               --                --
                                               --                --
                           ------   ------            ------            ----------   ------------     ------       -----------
                           ------   ------            ------            ----------   ------------     ------       -----------


                            TOTAL
                           -------
Issuance of Common Stock
 to founders.............  $    48
Issuance of Series A
 convertible preferred
 stock...................      818
Issuance of Series B
 convertible preferred
 stock...................      375
Net loss.................     (954)

                           -------
Balance at July 31,
 1994....................      287
Issuance of Common Stock
 upon exercise of Stock
 options.................       57
Issuance of Series A
 convertible preferred
 stock, net of issuance
 costs...................      642
Issuance of Series B
 convertible preferred
 stock, net of issuance
 costs...................    3,027
Repurchase of unvested
 founder Common Stock....       19
Net loss.................   (2,146)

                           -------
Balance at July 31,
 1995....................    1,886
Issuance of Common Stock
 upon exercise of stock
 options.................      268
Issuance of Common Stock
 in connection with
 acquisition of
 IntelliLink.............    1,080
Loan to former officer of
 IntelliLink Corp........     (184)
Repurchase of unvested
 Common Stock............       (3)
Deferred compensation
 related to stock
 options.................        7
Subscription for Series C
 convertible preferred
 stock...................       --
Net loss.................   (2,401)

                           -------
Balance at July 31,
 1996....................      653
Issuance of Series C
 convertible preferred
 stock, net of issuance
 costs (unaudited).......    1,582
Issuance of Common Stock
 upon exercise of stock
 options (unaudited).....      241
Issuance of warrants
 (unaudited).............      175
Repurchase of unvested
 Common Stock
 (unaudited).............       --
Loan to stockholder
 (unaudited).............      (45)
Amortization of deferred
 compensation
 (unaudited).............        7
Net income (unaudited)...      227

                           -------
Balance at October 31,
 1996 (unaudited)........  $ 2,840

                           -------
                           -------


  The accompanying notes are an integral part of these consolidated financial statements.

                             PUMA TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                                     THREE
                                                                                                                    MONTHS
                                                                               PERIOD FROM                           ENDED
                                                                               AUGUST 27,
                                                                                  1993       YEAR ENDED JULY 31,    OCTOBER
                                                                               (INCEPTION)                            31,
                                                                               TO JULY 31,   --------------------  ---------
                                                                                  1994         1995       1996
                                                                              -------------  ---------  ---------    1995
                                                                                                                   ---------
                                                                                                                   (UNAUDITED)
Cash flows from operating activities:
Net income (loss)...........................................................    $    (954)   $  (2,146) $  (2,401) $    (127)
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation and amortization...........................................           17           73        217         30
    In-process research and development.....................................           --           --      2,680         --
    Other...................................................................           --           56         42         --
    Changes in assets and liabilities:
      Accounts receivable...................................................           --         (125)    (1,637)      (705)
      Inventories...........................................................           --          (24)      (105)       (14)
      Other assets..........................................................          (31)         (17)       (82)       (17)
      Accounts payable......................................................            9          218         17        (10)
      Accrued liabilities...................................................           85           86        272        177
      Deferred revenues.....................................................          150          478        101         78
                                                                              -------------  ---------  ---------  ---------
        Net cash used in operating activities...............................         (724)      (1,401)      (896)      (588)
                                                                              -------------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchase of property and equipment........................................         (105)        (180)      (317)       (60)
  Purchase of short term investments........................................           --         (500)        --         --
  Maturities of short-term investments......................................           --           --        500         --
  Cash used in acquisition of IntelliLink Corp., net........................           --           --        (51)        --
                                                                              -------------  ---------  ---------  ---------
        Net cash provided by (used in) investing activities.................         (105)        (680)       132        (60)
                                                                              -------------  ---------  ---------  ---------
Cash flows from financing activities:
  Principal payments under capital lease obligations........................           (6)         (14)       (22)        (2)
  Principal repayments on notes payable.....................................           --           --       (119)        --
  Note advances to stockholder..............................................           --           --       (184)        --
  Net proceeds from issuance of convertible preferred stock.................        1,193        3,669         --         --
  Net proceeds from issuance of Common Stock................................           48           20         71         47
                                                                              -------------  ---------  ---------  ---------
        Net cash provided by (used in) financing activities.................        1,235        3,675       (254)        45
                                                                              -------------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents........................          406        1,594     (1,018)      (603)
Cash and cash equivalents at the beginning of the period....................           --          406      2,000      2,000
                                                                              -------------  ---------  ---------  ---------
Cash and cash equivalents at the end of the period..........................    $     406    $   2,000  $     982  $   1,397
                                                                              -------------  ---------  ---------  ---------
                                                                              -------------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.............................................................    $       3    $       6  $       7  $       2
  Income taxes paid.........................................................           --           80        509         44
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Property and equipment acquired under capital leases......................           36           20         --         --
  Common Stock issued in connection with the acquisition
   of IntelliLink Corp......................................................           --           --      1,274         --
  Common Stock paid by cancelation of accounts payable......................           --           --        197         --
  Issuance of warrants for technology.......................................           --           --         --         --


                                                                                1996
                                                                              ---------

Cash flows from operating activities:
Net income (loss)...........................................................  $     227
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation and amortization...........................................        119
    In-process research and development.....................................         --
    Other...................................................................         22
    Changes in assets and liabilities:
      Accounts receivable...................................................       (646)
      Inventories...........................................................        (11)
      Other assets..........................................................       (510)
      Accounts payable......................................................         70
      Accrued liabilities...................................................        (36)
      Deferred revenues.....................................................        472
                                                                              ---------
        Net cash used in operating activities...............................       (293)
                                                                              ---------
Cash flows from investing activities:
  Purchase of property and equipment........................................       (125)
  Purchase of short term investments........................................         --
  Maturities of short-term investments......................................         --
  Cash used in acquisition of IntelliLink Corp., net........................         --
                                                                              ---------
        Net cash provided by (used in) investing activities.................       (125)
                                                                              ---------
Cash flows from financing activities:
  Principal payments under capital lease obligations........................         (9)
  Principal repayments on notes payable.....................................         --
  Note advances to stockholder..............................................        (45)
  Net proceeds from issuance of convertible preferred stock.................      1,582
  Net proceeds from issuance of Common Stock................................        241
                                                                              ---------
        Net cash provided by (used in) financing activities.................      1,769
                                                                              ---------
Net increase (decrease) in cash and cash equivalents........................      1,351
Cash and cash equivalents at the beginning of the period....................        982
                                                                              ---------
Cash and cash equivalents at the end of the period..........................  $   2,333
                                                                              ---------
                                                                              ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.............................................................  $       2
  Income taxes paid.........................................................        147
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Property and equipment acquired under capital leases......................         --
  Common Stock issued in connection with the acquisition
   of IntelliLink Corp......................................................         --
  Common Stock paid by cancelation of accounts payable......................         --
  Issuance of warrants for technology.......................................        175


  The accompanying notes are an integral part of these consolidated financial statements.

                             PUMA TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

    Puma Technology, Inc. (the "Company") was incorporated in California on August 27, 1993 and was subsequently reincorporated in Delaware (see Note 10). The Company develops, markets and supports mobile data exchange software which allows user to easily access, exchange and synchronize information stored on a variety of different computing devices.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, IntelliLink Corp. ("IntelliLink") and Puma Ireland, Inc. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES AND ASSUMPTIONS

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 91-1 on software revenue recognition.

    Revenue is comprised of license revenue and service revenue. License revenue is derived from the sale of software products and royalty agreements with original equipment manufacturers (OEMs). Service revenue is derived from customer funded engineering services. To date, service revenue has been less than 10% of revenue.

    License revenue is recognized upon shipment of the software if no significant obligation remains and collection of the resulting receivable is deemed probable. The Company currently sells its products primarily to OEMs and to a lesser extent to distributors and resellers in the United States, Asia, Australia, Canada and Europe. The Company grants distributors and resellers certain rights of return and price protection on unsold merchandise held by those distributors and resellers. Accordingly, reserves for estimated future returns and credits for price protection are provided for upon revenue recognition. Such reserves are based on historical rates of returns and allowances, distributor inventory levels and other factors.

    Revenue from OEMs under minimum guaranteed royalty arrangements, which are not subject to significant future obligations, is recognized when such royalties are earned and become payable. Royalty revenue that is subject to significant future obligations is recognized when such obligations are fulfilled. Royalty revenue that exceeds minimum guarantees is recognized in the period earned. Payments from customers received in advance of revenue recognition are recorded as deferred revenue.

    The Company provides a limited amount of telephone technical support to customers. These activities are generally considered insignificant postcontract customer support obligations and related costs are accrued upon recognition of the license revenue.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash equivalents.

SHORT TERM INVESTMENTS

    The Company accounts for its marketable securities in accordance with Statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity

                             PUMA TECHNOLOGY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING
POLICIES: (CONTINUED)
Securities", which requires the Company to classify debt and equity securities into one of three categories: held to maturity, trading or available for sale. The Company has classified its investments as available for sale. The cost of securities sold is based on the specific identification method.

INVENTORIES

    Inventories consist principally of infrared hardware components supplied by third-party vendors and software and related documentation, which are stated at the lower of cost (first-in, first-out) or market.

SOFTWARE DEVELOPMENT COSTS

    Software development costs incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. The Company defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all software development costs have been expensed as incurred.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years, or in the case of leased assets the life of the lease, if shorter.

OTHER ASSETS

    Other assets are primarily comprised of intangibles and goodwill. Amortization is computed on the straight-line basis over the expected lives of the assets ranging from two to three years. Accumulated amortization was $45,000 at July 31, 1996.

INCOME TAXES

    Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of the assets and liabilities and are measured using the currently enacted tax rates and laws.

CONCENTRATION OF CREDIT RISK AND EXPORT SALES

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and trade accounts receivable. The Company places its cash, cash equivalents and short-term investments primarily in money market accounts and commercial paper. The Company, by policy, limits the amount of credit exposure for cash and cash equivalents to any one issuer.

    The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. During fiscal 1995, NEC, Toshiba and Canon accounted for approximately 16%, 15% and 14% of revenue, respectively. Toshiba and NEC accounted for approximately 18% and 13% of fiscal 1996 revenue, respectively. At July 31, 1996, three customers accounted for approximately 28%, 18% and 11% of accounts receivable.

    Revenue from export sales to customers outside the United States, primarily Asia, were approximately 71% and 67% of fiscal 1995 and fiscal 1996 revenue, respectively. The Company's sales are generally denominated in US dollars. The Company does not undertake any foreign currency hedging activities.

                             PUMA TECHNOLOGY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING
POLICIES: (CONTINUED)
PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    Pro forma net loss per share is computed using the weighted average number of common shares, preferred shares (on an as converted basis) and common equivalent shares outstanding during the period (using the treasury stock method, if dilutive). Pursuant to the requirements of the Securities and Exchange Commission, common shares, convertible preferred stock (using the as converted method) and stock options and warrants (using the treasury stock method and the assumed initial public offering price) issued during the twelve month period prior to the offering have been included in the computation as if they were outstanding for all periods presented.

    Historical net loss per share data has not been presented since such amounts are not deemed to be meaningful due to the significant change in the Company's capital structure which will occur upon the completion of the initial public offering.

PRO FORMA BALANCE SHEET (UNAUDITED)


    If the offering contemplated by this prospectus (the "Offering") is consummated, all shares of convertible preferred stock outstanding at the closing date will automatically convert into an aggregate of approximately 4,375,000 shares of Common Stock; the 270,000 warrants issued in connection with sales of preferred stock will be exercised partially for cash proceeds of $405,000 and partially on a net basis for an aggregate of 225,000 shares of Common Stock; the 250,000 warrants issued in connection with the acquisition of IntelliLink will be fully exercised on a net basis for approximately 95,000 shares of Common Stock; and the 7% convertible subordinated debenture and related accrued interest issued in connection with the acquisition of IntelliLink will automatically convert into approximately 342,000 shares of Common Stock.



    The pro forma effect of the above mentioned transactions has been reflected in the accompanying unaudited pro forma balance sheet as of October 31, 1996.



INTERIM RESULTS (UNAUDITED)



    The accompanying balance sheet as of October 31, 1996, the statements of operations and of cash flows for the three months ended October 31, 1995 and 1996 and the statement of stockholders' equity for the three months ended October 31, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The data disclosed in these consolidated financial statements, including notes to the consolidated financial statements, at such date and for such periods are unaudited.


RECENT PRONOUNCEMENTS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation" which established a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company will be required to adopt FAS 123 in fiscal 1997. The Company's intention is to continue to account for employee stock awards in accordance with APB Opinion No. 25 and to adopt the "disclosure only" alternative described in FAS 123.

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," which requires the Company to review for impairment of long lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain

                             PUMA TECHNOLOGY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING
POLICIES: (CONTINUED)
situations, an impairment loss would be recognized. FAS 121 will become effective for the Company's year ending July 31, 1997. The Company has studied the implications of FAS 121 and, based on its initial evaluation, does not expect its adoption to have a material impact on the Company's financial condition or results of operations.

NOTE 2 -- ACQUISITION OF INTELLILINK CORP.:
    On March 6, 1996, the Company agreed to acquire IntelliLink, a developer of advanced synchronization software, in a transaction accounted for as a purchase. The IntelliLink acquisition was completed on April 30, 1996. The consolidated financial statements of the Company include the results of operations of IntelliLink since the date of acquisition. Pursuant to the acquisition, (i) all shares of outstanding common and preferred stock of IntelliLink were exchanged for 769,000 shares of the Company's Common Stock, (ii) outstanding options to purchase IntelliLink Common Stock were exchanged for options to acquire 99,000 shares of the Company's Common Stock, (iii) the Company issued a 7% convertible subordinated debenture for $850,000 in a replacement of a debenture owed by IntelliLink for the same principal amount, and (iv) the Company issued a warrant to purchase 250,000 shares of the Company's Common Stock at $5.60 per share in replacement of a similar warrant outstanding for IntelliLink Common Stock. Additionally, in conjunction with the IntelliLink acquisition, the Company issued 250,000 shares of Common Stock to two former officers and principal stockholders of IntelliLink in exchange for cancellation of debt owed to them by IntelliLink and notes receivable of $194,000. The shares vest over a two year period. The notes receivable bear interest at 8% per annum.

    The shares of Common Stock issued in connection with the IntelliLink acquisition were valued based on an independent appraisal obtained by the Company. The total purchase price of approximately $3,483,000 (including $1,207,000 for liabilities assumed) was assigned, based on an independent appraisal, to the fair value of the assets acquired, including $327,000 to tangible assets acquired, $2,680,000 to in-process research and development, $120,000 to identified intangible assets and the remaining $356,000 to goodwill. The in-process research and development was expensed at the acquisition date.

    The 7% convertible subordinated debenture is due January 23, 1998. The outstanding principal and accrued interest thereon will automatically convert into Common Stock based on a conversion price of approximately $2.77 per share, subject to antidilution adjustment, on the earlier of: (i) the acquisition of the Company by another entity or (ii) the effective date of an initial public offering of the Company's Common Stock in which proceeds to the Company are not less than $6.00 per share. At July 31, 1996, the debenture and related interest was convertible into approximately 337,000 shares of Common Stock.

    The warrants to purchase Common Stock are exercisable until the earlier of:
(i) January 23, 1998, (ii) the acquisition of the Company by another entity or
(iii) the effective date of an initial public offering of the Company's Common Stock in which proceeds to the Company are not less than $6.00 per share.


    In conjunction with the acquisition, the Company entered into a loan agreement with a former officer of IntelliLink under which the Company provided an initial loan of $150,000 in May 1996. Additionally, the Company is required to make 23 monthly advances of $11,000. Amounts outstanding under the agreement bear interest at 8% and are secured by 175,000 shares of the Company's Common Stock. All principal and accrued but unpaid interest is due and payable on the earlier of: (i) April 30, 2000, (ii) the acquisition of the Company by another entity, or (iii) the effective date of an initial public offering of the Company's Common Stock or the end of any associated lockup period, if applicable. As of July 31, 1996, the Company has made advances of $184,000 under the agreement.

                             PUMA TECHNOLOGY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- ACQUISITION OF INTELLILINK CORP.: (CONTINUED)
    Unaudited pro forma information, which reflects the results of operations for the years ended July 31, 1995 and 1996 as if the acquisition of IntelliLink had occurred as of August 1, 1994 and after giving effect to certain adjustments, including amortization of goodwill and other intangibles, and excluding the effect of a nonrecurring charge of $2,680,000 of in-process research and development directly attributable to the acquisition of IntelliLink, is as follows (in thousands, except per share data):

                                                                                          YEAR ENDED
                                                                                           JULY 31,
                                                                                     --------------------
                                                                                       1995       1996
                                                                                     ---------  ---------
                                                                                         (UNAUDITED)
Pro forma revenue..................................................................  $   2,431  $   8,831
Pro forma net (loss)...............................................................     (3,107)      (610)
Pro forma net (loss) per share.....................................................             $   (0.06)

NOTE 3 -- BALANCE SHEET COMPONENTS:
    Cash equivalents and short-term investments include available-for-sale securities as follows (in thousands):


                                                                               JULY 31,
                                                                         --------------------
                                                                           1995       1996
                                                                         ---------  ---------
                                                                                               OCTOBER 31,
                                                                                               ------------
                                                                                                   1996
                                                                                               ------------
                                                                                               (UNAUDITED)
                                                                                               ------------
Cash equivalents:
  Commercial paper.....................................................  $   1,317  $     568   $    1,500
  Money market funds...................................................        296        208          304
                                                                         ---------  ---------  ------------
                                                                         $   1,613  $     776   $    1,804
                                                                         ---------  ---------  ------------
                                                                         ---------  ---------  ------------
Short-term investments:
  Commercial paper.....................................................  $     500  $      --   $       --
                                                                         ---------  ---------  ------------
                                                                         ---------  ---------  ------------


    Realized gains or losses on sales of available-for-sale securities were immaterial for the years ended July 31, 1995 and 1996. There were no unrealized holding gains or losses on such securities at July 31, 1995 and 1996. The short-term investments have maturities of less than one year.


    Accounts receivable, net consist of the following (in thousands):



                                                                               JULY 31,
                                                                         --------------------
                                                                           1995       1996
                                                                         ---------  ---------
                                                                                               OCTOBER 31,
                                                                                               ------------
                                                                                                   1996
                                                                                               ------------
                                                                                               (UNAUDITED)
                                                                                               ------------
Accounts receivable....................................................  $     125  $   2,021   $    2,747
Less: allowance for doubtful accounts and sales returns................         --       (184)        (264)
                                                                         ---------  ---------  ------------
                                                                         $     125  $   1,837   $    2,483
                                                                         ---------  ---------  ------------
                                                                         ---------  ---------  ------------

                             PUMA TECHNOLOGY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -- BALANCE SHEET COMPONENTS: (CONTINUED)
    Property and equipment consist of the following (in thousands):


                                                                                 JULY 31,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------
                                                                                                  OCTOBER 31,
                                                                                                 -------------
                                                                                                     1996
                                                                                                 -------------
                                                                                                  (UNAUDITED)
                                                                                                 -------------
Computer equipment and software..........................................  $     267  $     522    $     610
Furniture and office equipment...........................................         73        245          282
                                                                           ---------  ---------       ------
                                                                                 340        767          892
Less: accumulated depreciation and amortization..........................        (89)      (318)        (378)
                                                                           ---------  ---------       ------
                                                                           $     251  $     449    $     514
                                                                           ---------  ---------       ------
                                                                           ---------  ---------       ------



    At July 31, 1995, July 31, 1996 and October 31, 1996 the Company had $56,000, $94,000 and $94,000 (unaudited) of equipment under capital leases, respectively, and related accumulated amortization of $20,000, $48,000 and $54,000 (unaudited), respectively.


    Accrued liabilities consist of the following (in thousands):


                                                                                 JULY 31,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------
                                                                                                  OCTOBER 31,
                                                                                                 -------------
                                                                                                     1996
                                                                                                 -------------
                                                                                                  (UNAUDITED)
                                                                                                 -------------
Accrued compensation.....................................................  $      65  $     278    $     266
Other accrued liabilities................................................        106        367          343
                                                                           ---------  ---------        -----
                                                                           $     171  $     645    $     609
                                                                           ---------  ---------        -----
                                                                           ---------  ---------        -----


NOTE 4 -- CONVERTIBLE PREFERRED STOCK:

SERIES A AND B CONVERTIBLE PREFERRED STOCK
CONVERSION

    At the option of the stockholder, each share of Series A preferred stock is convertible into two shares of Common Stock and each share of Series B preferred stock is convertible into one share of Common Stock, subject to adjustment for antidilution. The Series A and B preferred stock will automatically convert into Common Stock in the event of the closing of an underwritten public offering of the Company's Common Stock at a minimum price of $6.00 per share and an aggregate offering price of not less than $10,000,000 or upon the affirmative vote of 51% of each of the Series A and B stockholders.

VOTING

    Except as required by law, the Series A and B stockholders have voting rights equal to Common Stock on an as-converted basis.

DIVIDENDS

    Series A and B stockholders are entitled to receive noncumulative dividends when and as declared by the Board of Directors at a rate of $0.10 and $0.30 per share, respectively, per annum. The Company may make no distributions to holders of Common Stock until Series A and B dividends have been paid. No dividends have been declared by the Board of Directors from August 27, 1993 (inception) through July 31, 1996.

LIQUIDATION

    In the event of any liquidation or dissolution of the Company, the Series A and B stockholders are entitled to receive $1.00 and $3.00 per share, respectively, adjusted for antidilution, and any declared but

                             PUMA TECHNOLOGY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- CONVERTIBLE PREFERRED STOCK: (CONTINUED) unpaid dividends prior and in preference to any distributions to the holders of Common Stock. The remaining assets, if any, shall be distributed ratably among the holders of the Common Stock and the Series A and B preferred stock, based on the number of shares held assuming conversion of the preferred stock.

SERIES C CONVERTIBLE PREFERRED STOCK


    In July 1996, the Company agreed to issue approximately 286,000 shares of Series C convertible preferred stock to a group of investors at $5.60 per share. These shares were subsequently issued on August 14, 1996. Series C stockholders are entitled to receive annual noncumulative dividends when and as declared by the Board of Directors at a rate of $0.56 per share and in the event of liquidation or dissolution of the Company, $5.60 per share plus any declared but unpaid dividends, and voting rights equal to stockholders of Common Stock on an as-converted basis. Each share of the Series C preferred stock is convertible into one share of Common Stock, subject to adjustment for antidilution, at the stockholders option. The shares automatically convert into Common Stock upon the closing of an initial public offering on the same terms as the Series A and B preferred stock.



    The Company has disclosed its obligation to issue Series C convertible preferred stock in its July 31, 1996 balance sheet as a stock subscription of $1,582,000 with a corresponding contra amount included in "Receivable from stockholders".


NOTE 5 -- COMMON STOCK:
    In October 1993, the Company issued 3,045,000 shares of its Common Stock to founders which vest over three years. During the year ended July 31, 1995, unvested shares of 543,000 issued to founders were repurchased by the Company at the original issue price. At July 31, 1996, unvested shares aggregated 113,000.

    At July 31, 1996, the Company had reserved approximately 6,054,000 shares of its Common Stock for future issuance upon conversion of Common Stock equivalent securities.

NOTE 6 -- COMMON STOCK WARRANTS:
    In conjunction with certain equity offerings during the period from August 27, 1993 (inception) to July 31, 1994 and fiscal 1995, the Company issued 114,000 and 156,000 warrants, respectively, for the purchase of Common Stock. Each warrant is convertible into one share of Common Stock at $3.00 per share. The warrants are exercisable immediately and expire no more than five years from the date of grant. As of July 31, 1996, no warrants have been exercised. Of these warrants outstanding, 135,000 expire the earlier of the closing of an initial public offering in which gross proceeds to the Company are not less than $6.00 per share, or the acquisition of the Company by another entity. All other warrants outstanding expire the earlier of the closing of an initial public offering in which gross proceeds to the Company are not less than $10,000,000, the acquisition of the Company by another entity, or after the fair value of the Company's Common Stock is equal to or greater than $6.00 per share. In addition, commencing two years after the issuance date, 50% of the warrants will expire once the fair value of the Company's Common Stock is equal to or greater than $4.50 per share but less than $6.00 per share. The fair value of the Company's Common Stock will be determined by the Board of Directors.

    In July 1996, the Company agreed to issue a warrant to purchase 140,000 shares of its Common Stock at $5.50 per share to one of its Series C stockholders in exchange for rights to certain technology. These warrants were subsequently issued in August 1996. The aggregate value of the warrant has been estimated by the Company at $175,000 and will be accounted for as purchased technology. The warrant is exercisable immediately and expires at the earlier of August 1999 or the acquisition of the Company by another entity. The purchased technology will be amortized over its estimated life.

                             PUMA TECHNOLOGY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- STOCK OPTIONS:
    In October 1993, the Board of Directors and stockholders adopted the 1993 Stock Option Plan (the Plan) which provides for granting of incentive stock options (ISOs) and nonqualified stock options (NSOs) to purchase shares of Common Stock to employees, consultants and advisors of the Company. To date, the Company has not granted any significant options to consultants or advisors. ln accordance with the Plan, the stated exercise price shall be not less than 100% and 85% of the estimated fair market value of Common Stock on the date of grant for ISOs and NSOs, respectively, as determined by the Board of Directors. The Plan provides that the options shall be exercisable over a period not to exceed ten years. Options generally vest 25% one year after date of grant and 1/48th each month thereafter for the next 36 months. The Plan provides that the options may be exercised prior to the options becoming vested. If the optionee's employment is terminated for any reason, the Company has the right to repurchase any unvested shares. At July 31, 1996, the options authorized under the Plan aggregated 2,500,000 (see Note 10).

    Activity under the Plan is summarized as follows (in thousands, except per share amounts):


                                                                                             OPTIONS OUTSTANDING
                                                                                         ----------------------------
                                                                                           SHARES     PRICE PER SHARE
                                                                                         -----------  ---------------
Options granted........................................................................         216      $0.025-$0.20
Options canceled.......................................................................          (8)            $0.20
                                                                                              -----
Balance at July 31, 1994...............................................................         208      $0.025-$0.20
Options granted........................................................................         597             $0.20
Options canceled.......................................................................         (30)            $0.20
Options exercised......................................................................        (220)     $0.025-$0.20
                                                                                              -----
Balance at July 31, 1995...............................................................         555      $0.025-$0.20
Options granted........................................................................       1,144       $0.20-$6.05
Options canceled.......................................................................         (80)      $0.20-$2.50
Options exercised......................................................................        (580)     $0.025-$1.25
                                                                                              -----
Balance at July 31, 1996...............................................................       1,039       $0.20-$6.05
Options granted (unaudited)............................................................         181             $7.50
Options canceled (unaudited)...........................................................         (31)      $0.20-$4.00
Options exercised (unaudited)..........................................................         (76)      $0.20-$3.25
                                                                                              -----
Balance at October 31, 1996 (unaudited)................................................       1,113       $0.20-$7.50
                                                                                              -----
                                                                                              -----



    At July 31, 1996, a total of 103,000 options were vested, and 540,000 shares were subject to repurchase and options to purchase approximately 661,000 shares were available for future grants (See Note 10.)



    In addition to the options outstanding under the Plan, the Company issued options to purchase approximately 99,000 shares of its Common Stock in exchange for outstanding options of IntelliLink. These options are exercisable at prices from $0.41 to $4.01 per share. At July 31, 1996, options to purchase 21,000 shares were vested.



    At October 31, 1996, approximately 159,000 options were vested, approximately 478,000 shares were subject to the Company's right of repurchase and approximately 1,509,000 shares were available for future grants (see Note
10).

                             PUMA TECHNOLOGY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- STOCK OPTIONS: (CONTINUED)
    Based on an independent appraiser's valuation report, management believes that the exercise price for certain options granted during fiscal 1996 was below the estimated fair value of the Company's Common Stock at the dates of grant. Accordingly, the Company will recognize approximately $115,000 of compensation expense over the options' four-year vesting periods.

NOTE 8 -- INCOME TAXES:
    The income tax provision for the period from August 27, 1993 to July 31, 1994 and the years ended July 31, 1995 and 1996 is summarized as follows (in thousands):


                                                                            PERIOD FROM
                                                                            AUGUST 27,
                                                                               1993       YEAR ENDED JULY 31,
                                                                            (INCEPTION)
                                                                            TO JULY 31,   --------------------
                                                                               1994         1995       1996
                                                                           -------------  ---------  ---------
Current:
  Federal................................................................    $      --    $      --  $      --
  State..................................................................           --           --         --
  Foreign withholding tax................................................           --           80        509
                                                                           -------------  ---------  ---------
                                                                             $      --    $      80  $     509
                                                                           -------------  ---------  ---------
                                                                           -------------  ---------  ---------


    Deferred tax assets are summarized as follows (in thousands):

                                                                                          JULY 31,
                                                                                    --------------------
                                                                                      1995       1996
                                                                                    ---------  ---------
  Net operating loss carryforwards................................................  $     860  $     550
  Research and development credit carryforwards...................................        220        300
  Foreign tax credit carryforwards................................................         80        589
  Reserves and allowances.........................................................         50        161
  Research and development........................................................        123        600
                                                                                    ---------  ---------
      Total deferred tax assets...................................................      1,333      2,200
  Deferred tax asset valuation allowance..........................................     (1,333)    (2,200)
                                                                                    ---------  ---------
                                                                                    $      --  $      --
                                                                                    ---------  ---------
                                                                                    ---------  ---------


    The Company has incurred losses from inception through fiscal 1996. Management believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at July 31, 1995 and 1996.

                             PUMA TECHNOLOGY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- INCOME TAXES: (CONTINUED)
    A reconciliation of the income tax provision to the amount computed by applying the statutory federal income tax rate to loss before income tax provision is summarized as follows (in thousands):

                                                                        PERIOD FROM
                                                                        AUGUST 27,
                                                                           1993       YEAR ENDED JULY 31,
                                                                        (INCEPTION)
                                                                            TO        --------------------
                                                                       JULY 31, 1994    1995       1996
                                                                       -------------  ---------  ---------
Amounts computed at statutory federal rate...........................    $    (324)   $    (702) $    (644)
Foreign withholding taxes............................................           --           80        509
In-process research and development not deductible...................           --           --        911
Utilization of tax loss carryforwards................................           --           --       (322)
Future benefits not currently recognized.............................          324          702         55
                                                                            ------    ---------  ---------
                                                                         $      --    $      80  $     509
                                                                            ------    ---------  ---------
                                                                            ------    ---------  ---------

    At July 31, 1996, the Company had federal net operating loss carryforwards of $1,600,000 which expire beginning in 2008. The Company also has $150,000 of federal and state research and development credit carryforwards and $589,000 of foreign tax credit carryforwards. At July 31, 1996, IntelliLink had preacquisition federal net operating loss carryforwards of approximately $400,000. Utilization of approximately $1,400,000 of the Company's net operating losses and credits is subject to an annual limitation of $360,000 due to ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions and may be further limited should another ownership change occur. The annual limitation may result in the expiration of the net operating losses and credits before utilization. At July 31, 1996, IntelliLink's pre acquisition net operating loss carryforwards were subject to an annual limitation of approximately $180,000 per year due to change in ownership of IntelliLink resulting from its acquisition by the Company.


    The Company's effective tax rate for the three months ended October 31, 1996 was approximately 35% and has been based primarily on the Company's estimate of the amount and mix of its fiscal 1997 income subject to foreign withholding taxes.


NOTE 9 -- COMMITMENTS:
    The Company leases certain computer equipment and office equipment under long-term lease agreements that are classified as capital leases. The leases expire over the next four years and include options to purchase the equipment at the end of the lease terms.

    The Company leases its facilities under operating leases that expire at various dates through December 1998. The leases provide for escalating lease payments. The Company subleases one of its facilities under a noncancelable operating lease that expires in 1997. Future minimum lease receipts under this sublease total approximately $171,000.

                             PUMA TECHNOLOGY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- COMMITMENTS: (CONTINUED)
    Future minimum lease payments, net of sublease income, at July 31, 1996 were as follows (in thousands):

                                                                                               CAPITAL     OPERATING
                                                                                               LEASES       LEASES
                                                                                             -----------  -----------
Fiscal year ending July 31,
  1997.....................................................................................   $      28    $     269
  1998.....................................................................................          11           39
  1999.....................................................................................          11           --
  2000.....................................................................................           2           --
                                                                                                    ---        -----
  Total minimum lease payments.............................................................          52    $     308
                                                                                                               -----
                                                                                                               -----
  Less amount representing interest........................................................          (3)
                                                                                                    ---
  Present value of future minimum lease payments...........................................          49
  Less current portion of capital lease obligations........................................         (21)
                                                                                                    ---
  Long-term capital lease obligations......................................................   $      28
                                                                                                    ---
                                                                                                    ---

    Total rent expense was approximately $35,000, $122,000 and $293,000 for the period from inception to July 31, 1994 and for the years ended July 31, 1995 and 1996, respectively. The 1996 rental expense was offset by approximately $72,000 of sublease income.

NOTE 10 -- SUBSEQUENT EVENTS:

REINCORPORATION AND STOCK PLANS

    On September 3, 1996, the Company's Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission covering the proposed sale of shares of its Common Stock to the public. In addition, the Company's Board of Directors authorized the reincorporation of the Company in Delaware, increased the authorized shares of Common Stock to 40,000,000, increased the number of options authorized and available under the Company's 1993 Stock Option Plan by 1,000,000 and approved the adoption of the 1996 Employee Stock Purchase Plan pursuant to which 250,000 shares of the Company's Common Stock have been reserved for future issuance. All of the above items will be effected prior to the effective date of the Company's initial public offering. All per share amounts have been adjusted on the accompanying financial statements to reflect the reincorporation in Delaware.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of IntelliLink Corp.

    In our opinion, the accompanying statements of operations, of stockholders' deficit and of cash flows of IntelliLink Corp. present fairly, in all material respects, the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Boston, Massachusetts
August 7, 1996

                               INTELLILINK CORP.

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                                       THREE MONTHS ENDED
                                                                         YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                     -------------------------------  --------------------
                                                                       1993       1994       1995       1995       1996
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                                                          (UNAUDITED)
Revenue:
  License revenue..................................................  $     300  $     758  $   1,262  $     448  $     375
  Service revenue..................................................        476        229        269          4         18
                                                                     ---------  ---------  ---------  ---------  ---------
    Total revenue..................................................        776        987      1,531        452        393
                                                                     ---------  ---------  ---------  ---------  ---------
Cost of revenue:
  Cost of license revenue..........................................         45        124        371        137         74
  Cost of service revenue..........................................        102        443        291        111        166
                                                                     ---------  ---------  ---------  ---------  ---------
    Total cost of revenue..........................................        147        567        662        248        240
                                                                     ---------  ---------  ---------  ---------  ---------
    Gross profit...................................................        629        420        869        204        153
                                                                     ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development.........................................        292        325        497         78         50
  Sales and marketing..............................................        315        440        681        245        161
  General and administrative.......................................        186        458        495        121        124
                                                                     ---------  ---------  ---------  ---------  ---------
    Total operating expenses.......................................        793      1,223      1,673        444        335
                                                                     ---------  ---------  ---------  ---------  ---------
Operating loss.....................................................       (164)      (803)      (804)      (240)      (182)
Interest income....................................................          8         14         23          1          5
Interest expense...................................................         (8)       (38)      (162)       (28)       (48)
                                                                     ---------  ---------  ---------  ---------  ---------
Net loss...........................................................  $    (164) $    (827) $    (943) $    (267) $    (225)
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                               INTELLILINK CORP.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                                 (IN THOUSANDS)

                                                  SERIES A CONVERTIBLE
                                                    PREFERRED STOCK             COMMON STOCK         ADDITIONAL
                                                ------------------------  ------------------------     PAID-IN      ACCUMULATED
                                                  SHARES       AMOUNT       SHARES       AMOUNT        CAPITAL        DEFICIT
                                                -----------  -----------  -----------  -----------  -------------  -------------
Balance at December 31, 1992..................          --    $      --          200    $       2     $      --      $    (249)
Issuance of Common Stock......................          --           --           21           --            --             --
Net loss......................................          --           --           --           --            --           (164)
                                                     -----        -----   -----------       -----         -----    -------------
Balance at December 31, 1993..................          --           --          221            2            --           (413)
Issuance of Common Stock upon exercise of
 stock options................................          --           --            1           --             1             --
Net loss......................................          --           --           --           --            --           (827)
                                                     -----        -----   -----------       -----         -----    -------------
Balance at December 31, 1994..................          --           --          222            2             1         (1,240)
Conversion of Common Stock to Series A
 convertible preferred stock..................       2,215            3         (222)          (2)           (1)            --
Issuance of warrants to purchase Series A
 convertible preferred stock..................          --           --           --           --           128             --
Issuance of warrants to stockholder to
 purchase Series B convertible preferred
 stock........................................          --           --           --           --           127             --
Dividend on Preferred Stock...................          --           --           --           --            --           (110)
Net loss......................................          --           --           --           --            --           (943)
                                                     -----        -----   -----------       -----         -----    -------------
Balance at December 31, 1995..................       2,215            3           --           --           255         (2,293)
Net loss (unaudited)..........................          --           --           --           --            --           (225)
                                                     -----        -----   -----------       -----         -----    -------------
Balance at March 31, 1996 (unaudited).........       2,215    $       3           --    $      --     $     255      $  (2,518)
                                                     -----        -----   -----------       -----         -----    -------------
                                                     -----        -----   -----------       -----         -----    -------------


                                                  TOTAL
                                                ---------
Balance at December 31, 1992..................  $    (247)
Issuance of Common Stock......................         --
Net loss......................................       (164)
                                                ---------
Balance at December 31, 1993..................       (411)
Issuance of Common Stock upon exercise of
 stock options................................          1
Net loss......................................       (827)
                                                ---------
Balance at December 31, 1994..................     (1,237)
Conversion of Common Stock to Series A
 convertible preferred stock..................         --
Issuance of warrants to purchase Series A
 convertible preferred stock..................        128
Issuance of warrants to stockholder to
 purchase Series B convertible preferred
 stock........................................        127
Dividend on Preferred Stock...................       (110)
Net loss......................................       (943)
                                                ---------
Balance at December 31, 1995..................     (2,035)
Net loss (unaudited)..........................       (225)
                                                ---------
Balance at March 31, 1996 (unaudited).........  $  (2,260)
                                                ---------
                                                ---------

   The accompanying notes are an integral part of these financial statements.

                               INTELLILINK CORP.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                        THREE MONTHS ENDED
                                                                          YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                      -------------------------------  --------------------
                                                                        1993       1994       1995       1995       1996
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                                                           (UNAUDITED)
Cash flows from operating activities:
Net loss............................................................  $    (164) $    (827) $    (943) $    (267) $    (225)
  Adjustments to reconcile net loss to net cash provided by (used
   in) operating activities:
    Depreciation and amortization...................................          6         17         67         13         15
    Issuance of warrants and notes payable for consulting
     services.......................................................         --         35        127        127         --
    Changes in assets and liabilities:
      Accounts receivable...........................................        (45)        45        (41)       (38)        27
      Inventories...................................................         --        (54)        14         (8)        19
      Interest receivable...........................................         (8)       (14)        14         14         --
      Accounts payable..............................................         34        211         67         79         91
      Accrued officer compensation..................................        130        241          4       (158)      (105)
      Accrued liabilities...........................................         53        143         66       (105)        15
      Deferred revenue..............................................        (13)       211        (96)       (75)       207
                                                                      ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used in) operating activities.........         (7)         8       (721)      (418)        44
                                                                      ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment...............................        (11)       (15)       (27)       (10)        (2)
  Restricted short-term investment..................................         --         --       (100)      (100)        --
  Loans to officer..................................................        (64)       (88)        --         (3)        --
  Repayment of notes receivable from officer........................         --         --         21         --         --
                                                                      ---------  ---------  ---------  ---------  ---------
        Net cash used in investing activities.......................        (75)      (103)      (106)      (113)        (2)
                                                                      ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from line of credit and long-term debt...................        124         75        928        588         --
  Principal payments of long-term debt..............................        (75)        --         (7)        --         (3)
  Proceeds from issuance of notes payable to stockholders...........         48         20         65         56         --
  Repayments of notes payable and capital lease obligations.........         (6)        (8)       (26)        (2)        (1)
  Dividends paid....................................................         --         --       (110)       (60)        --
  Proceeds from issuance of Common Stock............................         --          1         --         --         --
                                                                      ---------  ---------  ---------  ---------  ---------
        Net cash provided by financing activities...................         91         88        850        582         (4)
                                                                      ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash.....................................          9         (7)        23         51         38
Cash at the beginning of the year...................................         --          9          2          2         25
                                                                      ---------  ---------  ---------  ---------  ---------
Cash at the end of the year.........................................  $       9  $       2  $      25  $      53  $      63
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.....................................................  $       8  $      38  $     119  $      26  $      24
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES:
  Fixed assets acquired under capital leases........................         13         --         28         --         --

   The accompanying notes are an integral part of these financial statements.

                               INTELLILINK CORP.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    IntelliLink Corp. ("IntelliLink") was incorporated in New Hampshire on July 23, 1992. IntelliLink develops, markets and supports advanced data synchronization software. Its principal market is the domestic consumer market.

ACQUISITION OF THE COMPANY

    On April 30, 1996, IntelliLink was acquired by Puma Technology, Inc. ("Puma") (Note 10). Pursuant to Securities and Exchange Commission financial statement requirements, an audited balance sheet of IntelliLink has not been presented.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    IntelliLink's license revenue is derived from product licensing fees and royalties relating to sales of IntelliLink's packaged software products. IntelliLink's service revenue is derived from customer funding under software development agreements and from annual maintenance contracts.

    Revenue from product licensing fees is recognized upon shipment from IntelliLink, net of allowances for estimated returns, provided that no significant vendor obligations remain and collection of the related receivable is probable. IntelliLink provides a limited amount of free telephone support to end-users, the costs of which are insignificant. Revenue from annual maintenance contracts is recognized ratably over the term of the contract.

    Revenue from customer-funded software development agreements is recognized on a percentage of completion basis, measured by the percentage of labor cost incurred to date to estimated total labor cost for each contract, provided that no significant acceptance criteria exist. Nonrefundable advances pursuant to software development agreements can generally be applied to reduce future royalties due to IntelliLink by the customer upon sale of products incorporating such developed software. Royalties in excess of payments made to IntelliLink during development of the software are recognized as revenue when earned based upon product shipments to end-users.

SOFTWARE DEVELOPMENT COSTS

    Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. IntelliLink defines technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all software development costs have been expensed as incurred.

DEPRECIATION AND AMORTIZATION

    Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Equipment held under capital lease obligations is amortized on a straight-line basis over the shorter of the life of the related asset or the lease term. Repair and maintenance costs are expensed as incurred. Depreciation and amortization expense relating to fixed assets, exclusive of amortization of equipment under capital lease obligations, was $1,000, $10,000 and

                               INTELLILINK CORP.

NOTE 1 -- THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING
POLICIES: (CONTINUED)
$16,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Amortization expense relating to equipment under capital lease obligations amounted to $5,000, $7,000 and $8,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

    In connection with the issuance of the 10% convertible subordinated debentures (Note 4), IntelliLink capitalized certain debt issuance costs. The related amortization expense, amounting to approximately $4,000 during the year ended December 31, 1995, is being charged to interest expense using the effective interest method over the term of the related debt.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially expose IntelliLink to concentrations of credit risk include accounts receivable. At December 31, 1994, IntelliLink had accounts receivable of $48,000 due from one customer. At December 31, 1995, IntelliLink had accounts receivable of $25,000, $23,000 and $31,000, respectively, due from three customers. IntelliLink does not require collateral and performs ongoing credit evaluations of its customers and to date has not experienced any material losses.

INTERIM RESULTS (UNAUDITED)

    The accompanying statements of operations and of cash flows for the three months ended March 31, 1995 and 1996 and the statement of stockholders' deficit for the three months ended March 31, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of results of the interim periods.

RECENT DEVELOPMENTS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation" which established a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. IntelliLink will be required to adopt FAS 123 in fiscal 1996. IntelliLink's intention is to continue to account for employee stock awards in accordance with APB Opinion No. 25 and to adopt the "disclosure only" alternative described in FAS 123.

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires IntelliLink to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. FAS 121 will become effective for IntelliLink's year ending December 31, 1996. IntelliLink has studied the implications of FAS 121 and, based on its initial evaluation, does not expect its adoption to have a material impact on its financial condition or results of operations.

NOTE 2 -- RELATED PARTY TRANSACTIONS:
    IntelliLink has an unsecured note receivable totaling $197,000 at December 31, 1995 from an officer and stockholder of IntelliLink which is due on demand. Interest is due annually at 8% per annum. Related interest income for the years ended December 31, 1993, 1994 and 1995 was $8,000, $14,000 and $16,000,
respectively.

                               INTELLILINK CORP.

NOTE 2 -- RELATED PARTY TRANSACTIONS: (CONTINUED)
    IntelliLink has notes payable totaling $116,000 at December 31, 1995 due to certain other stockholders and officers of IntelliLink. The notes are unsecured and are payable on demand. Interest on the notes is payable annually at 8% per annum. Related interest expense for the years ended December 31, 1993, 1994 and 1995 was $2,000, $5,000 and $7,000, respectively.

NOTE 3 -- LINE OF CREDIT:
    In June 1995, IntelliLink entered into an agreement with a bank to establish a revolving line of credit facility. The facility allows for total borrowings up to $90,000 and is secured by a certificate of deposit in the amount of $100,000 held at the bank. Borrowings on the line of credit bear interest at prime (8.5% at December 31, 1995) plus 2%.

NOTE 4 -- LONG-TERM DEBT:
    In August 1993, IntelliLink entered into a $100,000 working capital installment note payable with a significant customer. The note bears interest at 10% per annum and is secured by substantially all assets of IntelliLink. The note is convertible at the option of the holder into a warrant to purchase 280,000 shares of Common Stock of IntelliLink at an exercise price of $0.01 per share. The note matured in August 1995 and at December 31, 1995, IntelliLink was in default of the note. In April 1996, the note was converted into Common Stock in connection with the acquisition of IntelliLink (Note 10).

    In July and August 1994, IntelliLink issued convertible subordinated debentures totaling $50,000. The notes mature in twenty four months and bear interest at 8% per annum. The debentures may be converted into Common Stock at any time at the option of the holder at a conversion rate defined in the notes. In April 1996, the debentures were converted into Common Stock in connection with the acquisition of IntelliLink (Note 10).

    In January and July 1995, IntelliLink issued convertible subordinated debentures totaling $600,000 and $250,000, respectively. The debentures mature in January and July 1998, respectively, and bear interest at 10% per annum. The debentures are convertible, at the option of the holder, into Series A preferred stock at the rate of $0.69 per share. In April 1996, in connection with the acquisition of IntelliLink, the debentures were exchanged for a debenture issued by Puma in the same principal amount and convertible into Puma Common Stock.

    In May 1995, IntelliLink borrowed $50,000 from a bank under an installment note payable maturing in April 2000. The note bears interest at prime (8.5% at December 31, 1995) plus 3% and is secured by substantially all assets of IntelliLink.

    Maturities of long-term debt for the next five years are as follows (in thousands):

 YEAR ENDING
DECEMBER 31,                                                        AMOUNT
----------------------------------------------------------------  -----------
   1996                                                            $     162
   1997                                                                   12
   1998                                                                  862
   1999                                                                   12
   2000                                                                    5

NOTE 5 -- STOCKHOLDERS' DEFICIT:
    On January 20, 1995, IntelliLink amended and restated its certificate of incorporation to (i) increase the authorized number of shares of Common Stock, $0.01 par value, from 1,500,000 shares to 9,000,000 shares and (ii) authorize the issuance of up to 6,000,000 shares of convertible preferred stock, $0.01 par value. The authorized shares of convertible preferred stock include 4,000,000 shares designated as

                               INTELLILINK CORP.

NOTE 5 -- STOCKHOLDERS' DEFICIT: (CONTINUED)
Series A convertible preferred stock (the "Series A preferred") and 1,500,000 shares designated as Series B convertible preferred stock (the "Series B preferred"). The remaining authorized shares of convertible preferred stock have not been designated.

    In addition, on January 20, 1995, each share of outstanding Common Stock was converted into ten shares of Series A preferred stock. In connection with the conversion, IntelliLink authorized a ten-for-one stock split for all outstanding Common Stock options and warrants. All Common Stock option and warrant share and per share amounts included in the financial statements have been adjusted to give retroactive effect to the stock split.

CONVERSION

    Each share of Series A and Series B preferred stock is convertible into Common Stock at the option of the holder at a conversion price per share defined in the amended and restated articles of incorporation. In connection with the acquisition of IntelliLink, each share of IntelliLink's Series A and Series B preferred stock outstanding immediately prior to April 30, 1996 was exchanged for shares of Puma Common Stock (Note 10). At December 31, 1995, IntelliLink had reserved a total of 2,215,000 shares of Common Stock for the conversion of the outstanding Series A preferred stock.

DIVIDENDS

    The holders of the Series B preferred stock were entitled to receive, out of any funds legally available, dividends at a rate of 10% of the Series B conversion price, as defined in the amended and restated articles of incorporation, per annum, payable in preference and priority to the payment of any dividends on the Series A preferred stock or Common Stock. Dividends are payable when and if declared by the Board of Directors and are noncumulative. Dividends of $110,000 were declared and paid to the holders of the Series A preferred stock during the year ended December 31, 1995.

WARRANTS

    In January 1995, in connection with the issuance of the 10% convertible subordinated debentures (Note 4), IntelliLink issued warrants for the purchase of 1,449,000 shares of Series B preferred stock. The warrants were issued with an aggregate exercise price of $1,440,000 and expire on January 23, 1998. Upon the acquisition of IntelliLink (Note 10), the warrants were exchanged for warrants to purchase Puma Common Stock. IntelliLink has accounted for the value ascribed to the warrants, totaling $128,000, as a discount on the related debt. Such discount is being amortized as interest expense over the term of the debt. At December 31, 1995, IntelliLink had reserved 1,449,000 shares of Series B preferred stock and 1,449,000 shares of Common Stock for issuance upon exercise of the warrants and conversion of the related preferred stock, respectively.

    On February 1, 1995, IntelliLink issued warrants to a stockholder of IntelliLink for the purchase of 550,000 shares of Series A preferred stock in exchange for consulting services. The warrants are exercisable at a price of $0.001 per share and expire on February 28, 2002. The value of $127,000 ascribed to the warrants was recorded as additional paid-in capital and as a charge to operations for consulting services. In April 1996, these warrants were exercised and exchanged for Puma stock in connection with the acquisition of IntelliLink (Note 10). At December 31, 1995, IntelliLink had reserved 550,000 shares of Series A preferred stock and 550,000 shares of Common Stock for issuance upon exercise of the warrants and conversion of the related preferred stock, respectively.

NOTE 6 -- STOCK OPTIONS:
    The 1992 Incentive Stock Option Plan (the "Plan") provides for the grant of incentive stock options for the purchase of up to an aggregate of 400,000 shares of IntelliLink's Common Stock by employees, directors, and consultants. Incentive stock options may be granted at not less than the fair market value of IntelliLink's Common Stock at the date of the option grant and for a term not to exceed ten years. For

                               INTELLILINK CORP.

NOTE 6 -- STOCK OPTIONS: (CONTINUED)
holders of more than 10% of IntelliLink's total combined voting power of all classes of stock, incentive stock options may be granted at not less than 110% of the fair market value of IntelliLink's Common Stock at the date of the option grant and for a term not to exceed five years. On April 30, 1996, these stock options were converted to options to purchase Puma Common Stock in connection with the acquisition of IntelliLink (Note 10).

    A summary of the Plan activity is as follows:

                                                                                        NUMBER OF    OPTION PRICE
                                                                                         SHARES       PER SHARE
                                                                                       -----------  --------------
Outstanding at December 31, 1992.....................................................      59,000            $0.10
Granted..............................................................................      22,000            $0.88
                                                                                       -----------
Outstanding at December 31, 1993.....................................................      81,000   $   0.10-$0.88
Granted..............................................................................      35,000            $0.88
Exercised............................................................................      (1,000 )          $1.00
Canceled.............................................................................      (2,000 ) $   0.10-$0.88
                                                                                       -----------
Outstanding at December 31, 1994.....................................................     113,000   $   0.10-$0.88
Granted..............................................................................      75,000            $1.00
                                                                                       -----------
Outstanding at December 31, 1995.....................................................     188,000   $   0.10-$1.00
                                                                                       -----------
                                                                                       -----------
Exercisable at December 31, 1995.....................................................      84,000
                                                                                       -----------
                                                                                       -----------

    At December 31, 1995, IntelliLink had 211,000 shares of its Common Stock available for future grant under the Plan and had reserved 399,500 shares of Common Stock for issuance under the Plan.

NOTE 7 -- INCOME TAXES:
    Prior to January 20, 1995, IntelliLink had elected to be taxed as an S corporation for federal income tax reporting purposes as provided in Section 1362 (a) of the Internal Revenue Code. As such, the corporate income or loss and tax credits were passed through to the stockholders and reported in their personal tax returns. In connection with the conversion of Common Stock into Series A preferred stock in January 1995 (Note 5), IntelliLink's election to be treated as an S corporation terminated. As a result, the income or loss of IntelliLink subsequent to January 20, 1995 will be subject to corporate income tax. At the time of conversion IntelliLink recorded a net deferred tax asset of $186,000, comprised primarily of certain accrued expenses that have not been recognized for tax reporting purposes, and a corresponding valuation allowance. No federal or state taxes were provided during the period from January 20, 1995 to December 31, 1995 as a result of losses incurred.

    Deferred tax assets at December 31, 1995 are summarized as follows (in thousands):

Net operating loss carryforwards....................................  $      93
Nondeductible reserves and accrued expenses.........................        463
Depreciation........................................................          1
                                                                      ---------
  Total deferred tax assets.........................................        557
Deferred tax asset valuation allowance..............................       (557)
                                                                      ---------
                                                                      $      --
                                                                      ---------
                                                                      ---------

    IntelliLink has incurred losses since its change to a C Corporation. Management believes that, based on the history of such losses and other factors, the weight of the available evidence indicates that it is more likely than not that IntelliLink will not be able to realize its deferred tax assets and thus, a full valuation reserve has been recorded at December 31, 1995.

                               INTELLILINK CORP.

NOTE 7 -- INCOME TAXES: (CONTINUED)
    As of December 31, 1995, IntelliLink has net operating loss carryforwards of approximately $225,000 which may be used to offset future federal and state taxable income and tax liabilities through 2010. Under the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the annual amount of net operating loss carryforwards that can be utilized to offset future taxable income or tax liability. The acquisition of IntelliLink by Puma in April 1996 created such a change.

NOTE 8 -- INDUSTRY SEGMENT, SIGNIFICANT CUSTOMERS AND EXPORT SALES:
    IntelliLink operates in a single industry segment which is the development, marketing and sale of software products.

    During the year ended December 31, 1993, two customers accounted for 14% and 21% of total revenue, respectively. During the year ended December 31, 1994, three customers accounted for 10%, 13% and 15% of total revenue, respectively. One customer accounted for 16% of total revenue for the year ended December 31, 1995.

    Export sales for the years ended December 31, 1993, 1994 and 1995 were not significant.

NOTE 9 -- LEASING ARRANGEMENTS AND COMMITMENTS:
    IntelliLink leases certain office equipment under a long-term lease agreement that is classified as a capital lease and expires in five years. IntelliLink also has various noncancelable operating leases for office space that expire in various years.

    Future minimum lease payments at December 31, 1995 were as follows (in thousands):

                                                                            CAPITAL     OPERATING
                                                                            LEASES       LEASES
                                                                          -----------  -----------
Fiscal year ending December 31,
  1996..................................................................   $       8    $      80
  1997..................................................................           8           93
  1998..................................................................           8           93
  1999..................................................................           8            4
  2000..................................................................           8           --
                                                                                 ---        -----
  Total minimum lease payments..........................................          40    $     270
                                                                                            -----
                                                                                            -----
  Less: Amount representing interest....................................         (13)
                                                                                 ---
  Present value of future minimum lease payments........................   $      27
                                                                                 ---
                                                                                 ---

    Total rent expense under the operating leases for the years ended December 31, 1993, 1994 and 1995 was $16,000, $32,000 and $35,000, respectively.

NOTE 10 -- SUBSEQUENT EVENT:
    On March 6, 1996, IntelliLink and Puma signed a letter of intent to merge the two companies. In accordance with the terms of the letter of intent and definitive agreement, each share of IntelliLink's preferred and Common Stock issued and outstanding immediately prior to April 30, 1996, the effective date of the merger, was converted into .2495 shares of Puma Common Stock and IntelliLink was merged with the effect that it became a wholly-owned subsidiary of Puma. In connection with the merger, IntelliLink's outstanding working capital installment note payable totaling $100,000 and the 8% convertible subordinated debentures (Note 4) were deemed to have been fully converted or exercised immediately prior to the effective date of the agreement and each resulting share of IntelliLink stock was converted into .2495 shares of Puma Common Stock.

                             PUMA TECHNOLOGY, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

    The following unaudited pro forma combined statement of operations gives effect to the acquisition by Puma Technology, Inc. ("Puma" or the "Company") of IntelliLink Corp. ("IntelliLink") in a transaction accounted for as a purchase. The unaudited pro forma combined statement of operations is based on the individual statements of operations of Puma for the year ended July 31, 1996, appearing elsewhere in this prospectus, and IntelliLink for the period from August 1, 1995 through April 30, 1996. IntelliLink's operating results for the three months ended July 31, 1996 are included in Puma's historical consolidated statement of operations for the year ended July 31, 1996. Adjustments have been made to such information to give effect to the April 30, 1996 acquisition of IntelliLink Corp., as if the acquisition had occurred on August 1, 1995.

    The following unaudited pro forma combined statement of operations is not necessarily indicative of the future results of operations of the Company or the results of operations which would have resulted had the Company and IntelliLink been combined during the period presented. In addition, the pro forma results are not intended to be a projection of future results. The unaudited pro forma combined statement of operations should be read in conjunction with the consolidated financial statements of Puma and subsidiaries and the financial statements of IntelliLink, including the notes thereto, appearing elsewhere in this Prospectus.

                             PUMA TECHNOLOGY, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                            YEAR ENDED JULY 31, 1996
                                                              -----------------------------------------------------
                                                                PUMA     INTELLILINK     PRO FORMA       PRO FORMA
                                                               ACTUAL    ACTUAL (1)   ADJUSTMENTS (2)    COMBINED
                                                              ---------  -----------  ----------------  -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.....................................................  $   7,716   $   1,115    $       --        $   8,831
Cost of revenue.............................................        673         486            --            1,159
                                                              ---------  -----------      -------       -----------
Gross profit................................................      7,043         629            --            7,672
                                                              ---------  -----------      -------       -----------
Operating expenses:
  Research and development..................................      3,107         362            --            3,469
  Selling and marketing.....................................      2,169         488            --            2,657
  General and administrative................................      1,064         385           134(a)         1,583
  In-process research and development.......................      2,680          --        (2,680)(b)           --
                                                              ---------  -----------      -------       -----------
Total operating expenses....................................      9,020       1,235        (2,546)           7,709
                                                              ---------  -----------      -------       -----------
Operating loss..............................................     (1,977)       (606)        2,546              (37)
Interest income (expense), net..............................         85        (149)           --              (64)
                                                              ---------  -----------      -------       -----------
Loss before provision for income taxes......................     (1,892)       (755)        2,546             (101)
Provision for income taxes..................................       (509)         --            --             (509)
                                                              ---------  -----------      -------       -----------
Net loss....................................................  $  (2,401)  $    (755)   $    2,546        $    (610)
                                                              ---------  -----------      -------       -----------
                                                              ---------  -----------      -------       -----------
Pro forma net loss per share (1)............................                                             $   (0.06)
                                                                                                        -----------
                                                                                                        -----------
Share and share equivalents used in pro forma per share
 computation................................................                                                 9,474
                                                                                                        -----------
                                                                                                        -----------

                            See accompanying notes.

                             PUMA TECHNOLOGY, INC.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

NOTE 1 -- BASIS OF PRESENTATION:
    The unaudited pro forma combined statement of operations has been prepared to reflect the acquisition of IntelliLink by Puma, as if the acquisition had occurred on August 1, 1995.

    Puma completed the acquisition of IntelliLink on April 30, 1996 and consequently, Puma's results of operations for the year ended July 31, 1996 include IntelliLink's results of operations for the three months ended July 31, 1996. Accordingly, in preparing the pro forma combined statement of operations, the Company combined its results of operations for the year ended July 31, 1996 with IntelliLink's results of operations for the nine months ended April 30, 1996.

NOTE 2 -- PRO FORMA ADJUSTMENTS:
    Based on an independent appraisal, the total purchase price of $3,483,000 (including $1,207,000 for liabilities assumed) was assigned to the fair value of the net assets acquired, including $327,000 to tangible assets acquired, $2,680,000 to in-process research and development, $120,000 to identified intangible assets and the remaining $356,000 to goodwill.

    The following adjustments were applied to the historical statement of operations to arrive at the pro forma combined statement of operations:

    (a) Reflects the additional amortization expense of $134,000 related to intangible assets resulting from the acquisition of IntelliLink over their estimated useful lives.

    (b) Eliminates the nonrecurring write-off of in-process research and development directly attributable to the acquisition of IntelliLink.

                          [PUMA TECHNOLOGY, INC. LOGO]



                            Making Your Data Mobile



             [Picture of Calendar and picture of woman in office.]



                           Before Leaving the Office
         Puma's software allows users to update their mobile computing devices with the latest contact, calendar and to-do information.



        [Picture of person using notebook computer away from the office and picture of a conversation at the office.]



Away from the Office, users can enter new      At the Same Time, in the office,
  information or make changes on their     colleagues can make additions and changes
        mobile computing devices.             to shared information, often using
                                               different software applications.



[Picture of meeting and close-up of hands on the keyboard of a mobile computing device.]



                               Back at the Office
  Puma's software lets users synchronize the changes at the push of a button.



 Puma's "content-aware" data synchronization capabilities automatically detect data conflicts for easy resolution.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3
The Company...............................................................     4
Risk Factors..............................................................     5
Use of Proceeds...........................................................    13
Dividend Policy...........................................................    13
Capitalization............................................................    14
Dilution..................................................................    15
Selected Consolidated and Pro Forma Combined Financial Data...............    16
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    18
Business..................................................................    27
Management................................................................    37
Certain Transactions......................................................    44
Principal and Selling Stockholders........................................    46
Description of Capital Stock..............................................    48
Shares Eligible for Future Sale...........................................    50
Underwriting..............................................................    52
Legal Matters.............................................................    53
Experts...................................................................    53
Additional Information....................................................    53
Index to Financial Statements.............................................   F-1


UNTIL              , 1996, (25 DAYS FROM THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

          [LOGO]

3,000,000 SHARES

COMMON STOCK

DEUTSCHE MORGAN GRENFELL

ALEX. BROWN & SONS
                          INCORPORATED

PROSPECTUS

       , 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market fee.


                                                                                 TO BE PAID BY
                                                                                  REGISTRANT
                                                                                 -------------
Registration fee...............................................................        11,897
NASD filing fee................................................................         3,950
Nasdaq National Market fee.....................................................        45,429
Blue sky qualification fees and expenses.......................................         8,500
Printing and engraving expenses................................................       120,000
Legal fees and expenses........................................................       250,000
Accounting fees and expenses...................................................       290,000
Transfer agent and registrar fees..............................................        15,000
Miscellaneous..................................................................        55,224
                                                                                 -------------
    Total......................................................................   $   800,000
                                                                                 -------------
                                                                                 -------------



ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.


    Section 145 of the Delaware General Corporation Law ("Delaware Law") permits the indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation (Exhibit 3.2) and Bylaws (Exhibit 3.4) provide that the Registrant shall indemnify its directors, officers, employees, and agents to the full extent permitted by Delaware Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements (Exhibit 10.4) with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    (a) Since August 27, 1993, (inception) Registrant has sold and issued the following unregistered securities:

        (1) Between August 28 and October 30, 1993, Registrant issued 3,045,000 shares of Common Stock to its founders for aggregate cash consideration of $76,125, 542,850 shares of which were repurchased by the Company at the original issuance price per share, or an aggregate of $13,571.

        (2) Between January 31, 1994 and December 2, 1994 Registrant sold an aggregate of 739,668 shares of its Series A Preferred Stock to sophisticated investors for aggregate cash consideration of $739,668.

        (3) Between July 15, 1994 and December 28, 1994, Registrant sold an aggregate of 104,187 Units to sophisticated investors. Each Unit was composed of seven shares of its Series A Preferred Stock and eleven shares of its Series B Preferred Stock. Registrant also issued warrants to purchase 270,000 shares of its Common Stock at an exercise price of $3.00 per share to certain Unit purchasers. Registrant received aggregate cash consideration of $4,167,480.

        (4) On December 2, 1994, in exchange for certain consulting services, Registrant issued 5,000 shares of its Series B Preferred Stock.

        (5) On April 30, 1996, in connection with the acquisition of all of the outstanding securities of IntelliLink Corp. ("IntelliLink"), the Registrant issued to former IntelliLink securityholders (i) 768,962 shares of its Common Stock, (ii) a $850,000 debenture, which bears interest at 7.0% per annum beginning January 1, 1995 as to $600,000 of the principal balance and July 31, 1995 as to the remaining principal balance, and which is convertible into its Common Stock at a rate of $2.766531 per share, and (iii) warrants to purchase 250,243 shares of its Common Stock at an exercise price of $5.60 per share. In addition, the Registrant assumed outstanding options to purchase 98,617 shares of its Common Stock under IntelliLink's 1992 Incentive Stock Option Plan.

        (6) On August 15, 1996, Registrant sold to sophisticated investors an aggregate of 285,715 shares of its Series C Preferred Stock and warrants to purchase 140,000 shares of its Common Stock at an exercise price of $5.50 per share. Registrant received aggregate cash consideration of $1,600,004.


        (7) From March 22, 1994 to October 31, 1996, Registrant issued options to purchase an aggregate of 2,136,915 shares of Common Stock under its Stock Option Plan, of this total 876,793 shares have been exercised, of which 25,980 shares have been repurchased by the Company.


    (b) The issuances of securities described in Item 10(a)(1) through (6) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The issuances of Securities described in Item 10(a)(7) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  ----------------------------------------------------------------------------------
      1.1     Form of Underwriting Agreement (draft dated November 8, 1996).
      2.1     Agreement and Plan of Merger by and between Puma Technology, Inc., a California corporation, and Puma Technology, Inc., a Delaware corporation.
      3.1**   Articles of Incorporation of the Puma Technology, Inc., a California corporation.
      3.2     Certificate of Incorporation of Puma Technology, Inc., a Delaware corporation.
      3.3**   Bylaws of Puma Technology, Inc., a California corporation.
      3.4     Bylaws of Puma Technology, Inc., a Delaware corporation.
      4.1     Specimen Stock Certificate of the Registrant.
      5.1     Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.
     10.1     1993 Stock Option Plan and forms of stock option agreements used thereunder.

  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  ----------------------------------------------------------------------------------
     10.2     Puma Technology, Inc. 1996 Employee Stock Purchase Plan and form of notice of exercise used thereunder.
     10.3**   Lease Agreement dated October 18, 1995, between the Registrant and Photonics
               Corporation.
     10.4**   Form of Indemnity Agreement for directors and officers.
     10.5+**  Software License Agreement dated as of May 30, 1995, between the Registrant and
               Toshiba Corporation.
     10.6+**  Software License Agreement dated as of September 14, 1995, between the Registrant and NEC Technologies, Inc. and Amendment No. 1 thereto dated October 25, 1995 and
               Amendment No. 2 thereto dated January 10, 1996.
     10.7+**  Software License Agreement dated as of May 23, 1995, between the Registrant and
               NEC Corporation and Amendment No. 1 thereto dated February 19, 1996.
     10.8+**  Software License Agreement dated as of May 20, 1996 between the Registrant and NEC
               Corporation.
     10.9**   IntelliLink Corp. 1992 Incentive Stock Option Plan and forms of stock agreements used thereunder.
    10.10**   Agreement and Plan of Merger dated April 30, 1996 among the Registrant,
               IntelliLink Corp. and certain securityholders of IntelliLink Corp.
     11.1     Statement Regarding Computation of Pro Forma Net Loss Per Share.
     21.1**   Subsidiaries of the Registrant.
     23.1     Consent of Independent Accountants.
     23.2     Consent of Independent Accountants.
     23.3     Consent of Gray Cary Ware & Freidenrich, A Professional Corporation (included in
               Exhibit 5.1)
     23.4     Consent of Columbia Financial Advisors, Inc.
     24.1**   Power of Attorney (included on page II-5 hereof).
     27.1**   Financial Data Schedule (filed in EDGAR format only).


---------
*  To be filed by amendment.
** Previously filed.
+  Confidential treatment has been requested for portions of this exhibit.

   (B) FINANCIAL STATEMENT SCHEDULES.
   Schedule II - Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this Offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Amendment No. 2 to Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Palo Alto, County of Santa Clara, State of California, on the 8th day of November, 1996.


                                          PUMA TECHNOLOGY, INC.

                                          By:         /s/ BRADLEY A. ROWE

                                             -----------------------------------
                                                       Bradley A. Rowe
                                                President and Chief Executive
                                                           Officer
                                                (PRINCIPAL EXECUTIVE OFFICER)

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                       TITLE                         DATE
------------------------------------------------------  ---------------------------------  ----------------------

                       /s/ BRADLEY A. ROWE              President, Chief Executive
     -------------------------------------------         Officer and Director                 November 8, 1996
                   Bradley A. Rowe                       (PRINCIPAL EXECUTIVE OFFICER)

                      /s/ STEPHEN A. NICOL*
     -------------------------------------------        Senior Vice President, Sales and      November 8, 1996
                   Stephen A. Nicol                      Director

                                                        Senior Vice President, Finance
                       /s/ M. BRUCE NAKAO*               and Administration and Chief
     -------------------------------------------         Financial Officer (PRINCIPAL         November 8, 1996
                    M. Bruce Nakao                       FINANCIAL AND ACCOUNTING
                                                         OFFICER)

                      /s/ MICHAEL M. CLAIR*
     -------------------------------------------        Chairman of the Board                 November 8, 1996
                   Michael M. Clair

                      /s/ ROBERT D. RUTNER*
     -------------------------------------------        Director                              November 8, 1996
                   Robert D. Rutner

     -------------------------------------------        Director
                    Tyrone F. Pike

*By:

                       /s/ BRADLEY A. ROWE
     -------------------------------------------
                   Bradley A. Rowe,
                   ATTORNEY-IN-FACT

                             PUMA TECHNOLOGY, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                PERIOD/       BALANCE AT     CHARGED TO
                                              YEAR ENDED     BEGINNING OF     COSTS AND                    END OF
                                               JULY 31,      PERIOD/YEAR      EXPENSES     DEDUCTIONS    PERIOD/YEAR
                                             -------------  --------------  -------------  -----------  -------------
Allowance for Doubtful Accounts and Sales
 Returns...................................         1994      $       --      $      --     $      --     $      --
Allowance for Doubtful Accounts and Sales
 Returns...................................         1995      $       --      $      --     $      --     $      --
Allowance for Doubtful Accounts and Sales
 Returns...................................         1996      $       --      $     184     $      --     $     184

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER     DESCRIPTION OF DOCUMENT
------------  -----------------------------------------------------------------------------------
      1.1     Form of Underwriting Agreement (draft dated November 8, 1996).
      2.1     Agreement and Plan of Merger by and between Puma Technology, Inc., a California corporation, and Puma Technology, Inc., a Delaware corporation.
      3.1**   Articles of Incorporation of the Puma Technology, Inc., a California corporation.
      3.2     Certificate of Incorporation of Puma Technology, Inc., a Delaware corporation.
      3.3**   Bylaws of Puma Technology, Inc., a California corporation.
      3.4     Bylaws of Puma Technology, Inc., a Delaware corporation.
      4.1     Specimen Stock Certificate of the Registrant.
      5.1     Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.
     10.1     1993 Stock Option Plan and forms of stock option agreements used thereunder.
     10.2     Puma Technology, Inc. 1996 Employee Stock Purchase Plan and form of notice of exercise used thereunder.
     10.3**   Lease Agreement dated October 18, 1995, between the Registrant and Photonics
               Corporation.
     10.4**   Form of Indemnity Agreement for directors and officers.
     10.5+**  Software License Agreement dated as of May 30, 1995, between the Registrant and
               Toshiba Corporation.
     10.6+**  Software License Agreement dated as of September 14, 1995, between the Registrant and NEC Technologies, Inc. and Amendment No. 1 thereto dated October 25, 1995 and
               Amendment No. 2 thereto dated January 10, 1996.
     10.7+**  Software License Agreement dated as of May 23, 1995, between the Registrant and NEC
               Corporation and Amendment No. 1 thereto dated February 19, 1996.
     10.8+**  Software License Agreement dated as of May 20, 1996 between the Registrant and NEC
               Corporation.
     10.9**   IntelliLink Corp. 1992 Incentive Stock Option Plan and forms of stock agreements used thereunder.
     10.10**  Agreement and Plan of Merger dated April 30, 1996 among the Registrant, IntelliLink
               Corp. and certain securityholders of IntelliLink Corp.
     11.1     Statement Regarding Computation of Pro Forma Net Loss Per Share.
     21.1**   Subsidiaries of the Registrant.
     23.1     Consent of Independent Accountants.
     23.2     Consent of Independent Accountants.
     23.3     Consent of Gray Cary Ware & Freidenrich, A Professional Corporation (included in
               Exhibit 5.1)
     23.4     Consent of Columbia Financial Advisors, Inc.
     24.1**   Power of Attorney (included on page II-5 hereof).
     27.1**   Financial Data Schedule (filed in EDGAR format only).


---------

* To be filed by amendment.
** Previously filed.
+ Confidential treatment has been requested for portions of this exhibit.